Exhibit 10.14

EXECUTION VERSION

TERM LOAN CREDIT AGREEMENT

among

CORTES NP INTERMEDIATE HOLDING II CORPORATION,

CORTES NP ACQUISITION CORPORATION, as the BORROWER,

VARIOUS LENDERS

and

JPMORGAN CHASE BANK, N.A.,

as ADMINISTRATIVE AGENT

Dated as of November 30, 2016

JPMORGAN CHASE BANK, N.A.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as JOINT LEAD ARRANGERS AND BOOKRUNNERS

BMO CAPITAL MARKETS CORP.,

CREDIT SUISSE SECURITIES (USA) LLC

and

HSBC SECURITIES (USA) INC.,

as CO-DOCUMENTATION AGENTS

Page

-i-

-ii-

-iii-

-iv-

SCHEDULE 1.01	Unrestricted Subsidiaries
SCHEDULE 2.01	Commitments
SCHEDULE 2.19(a)	Reverse Dutch Auction Procedures
SCHEDULE 8.12	Real Property
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.19	Labor Matters
SCHEDULE 9.13	Post-Closing Actions
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.04	Existing Indebtedness
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(viii)	Affiliate Transactions

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Term Note
EXHIBIT C	Form of U.S. Tax Compliance Certificate
EXHIBIT D	[Reserved]
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	[Reserved]
EXHIBIT G	Form of Security Agreement
EXHIBIT H	Form of Subsidiaries Guaranty
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption
EXHIBIT L	Form of Incremental Term Loan Commitment Agreement
EXHIBIT M	Form of Intercreditor Agreement

-v-

THIS TERM LOAN CREDIT AGREEMENT, dated as of November 30, 2016, among CORTES NP INTERMEDIATE HOLDING II CORPORATION (“Holdings”), CORTES NP ACQUISITION CORPORATION (the “Borrower”), the Lenders party hereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as the Administrative Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, pursuant to the Acquisition Agreement, (1) Cortes NP Holdings LLC, a Delaware limited liability company (“Topco”), directly or through a subsidiary, will purchase or otherwise acquire from Emerson Electric Co., a Missouri corporation (the “Seller”) and/or its subsidiaries all of the limited partnership interests of ASCO Power Technologies, L.P., a Delaware limited partnership (“ASCO Power”), (2) the Borrower will purchase or otherwise acquire from the Seller and/or its subsidiaries, directly or indirectly, (a) all of the outstanding shares of capital stock of, or other equity interests in, the Transferred Domestic Subsidiaries (as defined in the Acquisition Agreement), other than the equity interests of ASCO Power, listed on Schedule IV of the Acquisition Agreement, (b) all of the outstanding shares of capital stock of, or other equity interests in, the Transferred Foreign Subsidiaries (as defined in the Acquisition Agreement) listed on Schedule V of the Acquisition Agreement and (c) the Transferred Assets (as defined in the Acquisition Agreement), (3) ASCO Power GP LLC, a Delaware limited liability company (“ASCO”), will purchase from the Seller and/or its subsidiaries or otherwise acquire all of the general partnership interests of ASCO Power and (4) Topco (or its applicable purchasing subsidiary) will transfer the equity interests of ASCO to the Borrower (the transactions described in clauses (1), (2), (3) and (4), the “Acquisition”).

WHEREAS, the Borrower has requested that the Lenders make Initial Term Loans under this Agreement, substantially simultaneously with the Acquisition, in the amount of $2,320,000,000, and the Borrower will use the proceeds of such borrowings to fund a portion of the Acquisition.

WHEREAS, the Lenders have indicated their willingness to lend such Initial Term Loans on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Section 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“ABL Credit Agreement” shall mean (i) that certain asset-based revolving credit agreement, as in effect on the Closing Date and as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof (including by reference to the Intercreditor Agreement) and thereof, among Holdings, the Borrower, the other borrowers party thereto, certain lenders party thereto and JPMCB, as the administrative agent, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to refinance (subject to the limitations set forth herein (including by reference to the Intercreditor Agreement)) in whole or in part the Indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent ABL Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“Acquired Business” shall mean all of the outstanding Equity Interests in, the entities comprising the “Network Power” division of the Seller, and all or substantially all of the assets used in the “Network Power” division of the Seller.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of the Borrower, which assets shall, as a result of the respective acquisition, become assets of the Borrower or a Restricted Subsidiary of the Borrower (or assets of a Person who shall be merged with and into the Borrower or a Restricted Subsidiary of the Borrower) or (y) a majority of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary of the Borrower (or shall be merged with and into the Borrower or a Restricted Subsidiary of the Borrower).

“Acquisition” shall have the meaning provided in the recitals hereto.

“Acquisition Agreement” shall mean that certain Transaction Agreement (including the schedules, exhibits and disclosure letters thereto), dated as of July 29, 2016, by and among Cortes NP JV Holdings LLC, a Delaware limited liability company, Topco, the Borrower, ASCO and the Seller.

“Acquisition Agreement Refinancing Indebtedness” shall mean the Transferred Subsidiary Intercompany Debt (as defined in the Acquisition Agreement).

“Acquisition Agreement Representations” shall mean the representations made by the Seller relating to the Acquired Business in the Acquisition Agreement as are material to the interests of the Agents and their Affiliates that are Lenders on the Closing Date, but only to the extent that the Borrower and its Affiliates have the right (taking into account any applicable cure periods) to terminate their obligations (or refuse to consummate the Acquisition) under the Acquisition Agreement or not to close thereunder as a result of the failure of such representations to be true and correct.

“Additional Intercreditor Agreement” shall mean an intercreditor agreement among the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. The Additional Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and reasonably satisfactory to the Administrative Agent and the Borrower.

“Additional Security Documents” shall have the meaning provided in Section 9.12(a).

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean JPMCB, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.

“Advisory Agreement” shall mean that certain Corporate Advisory Services Agreement dated as of November 30, 2016 by and among the Borrower and the Sponsor, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith.

“Agents” shall mean the Administrative Agent, the Collateral Agent, any sub-agent or co-agent of either of the foregoing pursuant to the Credit Documents, the Lead Arrangers and Co-Documentation Agents.

“Agreement” shall mean this Term Loan Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Increased Term Loan Spread” shall mean, with respect to any then outstanding Initial Term Loans at the time of the provision of any new Tranche of Incremental Term Loans pursuant to Section 2.15 which new Tranche is subject to an Effective Yield that is greater than the Effective Yield applicable to such Initial Term Loans by more than 0.50%, the margin per annum (expressed as a percentage) mutually determined by the Administrative Agent and the Borrower in good faith (and notified by the Administrative Agent to the Lenders) as the margin per annum required to cause the Effective Yield applicable to such then existing Initial Term Loans to equal (i) the Effective Yield applicable to such new Tranche of Incremental Term Loans minus (ii) 0.50%. Each mutual determination of the “Applicable Increased Term Loan Spread” by the Administrative Agent and the Borrower shall be conclusive and binding on all Lenders absent manifest error.

“Applicable Margin” shall mean a percentage per annum equal to, in the case of Initial Term Loans maintained as (a) Base Rate Term Loans, 4.00% and (b) LIBO Rate Term Loans, 5.00%.

The Applicable Margins for any Tranche of Incremental Term Loans shall be (i) in the case of Incremental Term Loans added to an existing Tranche, the same as the Applicable Margins for such existing Tranche, and (ii) otherwise, as specified in the applicable Incremental Term Loan Commitment Agreement; provided that on and after the date of such incurrence of any Tranche of Incremental Term Loans which gives rise to a determination of a new Applicable Increased Term Loan Spread, the Applicable Margins for the Initial Term Loans shall be the higher of (x) the Applicable Increased Term Loan Spread for such Type of Initial Term Loans and (y) the Applicable Margin for such Type of Initial Term Loans as otherwise determined above in the absence of this clause (x). The Applicable Margins for any Tranche of Refinancing Term Loans shall be as specified in the applicable Refinancing Term Loan Amendment. The Applicable Margins for any Tranche of Extended Term Loans shall be as specified in the applicable Extension Amendment.

“Applicable Prepayment Percentage” shall mean, at any time, 75%; provided that, if at any time the Consolidated First Lien Net Leverage Ratio as of the last day of the fiscal year for which the Applicable Prepayment Percentage is calculated (as set forth in an officer’s certificate delivered pursuant to Section 9.01(e) for such fiscal year) is (i) less than or equal to 2.75:1.00 but greater than 2.25:1.00, the Applicable Prepayment Percentage shall instead be 50%, (ii) less than or equal to 2.25:1.00 but greater than 1.75:1.00, the Applicable Prepayment Percentage shall instead be 25% and (iii) less than or equal to 1.75:1.00, the Applicable Prepayment Percentage shall instead be 0%.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Lender, (b) an Affiliate of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender.

“ASCO” shall have the meaning provided in the recitals hereto.

“ASCO Power” shall have the meaning provided in the recitals hereto.

“Asset Sale” shall mean any sale, transfer or other disposition of all or any part of the property or assets of by the Borrower or any of its Restricted Subsidiaries, or entry into any Sale-Leaseback Transaction by the Borrower or any of its Restricted Subsidiaries, in each case, pursuant to Sections 10.02(ii), (x) or (xii)(b).

“Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit K (appropriately completed) or such other form as shall be acceptable to the Administrative Agent and the Borrower (such approval by the Borrower not to be unreasonably withheld, delayed or conditioned).

“Auction” shall have the meaning set forth in Section 2.19(a).

“Auction Manager” shall have the meaning set forth in Section 2.19(a).

“Audited Financial Statements” shall have the meaning provided in Section 6.11.

“Available Amount” shall mean, on any date (the “Determination Date”), an amount equal to:

(a) the sum of, without duplication:

•

(A) $75,000,000 plus (B) 50% of the Consolidated Net Income (excluding any gain on Investments made in reliance on the Available Amount), if positive, of the Borrower for the period (taken as one accounting period) from October 1, 2016 to the end of the Borrower’s most recently ended fiscal quarter for which Section 9.01 Financials are available on the Determination Date (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

•

100% of the aggregate net cash proceeds and the fair market value of property other than cash received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of the Equity Interests of the Borrower or any direct or indirect Parent Company (excluding, without duplication, Qualified Preferred Stock, Equity Interests sold to a Restricted Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or a Restricted Subsidiary of the Borrower or to the extent applied to any other basket or exception under this Agreement), or from the issue or sale of Qualified Preferred Stock of the Borrower or debt securities of the Borrower, in each case that have been converted into or exchanged for Equity Interests of the Borrower or any direct or indirect Parent Company (other than Qualified Preferred Stock and convertible or exchangeable Equity Interests or debt securities sold to a Restricted Subsidiary of the Borrower); plus

•

100% of the aggregate amount of cash proceeds and the fair market value of property other than cash received by the Borrower or a Restricted Subsidiary of the Borrower from (A) the sale or disposition (other than to the Borrower or a Restricted Subsidiary of the Borrower) of Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount and from repayments, repurchases and redemptions of such Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or its Restricted Subsidiaries); (B) a return, profit, distribution or similar amounts from an Investment made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Borrower for such period, (C) the sale (other than to the Borrower or any of its Restricted Subsidiaries) of the Equity Interests of an Unrestricted Subsidiary; (D) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of the Borrower for such period; and (E) any Investment that was made after the Closing Date in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary of the Borrower; plus

•

in the event that any Unrestricted Subsidiary of the Borrower designated as such after the Closing Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, in each case after Closing Date, the fair market value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted an Investment not made in reliance on the Available Amount); plus

•	the amount of Declined Proceeds;

minus (b) the sum of:

•

the aggregate amount of the consideration paid by the Borrower and its Restricted Subsidiaries in reliance upon the Available Amount under Section 9.14(a) in connection with Permitted Acquisitions consummated on or after the Closing Date and on or prior to the Determination Date;

•	the aggregate amount of all Dividends made by the Borrower and its Restricted Subsidiaries pursuant to Section 10.03(xiii) on or after the Closing Date and on or prior to the Determination Date;

•

the aggregate amount of all Investments made by the Borrower and its Restricted Subsidiaries pursuant to Section 10.05(xviii) on or after the Closing Date and on or prior to the Determination Date; and

•	the aggregate amount of repayments, repurchases, redemptions or defeasances of Indebtedness pursuant to Section 10.07(a)(i) on or after the Closing Date and on or prior to the Determination Date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Bankruptcy Proceedings” shall have the meaning provided in Section 13.04(f).

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1%, (c) the LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, the LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day and (d) 2.00%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Rate, respectively.

“Base Rate Term Loan” shall mean each Term Loan which is designated or deemed designated as a Term Loan bearing interest at the Base Rate by the Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of the same Type of Term Loan pursuant to a single Tranche by the Borrower from all the Lenders having Commitments with respect to such Tranche on a given date (or resulting from a conversion or conversions on such date), having, in the case of LIBO Rate Term Loans, the same Interest Period; provided that any Incremental Term Loans incurred pursuant to Section 2.01(b) shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans (if any) to which such Incremental Term Loans are added pursuant to, and in accordance with the requirements of, Section 2.15(c).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBO Rate Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by any Person other than a Credit Party or any of its Restricted Subsidiaries and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (v) property, plant and equipment taken in settlement of accounts.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Cash Equivalents” shall mean:

(i) U.S. Dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii) readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(iii) marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(iv) securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), in such case having maturities of not more than twelve months from the date of acquisition;

(v) certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;

(vi) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twenty-four months after the date of acquisition;

(viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition; and

(ix) Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s or A by S&P, maturing within twenty-four months after the date of acquisition.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such applicable date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to occur if:

(a) at any time prior to an Initial Public Offering, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) at any time on and after an Initial Public Offering, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (y) any combination of Permitted Holders and (z) any one or more direct or indirect parent companies of Holdings in which the Sponsor, directly or indirectly, owns the largest percentage of such parent company’s voting Equity Interests and in which no other person or “group” directly or indirectly owns or controls (by ownership, control or otherwise) more voting Equity Interests of such parent company than the Sponsor, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Relevant Public Company and the Permitted Holders shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of the Relevant Public Company;

(c) a “change of control” (or similar event) shall occur under (I) the ABL Credit Agreement, (II) the Senior Notes Indenture and (III) the definitive agreements pursuant to which any Refinancing Notes or Indebtedness permitted under Section 10.04(xxvii) or (xxix) was issued or incurred, in each case of this subclause (III) with an aggregate outstanding principal amount in respect of such series of Refinancing Notes or other Indebtedness in excess of the Threshold Amount; or

(d) Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower (other than in connection with or after an Initial Public Offering).

“Claim” shall have the meaning provided in Section 13.04(g).

“Closing Date” shall mean November 30, 2016.

“Closing Date Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the Acquisition Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall mean, collectively, each Person identified on the cover of this Agreement as such, in its capacity as such.

“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Documents), including, without limitation, all “Collateral” as described in the Security Agreement and all Mortgaged Properties.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Creditors pursuant to the Security Documents.

“Commitment” shall mean any of the commitments of any Lender, whether an Initial Term Loan Commitment, Refinancing Term Loan Commitment or an Incremental Term Loan Commitment of such Lender.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of the Borrower and its Restricted Subsidiaries at such time (other than cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans to third parties that are permitted under this Agreement, pension assets, deferred bank fees and derivative financial instruments).

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries at such time (other than the current portion of any Indebtedness under this Agreement, the current portion of any other long-term Indebtedness which would otherwise be included therein, accruals of Interest Expense (excluding Interest Expense that is due and unpaid), accruals for current or deferred Taxes based on income or profits, accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated EBITDA and the current portion of pension liabilities).

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with U.S. GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, Consolidated Net Income of such Person for such period; plus (without duplication):

(i) provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, franchise taxes and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii) Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(iii) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(iv) any other consolidated non-cash charges of such Person and its Restricted Subsidiaries for such period, to the extent that such consolidated non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(v) any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(vi) (a) the Specified Permitted Adjustment and (b) any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income) and, in the case of this clause (b), subject to the “Cost Savings Cap” (as defined in the definition of “Pro Forma Cost Savings”); plus

(vii) losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(viii) the amount of fees and expenses incurred by such Person pursuant (a) to the Advisory Agreement as in effect on the Closing Date during such period or pursuant to any amendment, modification or supplement thereto or replacement thereof, so long as the Advisory Agreement, as so amended, modified, supplemented or replaced, taken as a whole, is otherwise permitted hereunder and (b) Section 10.06(xii) hereunder; plus

(ix) any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(x) any fees and expenses related to a Qualified Securitization Transaction (as defined in the Senior Notes Indenture), to the extent such fees and expenses are included in computing Consolidated Net Income; plus

(xi) the amount of loss on sales of receivables and related assets to a Securitization Entity (as defined in the Senior Notes Indenture) in connection with a Qualified Securitization Transaction (as defined in the Senior Notes Indenture), to the extent included in computing Consolidated Net Income; minus

(xii) the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(xiii) any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(xiv) non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with U.S. GAAP.

“Consolidated First Lien Net Leverage Ratio” shall mean, at any time, the ratio of (i) Consolidated First Lien Secured Debt at such time to (ii) Consolidated EBITDA for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered. If the Consolidated First Lien Net Leverage Ratio is being determined for a given Test Period, Consolidated First Lien Secured Debt shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such period.

“Consolidated First Lien Secured Debt” shall mean, at any time, (i) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries, less (ii) the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries at such time that is secured solely by a Lien on the assets of the Borrower and its Restricted Subsidiaries that is junior to the Lien securing the Obligations (provided that, other than for purposes of determining the Applicable Prepayment Percentage, any Indebtedness being incurred under Section 10.04(xxvii) and all previously incurred Indebtedness outstanding pursuant to Section 10.04(xxvii) shall be deemed to be secured by a Lien on the assets of the Borrower and its Restricted Subsidiaries that is pari passu to the Lien securing the Obligations for purposes of this definition), less (iii) the aggregate amount of (a) unrestricted cash and Cash Equivalents and (b) cash and Cash Equivalents restricted solely in favor of or pursuant to the ABL Credit Agreement and the credit documents related thereto, any Credit Document, any Permitted Pari Passu Notes Documents, any Refinancing Note Documents or Refinancing Term Loan Amendment in respect of Refinancing Notes or Refinancing Term Loans that rank pari passu with the Term Loans and any Permitted Junior Debt Documents (to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis), in each case, calculated on a Pro Forma Basis.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries, (ii) all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clause (i)(A) of the definition of “Indebtedness” and (iii) all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with U.S. GAAP and calculated on a Pro Forma Basis; provided that Consolidated Indebtedness shall not include Indebtedness in respect of any Senior Notes, Refinancing Notes or Permitted Notes that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07(a).

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:

(i) any after-tax effect of all extraordinary, nonrecurring or unusual gains or losses or income or expenses (including related to the Transaction) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(ii) any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any equity issuance, Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under this Agreement, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transaction), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(iii) the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(iv) the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;

(v) solely for the purpose of determining the amount available under clause (a)(i)(B) of the definition of Available Amount, the net income (but not loss) of any Restricted Subsidiary (other than any Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;

(vi) the cumulative effect of any change in accounting principles will be excluded;

(vii) (a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Borrower or a Restricted Subsidiary of the Borrower, will be excluded;

(viii) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of U.S. GAAP and the amortization of intangibles arising from the application of U.S. GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(ix) any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(x) any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with the Transaction or any other acquisition prior to or following the Closing Date will be excluded;

(xi) an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(xii) unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of U.S. GAAP, including pursuant to ASC 830, Foreign Currency Matters, (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(xiii) any net gain or loss in connection with the early extinguishment of Indebtedness or obligations under Interest Rate Protection Agreements or Other Hedging Agreements (including of ASC 815, Derivatives and Hedging) will be excluded;

(xiv) the amount of any restructuring, business optimization, acquisition and integration costs and charges (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, contract termination costs, including future lease commitments, costs related to the start-up, closure or relocation or consolidation of facilities and costs to relocate employees) will be excluded; and

(xv) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transaction in accordance with U.S. GAAP will be excluded.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Net Leverage Ratio” shall mean, at any time, the ratio of (x) Consolidated Indebtedness at such time, less the aggregate amount of (a) unrestricted cash and Cash Equivalents and (b) cash and Cash Equivalents restricted solely in favor of or pursuant to the ABL Credit Agreement and the credit documents related thereto, any Credit Document, any Permitted Pari Passu Notes Documents, any Refinancing Note Documents or Refinancing Term Loan Amendment in respect of Refinancing Notes or Refinancing Term Loans that rank pari passu with the Term Loans and any Permitted Junior Debt Documents (to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis) to (y) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period then most recently ended for which Section 9.01 Financials were required to have been delivered. If the Consolidated Total Net Leverage Ratio is being determined for a given Test Period, Consolidated Indebtedness shall be measured on the last day of such Test Period, with Consolidated EBITDA being determined for such Test Period.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contract Consideration” shall have the meaning provided to such term in the definition of “Excess Cash Flow.”

“Cost Savings Cap” shall have the meaning provided to such term in the definition of “Pro Forma Cost Savings.”

“Credit Agreement Party Guaranty” shall mean the guaranty of Holdings pursuant to Section 14.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Subsidiaries Guaranty, each Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement, any Pari Passu Intercreditor Agreement, each Incremental Term Loan Commitment Agreement, each Refinancing Term Loan Amendment and each Extension Amendment.

“Credit Event” shall mean the making of any Term Loan.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor (other than Holdings, the Borrower and its Restricted Subsidiaries) that invests in commercial bank loans in the ordinary course of business at the time of the relevant sale or assignment thereto pursuant to Section 2.21 and so long as the individuals who are employees, officers or directors of the Sponsor and who are primarily responsible for the advisement or management of such Affiliate do not include any individual who is primarily responsible for the advisement or management of Holdings or the Borrower and its Restricted Subsidiaries, and the individuals who are employees, officers or directors of the Sponsor and who are primarily responsible for the advisement and management of Holdings or the Borrower and its Restricted Subsidiaries do not have the right to direct the credit decisions of such Affiliate.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning assigned to such term in Section 5.02(k).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of (A) a proceeding under any Debtor Relief Law (other than via an Undisclosed Administration) or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Interest Rate Protection Agreement” shall mean each Interest Rate Protection Agreement and Other Hedging Agreements entered into by the Borrower or any of its Restricted Subsidiaries with a Guaranteed Creditor secured by the Security Documents. It is hereby understood that an Interest Rate Protection Agreement may not be a Designated Interest Rate Protection Agreement to the extent it is similarly treated as such under the ABL Credit Agreement. Notwithstanding the foregoing, in no event shall any agreement evidencing any Excluded Swap Obligation with respect to a Subsidiary Guarantor constitute a Designated Interest Rate Protection Agreement with respect to such Subsidiary Guarantor.

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Treasury Services Agreement” shall mean each Treasury Services Agreement entered into by the Borrower or any of its Restricted Subsidiaries with a Guaranteed Creditor secured by the Security Documents. It is hereby understood that a Treasury Services Agreement may not be a Designated Treasury Services Agreement to the extent it is similarly treated as such under the ABL Credit Agreement.

“Determination Date” shall have the meaning provided in the definition of the term “Available Amount”.

“Disqualified Lender” shall mean (a) competitors of the Acquired Business and its subsidiaries, and any person controlling any such competitor, in each case identified in writing by the Borrower to the Administrative Agent at any time (at any time when JPMCB is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com), (b) institutions previously designated in writing by the Borrower to the Administrative Agent on or prior to July 29, 2016, as supplemented on September 15, 2016 by notice to the Administrative Agent and (c) any affiliates of any such competitors, controlling persons or institutions reasonably identifiable as affiliates solely on the basis of their names (other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clause (a) above but not of institutions described in clause (b) above) or identified by the Borrower in writing to the Administrative Agent at any time (at any time when JPMCB is serving as Administrative Agent, by e-mail to JPMDQ_Contact@jpmorgan.com) (it being understood that any update pursuant to clause (a) or clause (c) above shall not become effective until the third business day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively or to any entity that is party to a pending trade as of the date of such notice).

“Disqualified Stock” shall mean, with respect to any Person, any capital stock of such Person other than common Equity Interests or Qualified Preferred Stock of such Person.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other payment or delivery of property (other than common equity of such Person) to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Term Loan or other Indebtedness, the effective yield on such Term Loan or other Indebtedness as mutually determined by the Administrative Agent and the Borrower in good faith, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Term Loan or other Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to lenders providing such Term Loan or other Indebtedness, but excluding any arrangement, structuring, commitment, underwriting or other fees payable in connection therewith that are not generally shared with the relevant lenders and customary consent fees paid generally to consenting lenders. Each mutual determination of the “Effective Yield” by the Administrative Agent and the Borrower shall be conclusive and binding on all Lenders absent manifest error.

“Eligible Transferee” shall mean and include any existing Lender, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (i) any natural person, (ii) any Disqualified Lender and (iii) except to the extent provided in Sections 2.19, 2.20, 2.21 and 13.04(d) and (g), the Sponsor, Holdings, the Borrower and their respective Subsidiaries and Affiliates (other than Debt Fund Affiliates).

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.

“Environmental Law” shall mean any federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding guideline and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, occupational health or Hazardous Materials.

“Equity Financing” shall have the meaning set forth in Section 6.05(b).

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor Section thereof.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or a Restricted Subsidiary of the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by the Borrower, a Restricted Subsidiary of the Borrower, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of the Borrower, a Restricted Subsidiary of the Borrower, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the receipt by the Borrower, a Restricted Subsidiary of the Borrower, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (g) the receipt by the Borrower, a Restricted Subsidiary of the Borrower, or an ERISA Affiliate of any written notice concerning statutory liability arising from the withdrawal or partial withdrawal of the Borrower, a Restricted Subsidiary of the Borrower, or an ERISA Affiliate from a Multiemployer Plan or a written determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which the Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any Restricted Subsidiary could reasonably be expected to have liability, (i) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (j) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (k) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (l) the receipt by the Borrower, a Restricted Subsidiary of the Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA, or (m) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such decrease in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or dispositions of any Person by the Borrower and/or the Restricted Subsidiaries during such period), minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Restricted Subsidiaries during such period to the extent financed with Internally Generated Cash, (ii) without duplication of amounts deducted pursuant to clause (iii) below, the aggregate amount of all cash payments made in respect of all Permitted Acquisitions and other Investments (excluding Investments in Cash Equivalents or in the Borrower or a Person that, prior to and immediately following the making of such Investment, was and remains a Restricted Subsidiary) permitted under Section 10.05 made by the Borrower and its Restricted Subsidiaries during such period, in each case to the extent financed with Internally Generated Cash, (iii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (iv) Dividends made in cash during such fiscal year to the extent otherwise permitted by Section 10.03(iii), (vii), (viii), (ix) or (x), to the extent paid for with Internally Generated Cash, (v) (A) the aggregate amount of Scheduled Repayments and other permanent principal payments of Indebtedness of the Borrower and its Restricted Subsidiaries during such period (other than (x) voluntary prepayments of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) that rank pari passu with the Term Loans, (y) prepayments of revolving loans under the ABL Credit Agreement or any other revolving credit facility secured by a Lien on the Collateral ranking pari passu with the Lien on the Collateral securing the ABL Credit Agreement or senior or pari passu with the Lien on the Collateral securing the Indebtedness hereunder and (z) prepayments of any other revolving credit facility except to the extent accompanied by a permanent reduction in commitments therefor) in each case to the extent paid for with Internally Generated Cash and (B) prepayments and repayments of Term Loans pursuant to Sections 5.02(d) or 5.02(f) to the extent the Asset Sale or Recovery Event giving rise to such prepayment or repayment resulted in an increase to Consolidated Net Income (but not in excess of the amount of such increase), (vi) the portion of Transaction Costs and other transaction costs and expenses related to items (i)-(v) above paid in cash during such fiscal year not deducted in determining Consolidated Net Income, (vii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such increase in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or disposition of any Person by the Borrower and/or the Restricted Subsidiaries during such period), (viii) cash payments in respect of non-current liabilities (other than Indebtedness) to the extent made with Internally Generated Cash, (ix) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees, taxes, rent and pension and other retirement benefits) to the extent such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid with Internally Generated Cash during such period that are required to be made in connection with any prepayment of Indebtedness, (xi) Dividends made pursuant to clause (vi), (xiii) or, to the extent used to service Indebtedness of any Parent Company, clause (xv) of Section 10.03, and (xii) all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period).

“Excess Cash Flow Payment Date” shall mean the date occurring 10 Business Days after the date on which the Borrower’s annual audited financial statements are required to be delivered pursuant to Section 9.01(b) (commencing with respect to the fiscal year ending September 30, 2018).

“Excess Cash Flow Payment Period” shall mean, with respect to any Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrower.

“Excluded Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” shall mean any Subsidiary of the Borrower that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) not a Wholly-Owned Subsidiary of the Borrower or one or more of its Wholly-Owned Restricted Subsidiaries, (e) an Immaterial Subsidiary, (f) established or created pursuant to Section 10.05(xi) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period prior to such acquisition, (g) prohibited by applicable law, rule or regulation from guaranteeing the facilities under this Agreement, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee, in each case, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (h) prohibited from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (i) a Subsidiary with respect to which a guarantee by it of the Obligations would result in a material adverse tax consequence to Holdings, the Borrower and the Restricted Subsidiaries, as reasonably determined in good faith by the Borrower, (j) a not-for-profit Subsidiary or a Subsidiary regulated as an insurance company, (k) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, and (l) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary; provided that, notwithstanding the above, the Borrower may designate any Subsidiary that would otherwise constitute an “Excluded Subsidiary” hereunder as a “Subsidiary Guarantor” and cause such Subsidiary to execute the Subsidiaries Guaranty as a “Subsidiary Guarantor” (and from and after the execution of the Subsidiaries Guaranty, such Subsidiary shall no longer constitute an “Excluded Subsidiary” unless released from its obligations under the Subsidiaries Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof) so long as, to the extent such Subsidiary is organized in a jurisdiction other than the U.S., such jurisdiction shall be reasonably acceptable to the Administrative Agent and such Subsidiary shall grant a perfected lien on substantially all of its assets to the Collateral Agent for the benefit of the Secured Creditors, pursuant to arrangements reasonably agreed between the Administrative Agent and the Borrower and subject to customary limitations in such jurisdiction to be reasonably agreed to between the Administrative Agent and the Borrower.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) income Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of income Taxes, either pursuant to the laws of the jurisdiction in which such recipient is organized or in which the principal office or applicable lending office of such recipient is located (or any political subdivision thereof) or as a result of any other present or former connection between it and the jurisdiction imposing such Tax (other than a connection arising from such Administrative Agent, Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.13), any U.S. federal withholding Tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 5.04(a) or (ii) is attributable to such recipient’s failure to comply with Section 5.04(b) or Section 5.04(c), (d) any Taxes imposed under FATCA and (e) U.S. federal backup withholding Taxes pursuant to Code Section 3406.

“Existing Term Loan Tranche” shall have the meaning provided in Section 2.14(a).

“Extended Term Loan Maturity Date” shall mean, with respect to any Tranche of Extended Term Loans, the date specified as such in the applicable Extension Amendment.

“Extended Term Loans” shall have the meaning provided in Section 2.14(a).

“Extending Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“Extension” shall mean any establishment of Extended Term Loans pursuant to Section 2.14 and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning provided in Section 2.14(d).

“Extension Election” shall have the meaning provided in Section 2.14(c).

“Extension Request” shall have the meaning provided in Section 2.14(a).

“Extension Series” shall have the meaning provided in Section 2.14(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the date of this Agreement (or any such amended or successor version), any intergovernmental agreements between a non-U.S. jurisdiction and the United States with respect to any of the foregoing and any Requirement of Law adopted and any agreements entered into pursuant to any such intergovernmental agreement.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Statements Date” shall have the meaning provided in Section 6.11.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capitalized Lease Obligations, and the net of the effect of all payments made or received pursuant to Interest Rate Protection Agreements (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Interest Rate Protection Agreements or other derivatives pursuant to U.S. GAAP) and excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Borrower’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges (including any interest expense) relating to any Securitization Transaction (as defined in the Senior Notes Indenture); provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with U.S. GAAP; minus

(4) the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iv) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Asset Sale” shall have the meaning provided in Section 5.02(j).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Recovery Event” shall have the meaning provided in Section 5.02(j).

“Foreign Subsidiaries” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FSHCO” shall mean any Domestic Subsidiary that is a disregarded entity that has no material assets other than Equity Interests in one or more Foreign Subsidiaries.

“Governmental Authority” shall mean the government of the United States of America, any other, supranational authority or nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include (x) each of the Lender Creditors and (y) any Person that was the Administrative Agent, any Lender and any Affiliate of the Administrative Agent or any Lender (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender under this Agreement for any reason) at the time of entry into a particular Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement.

“Guaranteed Obligations” shall have the meaning provided in Section 14.01.

“Guarantor” shall mean and include Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean and include each of the Credit Agreement Party Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,”

“hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance regulated under any Environmental Law.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary of the Borrower that, as of the date of the most recent financial statements required to be delivered pursuant to Section 9.01(a) or (b), does not have, when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 2.0% of Consolidated Total Assets; or (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 2.0% of the combined revenues of the Borrower and the Restricted Subsidiaries for such period.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “LIBO Rate.”

“Incremental Term Loan” shall have the meaning provided in Section 2.01(b).

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Incremental Term Loan, each date on which Incremental Term Loans are incurred pursuant to Section 2.01(b), which date shall be the date of the effectiveness of the respective Incremental Term Loan Commitment Agreement pursuant to which such Incremental Term Loans are to be made.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.15 on a given Incremental Term Loan Borrowing Date, in such amount as agreed to by such Lender in the Incremental Term Loan Commitment Agreement delivered pursuant to Section 2.15, as the same may be terminated pursuant to Sections 4.02 and/or 11.

“Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement in the form of Exhibit L (appropriately completed and with such modifications (not inconsistent with Section 2.15 or the other relevant provisions of this Agreement) as may be reasonably satisfactory to the Borrower and the Administrative Agent) executed in accordance with Section 2.15.

“Incremental Term Loan Commitment Requirements” shall mean, with respect to any provision of an Incremental Term Loan Commitment on a given Incremental Term Loan Borrowing Date, the satisfaction of each of the following conditions: (a) no Event of Default then exists or would result therefrom (provided, that with respect to any Incremental Term Loan Commitment requested with respect to any Limited Condition Acquisition, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05 (it being understood that the Lenders providing such Incremental Term Loan Commitment may impose as a condition to funding any Incremental Term Loan Commitment the absence of any additional Events of Default, which may be waived at the discretion of such Lenders providing such Incremental Term Loan Commitment); (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Incremental Term Loan Borrowing Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date) (provided, that with respect to any Incremental Term Loan Commitment requested with respect to any Limited Condition Acquisition, such requirement shall be limited to the making and truth and correctness of the Specified Representations (it being understood that the Lenders providing such Incremental Term Loan Commitment may impose as a condition to funding any Incremental Term Loan Commitment the making and truth and correctness of additional representations and warranties contained herein and in the other Credit Documents, which may be waived at the discretion of such Lenders providing such Incremental Term Loan Commitment); (c) the delivery by the relevant Credit Parties of such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Administrative Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Term Loan Commitments are secured by, and entitled to the benefits of, the relevant Security Documents, and each of the Lenders hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications or supplements and (d) the delivery by the Borrower to the Administrative Agent of an officer’s certificate executed by a Responsible Officer certifying as to compliance with preceding clauses (a) and (b).

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.15(b).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement, any Treasury Services Agreement or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person or (b) earn-outs and contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or contingent payment becomes fixed and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean Taxes other than (i) Excluded Taxes and (ii) Other Taxes.

“Independent Assets or Operations” means, with respect to any Parent Company, that such Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in the Borrower and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 3.0% of such Parent Company’s corresponding consolidated amount.

“Initial Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the Incremental Term Loan Commitment Agreement relating thereto; provided that the initial final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Initial Maturity Date for Initial Term Loans” shall mean the date that is seven years after the Closing Date, or if such date is not a Business Day, the next preceding Business Day.

“Initial Public Offering” shall mean the issuance by any Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 or S-4) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, as amended.

“Initial Term Loan” shall mean the Term Loans made on the Closing Date pursuant to Section 2.01(a).

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.02 and/or 11.

“Initial Tranche” shall have the meaning provided in the definition of the term “Tranche”.

“Intellectual Property” shall have the meaning provided in Section 8.20.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement in the form of Exhibit M, dated as of the Closing Date, by and among the Collateral Agent and JPMCB, as collateral agent under the ABL Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms thereof.

“Interest Determination Date” shall mean, with respect to any LIBO Rate Term Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBO Rate Term Loan.

“Interest Expense” shall mean the aggregate consolidated interest expense (net of interest income) of the Borrower and its Restricted Subsidiaries in respect of Indebtedness determined on a consolidated basis in accordance with U.S. GAAP, including amortization or original issue discount on any Indebtedness and amortization of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligations, and, to the extent not included in such interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities.

“Interest Payment Date” shall mean (a) with respect to any Base Rate Term Loan, the last day of each March, June, September and December and (b) with respect to any LIBO Rate Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Internally Generated Cash” shall mean cash generated from the Borrower and its Restricted Subsidiaries’ operations or borrowings under the ABL Credit Agreement and not representing (i) a reinvestment by the Borrower or any Restricted Subsidiaries of the Net Sale Proceeds of any Asset Sale or Net Insurance Proceeds of any Recovery Event, (ii) the proceeds of any issuance of any Equity Interests or any Indebtedness of the Borrower or any Restricted Subsidiary or (iii) any credit received by the Borrower or any Restricted Subsidiary with respect to any trade-in of property for substantially similar property or any “like kind exchange” of assets.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” shall have the meaning provided in Section 10.05.

“JPMCB” shall have the meaning provided in the first paragraph of this Agreement.

“Junior Representative” shall mean, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Latest Maturity Date” shall mean, at any time, the latest Maturity Date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” shall have the meaning provided in Section 1.03.

“LCT Test Date” shall have the meaning provided in Section 1.03.

“Lead Arrangers” shall mean JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., in their capacities as joint lead arrangers and bookrunners for this Agreement.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.15, 2.18 or 13.04(b).

“Lender Creditor” shall have the meaning provided in Section 14.01.

“LIBO Rate” shall mean, with respect to any LIBO Rate Term Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for the purposes of this Agreement; provided, further, that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“LIBO Rate Term Loan” shall mean each Term Loan which is designated as a Term Loan bearing interest at the LIBO Rate by the Borrower at the time of the incurrence thereof or conversion thereto.

“LIBO Screen Rate” shall have the meaning assigned to such term in the definition of “LIBO Rate.”

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Limited Condition Acquisition” shall mean any acquisition (including by way of merger) or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” shall mean any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness), the making of any Dividend and/or the making of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a).

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Location” of any Person shall mean such Person’s “location” as determined pursuant to Section 9-307 of the Uniform Commercial Code of the State of New York.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (ii) a material and adverse effect on the rights and remedies of the Administrative Agent and Lenders, taken as a whole, under the Credit Documents or (iii) a material and adverse effect on the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents.

“Material Real Property” shall mean each parcel of Real Property that is acquired after the Closing Date and owned in fee by any Credit Party that (together with any other parcels constituting a single site or operating property) has a fair market value (as determined by the Borrower in good faith) of at least $15,000,000.

“Maturity Date” shall mean (a) with respect to any Initial Term Loans that have not been extended pursuant to Section 2.14, the Initial Maturity Date for Initial Term Loans, (b) with respect to any Incremental Term Loans that have not been extended pursuant to Section 2.14, the Initial Incremental Term Loan Maturity Date applicable thereto and (c) with respect to any Tranche of Extended Term Loans, the Extended Term Loan Maturity Date applicable thereto. For the avoidance of doubt, the parties understand that no waiver of any Default, Event of Default or mandatory prepayment shall constitute an extension of the Maturity Date.

“Minimum Borrowing Amount” shall mean $1,000,000.

“Minimum Equity Percentage” shall have the meaning assigned to such term in Section 6.05(b).

“Minimum Purchase Condition” shall have the meaning assigned to such term in Section 2.19(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, debenture, leasehold mortgage, deed of trust, deed of immovable hypothec, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Mortgaged Property” shall mean any Material Real Property of the Borrower or any of its Restricted Subsidiaries which is required to be encumbered by a Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which the Borrower or a Restricted Subsidiary of the Borrower has any obligation or liability, including on account of an ERISA Affiliate.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, an amount in cash equal to the gross cash proceeds received by the respective Person from such incurrence, net of underwriting discounts, commissions, fees and other costs of, and expenses associated with, such incurrence.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, an amount in cash equal to the gross cash proceeds received by the respective Person in connection with such Recovery Event, net of (i) costs of, and expenses associated with, such Recovery Event (including any costs incurred by the Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of the Borrower or such Restricted Subsidiary in respect thereof), (ii) any taxes paid or payable as a result of such Recovery Event (including the Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Recovery Event, including pursuant to tax sharing arrangements or any tax distributions), (iii) required payments of any Indebtedness or other obligations (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were the subject of such Recovery Event or would be in default under the terms thereof as a result of such theft, loss, physical destruction, damage, taking or similar event underlying such Recovery Event and (iv) to the extent such Recovery Event involves any theft, loss, physical destruction, damage, taking or similar event with respect to Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, the portion of the Available Amount so utilized in connection with such initial Investment.

“Net Sale Proceeds” shall mean, with respect to any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale), an amount in cash equal to the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) costs of, and expenses associated with, such Asset Sale (including fees and commissions), (ii) any taxes paid or payable as a result of such Asset Sale (including the Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Asset Sale, including pursuant to tax sharing arrangements or any tax distributions), (iii) payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness or other obligations (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were sold or would be in default under the terms thereof as a result of such Asset Sale), (iv) amounts provided as a reserve in accordance with U.S. GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve to the Borrower or any of its Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds), (v) cash escrows from the sale price for such Asset Sale (provided that to the extent and at the time any such amounts are released from escrow to the Borrower or any of its Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds) and (vi) to the extent such Asset Sale involves any disposition of Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, the portion of the Available Amount so utilized in connection with such initial Investment.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall mean each Term Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06(a).

“Notice Office” shall mean JPMorgan Loan Services, 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, DE 19713, Attention of Loan and Agency Services Group (Fax No. 1 (302) 634-3301).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean (x) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance by any Credit Party of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person by any Credit Party arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest (including interest, fees and other amounts accruing during any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) on the Term Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument and (y) liabilities and indebtedness of the Borrower or any of its Restricted Subsidiaries owing under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement (with respect to any Subsidiary Guarantor, other than any Excluded Swap Obligation of such Subsidiary Guarantor) entered into by the Borrower or any of its Restricted Subsidiaries, whether now in existence or hereafter arising. Notwithstanding anything to the contrary contained above, (x) obligations of any Credit Party under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Open Market Purchase” shall have the meaning provided in Section 2.20(a).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13) that are imposed as a result of any present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight LIBO Rate borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Company” shall mean any direct or indirect parent company of the Borrower (other than the Sponsor).

“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Pari Passu Representatives for holders of Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof) providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be pari passu with such Liens in favor of the Pari Passu Representatives (for the benefit of the holders of Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof)), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. The Pari Passu Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

“Pari Passu Representative” shall mean, with respect to any series of Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof), the trustee, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof) are issued and each of their successors in such capacities.

“Participant” shall have the meaning provided in Section 13.04(c).

“Participant Register” shall have the meaning provided in Section 13.04(c).

“Patriot Act” shall have the meaning provided in Section 13.16.

“Payment Office” shall mean the office of the Administrative Agent located at 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, DE 19713, Attention of Loan and Agency Services Group, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall have the meaning provided in the Security Agreement.

“Permitted Acquisition” shall mean the acquisition by the Borrower or any of its Restricted Subsidiaries of an Acquired Entity or Business; provided that (i) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (ii) all applicable requirements of Section 9.14 are satisfied.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) the Sponsor, (ii) any Related Party of the Sponsor and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group”, such Persons specified in clauses (i) or (ii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Borrower or any of its direct or indirect parent entities held by such “group”.

“Permitted Investment” shall have the meaning provided in Section 10.05.

“Permitted Junior Debt” shall mean and include (i) any Permitted Junior Notes and (ii) any Permitted Junior Loans.

“Permitted Junior Debt Documents” shall mean and include the Permitted Junior Notes Documents and the Permitted Junior Loan Documents.

“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Loans” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary in the form of unsecured or secured loans; provided that (i) except as provided in clause (v) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of the Borrower or any of its Subsidiaries, (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than Holdings, the Borrower or a Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity (excluding for this purpose, customary interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause), in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, (iv) any “asset sale” mandatory prepayment provision included in the agreement governing such Indebtedness, to the extent incurred by any Credit Party, shall provide that the Borrower or the respective Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement before prepaying or offering to prepay such Indebtedness, (v) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities and otherwise reasonably satisfactory to the Administrative Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of the Borrower or any other Credit Party, then Holdings, the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered the Additional Intercreditor Agreement and (vi) to the extent incurred by any Credit Party, the covenants and events of default, taken as a whole, shall be no more onerous in any material respect than the related provisions contained in this Agreement; provided that (w) any such terms may be more onerous to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred, and (x) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants, the Borrower shall have offered in good faith to enter into an amendment to this Agreement to add any such financial covenants as are not then contained in this Agreement (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary in the form of notes and incurred pursuant to one or more issuances of such notes; provided that (i) except as provided in clause (vii) below, no such Indebtedness, to the extent incurred by any Credit Party, shall be secured by any asset of the Borrower or any of its Subsidiaries, (ii) no such Indebtedness, to the extent incurred by any Credit Party, shall be guaranteed by any Person other than Holdings, the Borrower or any Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, (iv) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall provide that the Borrower or the respective Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement before offering to purchase such Indebtedness, (v) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (vi) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default,” (vii) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities and otherwise as are reasonably satisfactory to the Administrative Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of the Borrower or any other Credit Party, then the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered the Additional Intercreditor Agreement, and (viii) to the extent incurred by any Credit Party, the negative covenants and events of default, taken as a whole, contained in the indenture governing such Indebtedness shall not be more onerous in any material respect than those contained in the corresponding provisions in the Senior Notes Indenture, except, in the case of any such Indebtedness that is secured as provided in preceding clause (vii), with respect to covenants and events of defaults relating to the Collateral; provided that any such terms may be more onerous to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (viii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Junior Notes Indenture, and the Permitted Junior Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Notes” shall mean and include (i) any Permitted Junior Notes and (ii) any Permitted Pari Passu Notes.

“Permitted Pari Passu Notes” shall mean any Indebtedness of the Borrower or any Restricted Subsidiary in the form of notes and incurred pursuant to one or more issuances of such notes; provided that, (i) no such Indebtedness shall be guaranteed by any Person other than Holdings, the Borrower or any Subsidiary Guarantor, (ii) no such Indebtedness shall be subject to scheduled amortization or have a final maturity, in either case prior to the Latest Maturity Date as of the date such Indebtedness was incurred, (iii) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall provide that the Borrower or the respective Subsidiary shall be permitted to repay obligations, and terminate commitments, under this Agreement on a pro rata or greater basis with such Indebtedness from asset sale proceeds, (iv) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (v) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default,” (vi) (a) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent) and (c) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial issue of Permitted Pari Passu Notes by the Borrower, then the Borrower, the Subsidiary Guarantors, the Administrative Agent, the Collateral Agent and the Pari Passu Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement, and (vii) the negative covenants and events of defaults, taken as a whole, contained in the indenture governing such Indebtedness shall not be more onerous in any material respect than those contained in the corresponding provisions in this Agreement; provided that any such terms may be more onerous to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Pari Passu Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Pari Passu Notes Indenture and the Permitted Pari Passu Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Pari Passu Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Pari Passu Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Refinancing Indebtedness” shall mean (x) Indebtedness incurred by the Borrower or any Restricted Subsidiary which serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, including any previously issued Permitted Refinancing Indebtedness, so long as:

(1) the principal amount of such new Indebtedness does not exceed (a) the principal amount of Indebtedness being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, the “Refinanced Debt”), plus (b) any accrued and unpaid interest on such Refinanced Debt, plus (c) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the Refinancing of such Refinanced Debt;

(2) such Permitted Refinancing Indebtedness has a:

(a) Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b) final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date as of the date such Indebtedness was incurred);

(3) to the extent such Permitted Refinancing Indebtedness Refinances (a) Indebtedness that is expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the subordination terms applicable to the Refinanced Debt, (b) secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt or (c) secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Collateral sharing provisions applicable to the Refinanced Debt; and

(4) subject to Section 10.01(vi), such Permitted Refinancing Indebtedness shall not be secured by any assets or property of the Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof);

provided that (a) Permitted Refinancing Indebtedness will not include Indebtedness of a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor that refinances Indebtedness of the Borrower or a Subsidiary Guarantor, (b) clause (2) of this definition will not apply to any Refinancing of any Indebtedness under clause (iii) or (v) of Section 10.04.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Foreign Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Restricted Subsidiary of the Borrower or with respect to which the Borrower or a Restricted Subsidiary of the Borrower has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.

“Pledged Collateral” shall have the meaning provided in the Security Agreement.

“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” shall mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated First Lien Net Leverage Ratio and the Consolidated Total Net Leverage Ratio and the calculation of Consolidated Total Assets, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transaction, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of preferred stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreements or Other Hedging Agreements applicable to such Indebtedness if such Interest Rate Protection Agreements or Other Hedging Agreements has a remaining term in excess of 12 months);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, an eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate; and

(4) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

Any pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act; provided that any such adjustments, other than Specified Permitted Adjustments, that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” shall mean, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Borrower (or any successor thereto) or any Restricted Subsidiary within 12 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower (or any successor thereto) and are reasonably anticipated to be realized within 12 months after the date of such pro forma calculation and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that, except for Specified Permitted Adjustments, (i) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall not exceed with respect to any four quarter period 15% of Consolidated EBITDA for such period (calculated prior to giving effect to any such adjustments and after giving effect to the Specified Permitted Adjustments, if applicable) (such limitation, the “Cost Savings Cap”) and (ii) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 12 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies.

“Projections” shall mean the detailed projected consolidated financial statements of the Borrower and its Subsidiaries (after giving effect to the Transaction) delivered to the Administrative Agent on or prior to the Closing Date.

“Public-Sider” shall mean a Lender whose representatives may trade in securities of the Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by the Borrower under the terms of this Agreement.

“Qualified ECP Guarantor” shall have the meaning provided in Section 14.11.

“Qualified Preferred Stock” shall mean any preferred capital stock of Holdings or the Borrower so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the Latest Maturity Date as of the date such Qualified Preferred Stock was issued other than (i) provisions requiring payment solely (or with provisions permitting Holdings or the Borrower, as applicable, to opt to make payment solely) in the form of common Equity Interests or Qualified Preferred Stock of Holdings or the Borrower, as applicable, or any Equity Interests of any direct or indirect Parent Company of Holdings or the Borrower, as applicable, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of Holdings or the Borrower, as applicable, or its Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) give Holdings or the Borrower the option to elect to pay such dividends or distributions on a non-cash basis or otherwise do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in an Event of Default hereunder.

“Ratio-Based Incremental Facility” shall have the meaning provided in Section 2.15(a).

“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recovery Event” shall mean the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by the Borrower or any of its Restricted Subsidiaries in respect of any such event.

“Reference Period” shall have the meaning provided in the definition of the term “Pro Forma Basis”.

“Refinanced Debt” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Refinancing Effective Date” shall have the meaning specified in Section 2.18(a).

“Refinancing Note Documents” shall mean the Refinancing Notes, the Refinancing Notes Indenture and all other documents executed and delivered with respect to the Refinancing Notes or Refinancing Notes Indenture, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Refinancing Notes” shall mean Permitted Junior Debt or Permitted Pari Passu Notes (or Indebtedness that would constitute Permitted Junior Debt or Permitted Pari Passu Notes except as a result of a failure to comply with any maturity or amortization requirement applicable thereto), in each case, that constitute Permitted Refinancing Indebtedness in respect of any Term Loans.

“Refinancing Notes Indenture” shall mean the indenture entered into with respect to the Refinancing Notes and pursuant to which same shall be issued.

“Refinancing Term Loan Amendment” shall have the meaning specified in Section 2.18(c).

“Refinancing Term Loan Commitments” shall mean one or more commitments hereunder to provide a new Tranche of Refinancing Term Loans or Refinancing Term Loans under an existing Tranche of Term Loans.

“Refinancing Term Loan Lender” shall have the meaning specified in Section 2.18(b).

“Refinancing Term Loan Series” shall have the meaning specified in Section 2.18(b).

“Refinancing Term Loans” shall have the meaning specified in Section 2.18(a).

“Register” shall have the meaning provided in Section 13.04(b)(iv).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Rejection Notice” shall have the meaning assigned to such term in Section 5.02(k).

“Related Party” shall mean (a) with respect to Platinum Equity Advisors, LLC, (i) any investment fund controlled by or under common control with Platinum Equity Advisors, LLC, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); (b) with respect to any officer of the Borrower or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships and (c) with respect to any Agent, such Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Agent and such Agent’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, of any Hazardous Material into, through or upon the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Public Company” shall mean the Parent Company that is the registrant with respect to an Initial Public Offering.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Repricing Transaction” shall mean (1) the incurrence by the Borrower or any of its Restricted Subsidiaries of any Indebtedness in the form of term loans (including, without limitation, any new or additional term loans under this Agreement (including Refinancing Term Loans), whether incurred directly or by way of the conversion of Initial Term Loans into a new tranche of replacement term loans under this Agreement) (i) having an Effective Yield that is less than the Effective Yield for Initial Term Loans, (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (2) any effective reduction in the Applicable Margin for Initial Term Loans (e.g., by way of amendment, waiver or otherwise) (with such determination to be made in the reasonable judgment of the Administrative Agent, consistent with generally accepted financial practices), in each case, to the extent the primary purpose of such incurrence or reduction is to reduce the Effective Yield applicable to the Initial Term Loans; provided that any prepayment, replacement or amendment in connection with a Change of Control or acquisition or Investment not permitted by this Agreement or permitted but with respect to which the Borrower has determined in good faith that this Agreement will not provide sufficient flexibility for the operation of the combined business following consummation thereof shall not constitute a Repricing Transaction.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Term Loans as of any date of determination represents greater than 50% of the sum of all outstanding principal of Term Loans of Non-Defaulting Lenders at such time.

“Requirement of Law” or “Requirements of Law” shall mean, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, its chief financial officer, chief executive officer, president, or any vice president, managing director, treasurer, controller or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given to Article II, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of the Borrower, or any other officer of the Borrower having substantially the same authority and responsibility.

“Restricted Subsidiary” shall mean each Subsidiary of the Borrower other than any Unrestricted Subsidiaries.

“Returns” shall have the meaning provided in Section 8.09.

“S&P” shall mean Standard & Poor’s Ratings Services LLC, a division of the McGraw Hill Company, Inc., and any successor owner of such division.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country” shall mean a country, region or territory that at any time is the subject or target of any comprehensive territorial Sanctions (as of the Closing Date, the Crimea region of the Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Repayment” shall have the meaning provided in Section 5.02(a).

“Scheduled Repayment Date” shall have the meaning provided in Section 5.02(a).

“SEC” shall have the meaning provided in Section 9.01(g).

“Section 9.01 Financials” shall mean the annual and quarterly financial statements required to be delivered pursuant to Sections 9.01(a) and (b).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall have the meaning provided in Section 6.09.

“Security Document” shall mean and include each of the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Seller” shall have the meaning provided in the recitals hereto.

“Senior Notes” shall mean the Borrower’s 9.250% senior notes due 2024 pursuant to the Senior Notes Indenture.

“Senior Notes Documents” shall mean the Senior Notes, the Senior Notes Indenture and all other documents executed and delivered with respect to the Senior Notes or Senior Notes Indenture, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Senior Notes Indenture” shall mean the Indenture dated as of October 17, 2016, pursuant to which the Senior Notes were issued.

“Similar Business” shall mean any business and any services, activities or businesses incidental, or reasonably related or similar to, or complementary to any line of business engaged in by the Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (iii) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (iv) such Person and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.

“Specified Credit Party” shall mean any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 14.11).

“Specified Permitted Adjustments” shall mean all adjustments identified in the calculation of “Pro Forma Adjusted EBITDA” as set forth in the “Pro Forma Adjusted EBITDA Reconcilliation” in the confidential information memorandum for the Initial Term Loans to the extent such adjustments, without duplication, continue to be applicable to the reference period (it being understood that such adjustments shall be calculated net of the amount of actual benefits realized or expected to be realized during such reference period that are otherwise included in the calculation of Consolidated EBITDA).

“Specified Representations” shall mean the representations and warranties of the Credit Parties set forth in Sections 8.02, 8.03(iii) (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence of such Tranche of Term Loans in the case of the Borrower, the provision of the applicable Guaranty in the case of each Guarantor and the grant of the Liens in the Collateral to the Collateral Agent for the benefit of the Secured Creditors in the case of all Credit Parties), 8.05(b), 8.08(c) (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.08(d) (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.11, 8.15 (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof) and 8.16 (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof).

“Sponsor” shall mean Platinum Equity Advisors, LLC and its Affiliates (excluding any operating portfolio company thereof).

“Sponsor Affiliate” shall mean the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by the Sponsor.

“Subsidiaries Guaranty” shall have the meaning provided in Section 6.10.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary of the Borrower in existence on the Closing Date (after giving effect to the Transaction) other than any Excluded Subsidiary, as well as each Restricted Subsidiary of the Borrower established, created or acquired after the Closing Date which becomes a party to the Subsidiaries Guaranty in accordance with the requirements of this Agreement or the provisions of the Subsidiaries Guaranty.

“Supermajority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66-2/3%.”

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Tax Group” shall have the meaning provided in Section 10.03(vi)(B).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, fees, assessments, liabilities or withholdings imposed by any Governmental Authority in the nature of a tax, including interest, penalties and additions to tax with respect thereto.

“Term Loan Commitment” shall mean, for each Lender, its Initial Term Loan Commitment, its Refinancing Term Loan Commitment or its Incremental Term Loan Commitment.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.

“Term Loans” shall mean the Initial Term Loans, each Incremental Term Loan, each Refinancing Term Loan and each Extended Term Loan.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period).

“Threshold Amount” shall mean $100,000,000.

“Topco” shall have the meaning provided in the recitals hereto.

“Total Commitment” shall mean, at any time, the sum of the Total Initial Term Loan Commitment, the Total Incremental Term Loan Commitment and the Total Refinancing Term Loan Commitment.

“Total Incremental Term Loan Commitment” shall mean, at any time, the sum of the Incremental Term Loan Commitments of each of the Lenders with such a Commitment at such time.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

“Total Refinancing Term Loan Commitment” shall mean, at any time, the sum of the Refinancing Term Loan Commitments of each of the Lenders with such a Commitment at such time.

“Tranche” shall mean the respective facilities and commitments utilized in making Initial Term Loans or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Term Loan Commitment Agreements in accordance with the relevant requirements specified in Section 2.15 (collectively, the “Initial Tranches” and, each, an “Initial Tranche”), and after giving effect to the Extension pursuant to Section 2.14, shall include any group of Extended Term Loans, extended, directly or indirectly, from the same Initial Tranche and having the same Maturity Date, interest rate and fees and after giving effect to any Refinancing Term Loan Amendment pursuant to Section 2.18, shall include any group of Refinancing Term Loans refinancing, directly or indirectly, the same Initial Tranche having the same Maturity Date, interest rate and fees; provided that only in the circumstances contemplated by Section 2.18(b), Refinancing Term Loans may be made part of a then existing Tranche of Term Loans; provided further that only in the circumstances contemplated by Section 2.15(c), Incremental Term Loans may be made part of a then existing Tranche of Term Loans.

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition Agreement Refinancing Indebtedness and, at the election of the Borrower, the repayment, replacement or refinancing of other Indebtedness of the Acquired Business consisting of bank guarantees and letters of credit that are otherwise permitted to survive the consummation of the Acquisition, (ii) the entering into of the Credit Documents and the incurrence of Initial Term Loans on the Closing Date, (iii) the consummation of the Acquisition pursuant to the terms of the Acquisition Agreement, (iv) entering into the ABL Credit Agreement and the initial borrowings thereunder (if any) on the Closing Date, (v) the Equity Financing, (vi) entering into the Senior Notes Indenture and the issuance of the Senior Notes thereunder and (vii) the payment of all Transaction Costs.

“Transaction Costs” shall mean the fees, premiums, commissions and expenses (including, without limitation, any escrow interest expense in connection with the issuance of the Senior Notes) payable by Holdings, the Borrower and its Subsidiaries in connection with the transactions described in clauses (i) through (vi) of the definition of “Transaction.”

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Term Loan or a LIBO Rate Term Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unaudited Financial Statements” shall have the meaning provided in Section 6.11.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean (i) on the Closing Date, each Subsidiary of the Borrower listed on Schedule 1.01 and (ii) any other Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 9.16 subsequent to the Closing Date, in each case, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.16.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(c).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such Person.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Foreign Subsidiary of such Person.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Terms Generally and Certain Interpretive Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). For purposes of determining compliance at any time with Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(a), it is understood and agreed that any Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness need not be permitted solely by reference to one category of permitted Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(a), respectively, but may instead be permitted in part under any combination thereof.

1.03 Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio and Consolidated Total Net Leverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in Section 2.15(a)); or

(ii) testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Consolidated Total Assets); or

(iii) determining other compliance with this Agreement (including the determination that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness in connection therewith), at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment or (y) the consummation of such acquisition or

Investment, (2) in the case of any Dividend, at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) (x) the declaration of such Dividend or (y) the making of such Dividend and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a), at the time of (or on the basis of the Section 9.01 Financials for the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the “LCT Test Date”), and if, for the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), the Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Dividends, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 2. Amount and Terms of Credit.

2.01 The Commitments.

(a) Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make an Initial Term Loan or Initial Term Loans to the Borrower, which Initial Term Loans (i) shall be incurred by the Borrower pursuant to a single drawing on the Closing Date, (ii) shall be denominated in U.S. Dollars, (iii) shall except as hereinafter provided, at the option of the Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings of Base Rate Term Loans or LIBO Rate Term Loans; provided that all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Closing Date (before giving effect to the termination thereof pursuant to Section 4.02(a)). Once repaid, Initial Term Loans may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment from time to time severally agrees to make term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing on the applicable Incremental Term Loan Borrowing Date, (ii) shall be denominated in U.S. Dollars, (iii) shall, except as hereinafter provided, at the option of the Borrower, be incurred and maintained as, and/or converted into one or more Borrowings of Base Rate Term Loans or LIBO Rate Term Loans; provided that all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche (before giving effect to the termination thereof on such date pursuant to Section 4.02(b)). Once repaid, Incremental Term Loans may not be reborrowed.

2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Term Loans under any Tranche shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight (8) Borrowings of LIBO Rate Term Loans in the aggregate for all Tranches of Term Loans.

2.03 Notice of Borrowing. Whenever the Borrower desires to make a Borrowing of Term Loans hereunder, the Borrower shall give the Administrative Agent at its Notice Office at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Term Loans to be made hereunder and at least three Business Days’ (or such shorter period as the Administrative Agent shall agree in its sole and absolute discretion) prior written notice (or telephonic notice promptly confirmed in writing) of each LIBO Rate Term Loan to be made hereunder; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day (or such later time as the Administrative Agent shall agree in it its sole and absolute discretion). Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing by or on behalf of the Borrower, in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission as shall be approved by the Administrative Agent, appropriately completed by a Responsible Officer of the Borrower to specify: (i) the aggregate principal amount of the Term Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Initial Term Loans, Incremental Term Loans or Refinancing Term Loans, (iv) whether the Term Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Term Loans or LIBO Rate Term Loans and (v) in the case of LIBO Rate Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 2.07) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.04 Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender with a Commitment of the relevant Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in U.S. Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation and (ii) if recovered from the Borrower, the rate of interest applicable to the relevant Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.

2.05 Notes.

(a) Each Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.04 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Term Note”).

(b) Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Term Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Term Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Term Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Term Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Term Loans.

2.06 Interest Rate Conversions.

(a) The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans of a given Tranche made pursuant to one or more Borrowings of one or more Types of Term Loans, into a Borrowing (of the same Tranche) of another Type of Term Loan; provided that (i) except as otherwise provided in Section 2.11, (x) LIBO Rate Term Loans may be converted into Base Rate Term Loans only on the last day of an Interest Period applicable to the Term Loans being converted and no such partial conversion of LIBO Rate Term Loans, as the case may be, shall reduce the outstanding principal amount of such LIBO Rate Term Loans, made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) unless the Required Lenders otherwise agree, Base Rate Term Loans may only be converted into LIBO Rate Term Loans if no Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBO Rate Term Loans than is permitted under Section 2.02. Such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least three Business Days’ prior notice (in the case of any conversion to or continuation of LIBO Rate Term Loans) or one Business Day’s notice (in the case of any conversion to Base Rate Term Loans) (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Term Loans of a given Tranche to be so converted, the Borrowing or Borrowings pursuant to which such Term Loans were incurred and, if to be converted into LIBO Rate Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Term Loans.

2.07 Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement, subject to Section 2.10(d), shall be incurred from the Lenders pro rata on the basis of such Lenders’ Commitments as the case may be. No Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder, and each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

2.08 Interest.

(a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Term Loan (including with respect to any LIBO Rate Term Loan converted into a Base Rate Term Loan pursuant to Section 2.06 or 2.09) made to the Borrower hereunder from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the respective LIBO Rate Term Loan into a Base Rate Term Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Term Loan to a LIBO Rate Term Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBO Rate Term Loan made to the Borrower from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBO Rate Term Loan to a Base Rate Term Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the applicable LIBO Rate for such Interest Period.

(c) Upon the occurrence and during the continuance of any Event of Default under Section 11.01 (x) overdue principal and, to the extent permitted by law, overdue interest in respect of each Term Loan shall bear interest at a rate per annum equal to (i) for Base Rate Term Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for Base Rate Term Loans plus the Base Rate, (ii) for LIBO Rate Term Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for LIBO Rate Term Loans plus the LIBO Rate and (y) overdue amounts with respect to fees shall bear interest at a rate per annum equal to 2.00% per annum in excess of the Applicable Margin for Base Rate Term Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be calculated daily and payable (i) on each Interest Payment Date and (ii) on (w) the date of any conversion of a LIBO Rate Term Loan to a Base Rate Term Loan (on the amount so converted) prior to the last day of the Interest Period applicable thereto, (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBO Rate Term Loans and shall promptly notify the Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

2.09 Interest Periods. At the time the Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBO Rate Term Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBO Rate Term Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBO Rate Term Loan, which Interest Period shall, at the option of the Borrower be a one, two, three or six month period, or, if agreed to by all Lenders, a twelve month period, or, if agreed to by the Administrative Agent a period less than one month; provided that (in each case):

(i) all LIBO Rate Term Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBO Rate Term Loan shall commence on the date of Borrowing of such LIBO Rate Term Loan (including, in the case of LIBO Rate Term Loans, the date of any conversion thereto from a Borrowing of Base Rate Term Loans) and each Interest Period occurring thereafter in respect of such LIBO Rate Term Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBO Rate Term Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBO Rate Term Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBO Rate Term Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period for a LIBO Rate Term Loan may be selected at any time when an Event of Default is then in existence; and

(vi) no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be selected which extends beyond the Maturity Date therefor.

With respect to any LIBO Rate Term Loans, at the end of any Interest Period applicable to a Borrowing thereof, the Borrower may elect to split the respective Borrowing of a single Type under a single Tranche into two or more Borrowings of different Types under such Tranche or combine two or more Borrowings under a single Tranche into a single Borrowing of the same Type under such Tranche, in each case, by having the Borrower give notice thereof together with its election of one or more Interest Periods, in each case so long as each resulting Borrowing (x) has an Interest Period which complies with the foregoing requirements of this Section 2.09, (y) has a principal amount which is not less than the Minimum Borrowing Amount applicable to Borrowings of the respective Type and Tranche, and (z) does not cause a violation of the requirements of Section 2.02. If by 12:00 Noon (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBO Rate Term Loans, the Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBO Rate, the Borrower shall be deemed to have elected in the case of LIBO Rate Term Loans, to convert such LIBO Rate Term Loans into Base Rate Term Loans with such conversion to be effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc.

(a) In the event:

(i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of a LIBO Rate Term Loan shall be ineffective and (ii) if any Borrowing Request requests a Borrowing of a LIBO Rate Term Loan, such Borrowing shall be made as a Borrowing of a Base Rate Term Loan.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Lender or the Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes or (C) Other Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(c) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(d) If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Term Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Term Loans or to convert Base Rate Term Loans to LIBO Rate Term Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Term Loans of such Lender to Base Rate Term Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Term Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Term Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(e) A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as the case may be, as specified in clause (b) or (c) of this Section, and certifying that it is the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances at such time to the extent it is legally permitted to do so, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(f) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11 Compensation. The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBO Rate Term Loans but excluding loss of anticipated profits (and without giving effect to the minimum “LIBO Rate”)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBO Rate Term Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Term Loans pursuant to Section 11) or conversion of any of its LIBO Rate Term Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any LIBO Rate Term Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other default by the Borrower to repay LIBO Rate Term Loans when required by the terms of this Agreement or any Note held by such Lender.

2.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(b), (c) or (d) or Section 5.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 5.04.

2.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(b), (c) or (d) or Section 5.04 with respect to such Lender or (z) in the case of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the Borrower, the Replacement Lender and the Replaced Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Term Loans of, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 and (ii) all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.04 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.07 and 13.01), which shall survive as to such Replaced Lender with respect to actions or occurences prior to it ceasing to be a Lender hereunder.

2.14 Extended Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.14, the Borrower may at any time and from time to time request that all or a portion of any Tranche of Term Loans (each, an “Existing Term Loan Tranche”), be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount of such Term Loans (any such Term

Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under the relevant Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and (y) be identical to the Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans are to be converted, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the applicable Extension Amendment (immediately prior to the establishment of such Extended Term Loans); (iv) Extended Term Loans may have mandatory prepayment terms which provide for the application of proceeds from mandatory prepayment events to be made first to prepay the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans have been converted before applying any such proceeds to prepay such Extended Term Loans; and (v) Extended Term Loans may have optional prepayment terms (including call protection and terms which allow Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans have been converted to be optionally prepaid prior to the prepayment of such Extended Term Loans) as may be agreed by the Borrower and the Lenders thereof. Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that, subject to the requirements set forth above any Extended Term Loans converted from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Tranche of Term Loans.

(b) [Reserved].

(c) The Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as to which the Administrative Agent may consent) prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.14. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche converted into Extended Term Loans pursuant to any Extension Request. Any Lender (each, an “Extending Term Loan Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Term Loans under the applicable Existing Term Loan Tranche exceeds the amount of Extended Term Loans requested pursuant to such Extension Request, Term Loans of such Existing Term Loan Tranche, subject to such Extension Elections shall either (i) be converted to Extended Term Loans of such Existing Term Loan Tranche on a pro rata basis based on the aggregate principal amount of Term Loans of such Existing Term Loan Tranche included in such Extension Elections, subject to such rounding requirements as may be established by the Administrative Agent or (ii) to the extent such option is expressly set forth in the applicable Extension Request, be converted to Extended Term Loans upon an increase in the amount of Extended Term Loans so that such excess does not exist.

(d) Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Loan Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.14(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment. After giving effect to the Extension, the Term Loans so extended shall cease to be a part of the Tranche they were a part of immediately prior to the Extension.

(e) Extensions consummated by the Borrower pursuant to this Section 2.14 shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement. The Administrative Agent and the Lenders hereby consent to each Extension and the other transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loans on such terms as may be set forth in the applicable Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Credit Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.14; provided that such consent shall not be deemed to be an acceptance of any Extension Request.

(f) Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) reasonably necessary to (i) reflect the existence and terms of any Extended Term Loans incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 5.02(a) with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans converted pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 5.02(a)), (iii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions and intent of Section 13.12(d), (iv) establish new Tranches in respect of Term Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches, in each case, on terms consistent with this Section 2.14 and (v) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, and each Lender hereby expressly authorizes the Administrative Agent to enter into any such Extension Amendment. In connection with any Extension, the Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent), to the extent required pursuant to applicable local law.

2.15 Incremental Term Loan Commitments.

(a) The Borrower shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.15, but without requiring the consent of any of the Lenders, to request at any time and from time to time that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Term Loan Commitments to the Borrower and, subject to the terms and conditions contained in this Agreement and in the relevant Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by the Borrower, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments shall be denominated in U.S. Dollars, (iv) the amount of Incremental Term Loan Commitments made available pursuant to a given Incremental Term Loan Commitment Agreement shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment thereunder (including Eligible Transferees who will become Lenders) of at least $25,000,000, (v) the aggregate amount of all Incremental Term Loan Commitments provided pursuant to this Section 2.15 after the Closing Date and all Indebtedness incurred pursuant to Section 10.04(xxvii)(A) shall not exceed the sum of (x) $325,000,000 plus (y) the sum of all voluntary prepayments of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) that ranks pari passu with the Term Loans (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.19 or Section 2.20 or similar provisions in the definitive documentation with respect to such Refinancing Notes or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor) (in each case other than with the proceeds of long-term Indebtedness (other than Indebtedness under the ABL Credit Agreement)) in each case prior to the date of incurrence of any such Incremental Term Loan Commitments plus (z) an unlimited amount (a “Ratio-Based Incremental Facility”) so long as the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of such date would not exceed 3.05 to 1.00 (it being understood that the Borrower may utilize amounts under clause (z) prior to amounts under clause (x) and that amounts under both clauses may be used in a single transaction), (vi) the proceeds of all Incremental Term Loans incurred by the Borrower may be used for any purpose not prohibited under this Agreement, (vii) each Incremental Term Loan Commitment Agreement shall specifically designate, with the approval of the Administrative Agent, the Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche i.e., not the same as any existing Tranche of Incremental Term Loans, Incremental Term Loan Commitments or other Term Loans), unless the requirements of Section 2.15(c) are satisfied), (viii) if to be incurred as a new Tranche of Incremental Term Loans, such Incremental Term Loans shall have the same terms as each other Tranche of Term Loans as in effect immediately prior to the effectiveness of the relevant Incremental Term Loan Agreement, except as to purpose (which is subject to the requirements of preceding clause (vi)) and optional prepayment provisions and mandatory prepayment provisions (which are governed by Section 5.02; provided that each new Tranche of Incremental Term Loans shall be entitled to share in mandatory prepayments on a ratable basis with the other Tranches of Term Loans (unless the holders of the Incremental Term Loans of any Tranche agree to take a lesser share of any such prepayments)); provided, however, that (I) the maturity and amortization of such Tranche of Incremental Term Loans may differ, so long as such Tranche of Incremental Term Loans shall have (a) a Maturity Date of no earlier than the Latest Maturity Date as of the date such Indebtedness was incurred and (b) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity, (II) the Effective Yield applicable to such Tranche of Incremental Term Loans may differ from that applicable to the then outstanding Tranches of Term Loans, with the Effective Yield applicable thereto to be specified in the respective Incremental Term Loan Commitment Agreement; provided, however, that if the Effective Yield for any such Incremental Term Loans exceeds the Effective Yield then applicable to any then outstanding Initial Term Loans by more than 0.50% per annum, the Applicable Margins for all then outstanding Initial Term Loans shall be increased as of such date in accordance with the requirements of the definition of “Applicable Margin” and (III) such Tranche of Incremental Term Loans may have other terms (other than those described in preceding clauses (I) and (II)) that may differ from those of other Tranches of Term Loans, including, without limitation, as to the application of optional or voluntary prepayments among the Incremental Term Loans and the existing Term Loans and such other differences as may be reasonably satisfactory to the Administrative Agent, (ix) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) incurred by the Borrower shall be Obligations of the Borrower under this Agreement and the other applicable Credit Documents and shall be secured by the Security Agreements, and guaranteed under each relevant Guaranty, on a pari passu basis with all other Term Loans secured by the Security Agreement and guaranteed under each such Guaranty, (x) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(b) and such Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents and (xi) all Incremental Term Loan Commitment Requirements are satisfied.

(b) At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.15, the Borrower, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Commitment Agreement substantially in the form of Exhibit L (appropriately completed), with the effectiveness of the Incremental Term Loan Commitment provided therein to occur on the date on which (w) a fully executed copy of such Incremental Term Loan Commitment Agreement shall have been delivered to the Administrative Agent, (x) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon upfront or arrangement fees owing to the Administrative Agent to the extent it served as the arranger for the Incremental Term Loan Commitments), (y) all Incremental Term Loan Commitment Requirements are satisfied, and (z) all other conditions set forth in this Section 2.15 shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement, and at such time, (i) Schedule 2.01 shall be deemed modified to reflect the revised Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Term Notes will be issued at the Borrower’s expense to such Incremental Term Loan Lender, to be in conformity with the requirements of Section 2.05 (with appropriate modification) to the extent needed to reflect the new Incremental Term Loans made by such Incremental Term Loan Lender.

(c) Notwithstanding anything to the contrary contained above in this Section 2.15, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement; provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Term Loans, in any case so long as the following requirements are satisfied:

(i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Borrower, the same Maturity Date and the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii) the new Incremental Term Loans shall have the same Scheduled Repayment dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche proportionately;

(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the applicable Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender holding Term Loans under the respective Tranche of Term Loans participates in each outstanding Borrowing of Term Loans of the respective Tranche (after giving effect to the incurrence of such new Incremental Term Loans pursuant to Section 2.01(b)) on a pro rata basis; and

(iv) the Effective Yield of such Incremental Term Loans would not result in an increase in the Applicable Margins for the Initial Term Loans (assuming for this purpose, that such Incremental Term Loans had been incurred as a new Tranche of Incremental Term Loans).

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of LIBO Rate Term Loans of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBO Rate Term Loans of such Tranche and which will end on the last day of such Interest Period). All determinations by any Lender pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.16 [Reserved].

2.17 [Reserved].

2.18 Refinancing Term Loans.

(a) The Borrower may from time to time by written notice to the Administrative Agent elect to request the establishment of one or more additional Tranches of Term Loans under this Agreement (“Refinancing Term Loans”), which refinance, renew, replace, defease or refund all or any portion of one or more Tranches of Term Loans under this Agreement selected by the Borrower; provided, that such Refinancing Term Loans may not be in an amount greater than the aggregate principal amount of the Term Loans being refinanced, renewed, replaced, defeased or refunded plus unpaid accrued interest and premium (if any) thereon and upfront fees, original issue discount, underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans; provided that such aggregate principal amount may also be increased to the extent such additional amount is capable of being incurred at such time pursuant to Section 2.15 and such excess incurrence shall for all purposes hereof be an incurrence under the relevant subclauses of Section 2.15. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans being refinanced and the Refinancing Term Loans shall not have a final maturity before the Maturity Date applicable to the Term Loans being refinanced;

(ii) such Refinancing Term Loans shall have pricing (including interest rates, fees and premiums), amortization, optional prepayment, mandatory prepayment (so long as such Refinancing Term Loans are not entitled to participate on a greater than pro rata basis in any mandatory prepayment than the then outstanding Term Loans) and redemption terms as may be agreed to by the Borrower and the relevant Refinancing Term Loan Lenders (as defined below);

(iii) such Refinancing Term Loans shall not be guaranteed by any Person other than Holdings, the Borrower or a Subsidiary Guarantor;

(iv) in the case of any such Refinancing Term Loans that are secured, such Refinancing Term Loans are secured only by assets comprising Collateral, and not secured by any property or assets of the Borrower or any of its Subsidiaries other than the Collateral;

(v) all other terms applicable to such Refinancing Term Loans (except as set forth above) shall (I) be substantially identical to, or (II) (taken as a whole) be otherwise not materially more favorable to the Refinancing Term Loan Lenders than those applicable to the then outstanding Term Loans, except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

(b) The Borrower may approach any Lender or any other Person that would be an Eligible Transferee of Term Loans to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Loan Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Refinancing Term Loan Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment and subject to the restrictions set forth in clause (a) above, be designated as an increase in any previously established Tranche of Term Loans.

(c) The Administrative Agent and the Lenders hereby consent to the transactions contemplated by Section 2.18(a) (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Term Loans on the terms specified by the Borrower) and hereby waive the requirements of this Agreement or any other Credit Document that may otherwise prohibit any transaction contemplated by Section 2.18(a). The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among Holdings, the Borrower and the Refinancing Term Loan Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in Section 2.18(a). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Credit Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of Section 2.18 including such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 5.02(a) (insofar as such schedule relates to payments due to Lenders the Term Loans of which are refinanced with the proceeds of Refinancing Term Loans; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not refinanced with the proceeds of Refinancing Term Loans). The Administrative Agent shall be permitted, and each is hereby authorized, to enter into such amendments with the Borrower to effect the foregoing.

2.19 Reverse Dutch Auction Repurchases.

(a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Holdings, the Borrower or any Restricted Subsidiary may, at any time and from time to time, conduct reverse Dutch auctions in order to purchase Term Loans of a particular Tranche (each, an “Auction”) (each such Auction to be managed exclusively by the Administrative Agent or any other bank or investment bank of recognized standing selected by the Borrower (with the consent of the Administrative Agent or such other bank or investment bank) following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.19(a) and Schedule 2.19(a);

(ii) no Event of Default shall have occurred and be continuing on the date of the delivery of each auction notice and at the time of purchase of Term Loans in connection with any Auction;

(iii) the minimum principal amount (calculated on the face amount thereof) of all Term Loans that Holdings, the Borrower or such Restricted Subsidiary offers to purchase in any such Auction shall be no less than $2,500,000 (unless another amount is agreed to by the Administrative Agent); and

(iv) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Holdings, the Borrower or such Restricted Subsidiary shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).

(b) Holdings, the Borrower or such Restricted Subsidiary must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction. Holdings, the Borrower or such Restricted Subsidiary may withdraw any Auction if the reply amounts are insufficient to complete the purchase of a minimum principal amount of the Term Loans designated in writing to the applicable Auction Manager by Holdings, the Borrower or such Restricted Subsidiary (the “Minimum Purchase Condition”). No Credit Party or any Restricted Subsidiary shall have any liability to any Lender for any termination of such Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the such Auction, or for any termination of such Auction as a result of the failure to satisfy the Minimum Purchase Condition, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made pursuant to this Section 2.19, (x) Holdings, the Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06. At the time of purchases of Term Loans pursuant to an Auction, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Auction, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.19 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by Holdings, the Borrower or any Restricted Subsidiary contemplated by this Section 2.19 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.19. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent and the Auction Manager shall cooperate in a reasonable manner in connection therewith.

2.20 Open Market Purchases.

(a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Holdings, the Borrower or any of its Restricted Subsidiaries may, at any time and from time to time, make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i) no Event of Default shall have occurred and be continuing on the date of such Open Market Purchase; and

(ii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Holdings, the Borrower or any of its Restricted Subsidiaries shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).

(b) With respect to all purchases of Term Loans made pursuant to this Section 2.20, (x) Holdings, the Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02 or 13.06. At the time of purchases of Term Loans pursuant to any Open Market Purchase, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Open Market Purchase, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).

(c) The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.20 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by Holdings, the Borrower or any Restricted Subsidiary contemplated by this Section 2.20 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Open Market Purchase by this Section 2.20.

2.21 Sponsor and Affiliate Term Loan Purchases. Notwithstanding anything to the contrary in this Agreement, the Sponsor and any Affiliate of the Sponsor (other than Holdings, the Borrower or any Subsidiary) may be an assignee in respect of Term Loans (and to such extent shall constitute an “Eligible Transferee”); provided that:

(a) at the time of acquisition thereof, the aggregate principal amount of Term Loans held by the Sponsor and Affiliates (other than Debt Fund Affiliates), together with the aggregate principal amount of the Term Loans so acquired, shall not exceed 25% of the aggregate outstanding principal amount of the Term Loans at such time;

(b) notwithstanding anything to the contrary in the definition of “Required Lenders,” or in Section 13.12, the holder of any Term Loans acquired pursuant to this Section 2.21(b) (other than Debt Fund Affiliates) shall not be entitled to vote such Term Loans in any “Required Lender” vote or direction pursuant to the terms of this Agreement or any other Credit Document, and for purposes of any such vote or direction such Term Loans shall be deemed not to be outstanding (it being understood that the holder of such Term Loans shall have the right to consent to votes requiring the consent of “all Lenders” or “all Lenders directly and adversely affected thereby” pursuant to Section 13.12 or otherwise, or any other amendment which treats such Lenders differently from other Lenders);

(c) by acquiring a Term Loan hereunder, the Sponsor or such applicable Affiliate (other than Debt Fund Affiliates) shall be deemed to have (I) waived its right to receive information prepared by the Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Credit Documents (in each case to the extent not provided to the Credit Parties) and attend any meeting or conference call with the Administrative Agent or any Lender (unless any Credit Party has been invited to attend such meeting or conference call), (II) agreed that it is prohibited from making or bringing any claim (but not from joining any claim initiated by any other Lender and acting as a passive participant with respect thereto), in its capacity as a Lender, against Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, and (III) agreed, without limiting its rights as a Lender described in Section 2.21(b), that it will have no right whatsoever, in its capacity as a Lender, to require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document;

(d) the Sponsor or such Affiliate (other than Debt Fund Affiliates) identifies itself as an Affiliate of the Credit Parties prior to the assignment of Term Loans to it pursuant to the applicable Assignment and Assumption; provided that this clause (d) shall not apply in the case of an acquisition of Term Loans through an un-Affiliated intermediary to the extent the Sponsor or such Affiliate has made any representations and warranties to such intermediary as are required by such intermediary in connection with its engagement as such (which may include, to the extent required by such intermediary, a representation and warranty that it does not possess any material non-public information about the Credit Parties and their respective securities);

(e) Term Loans acquired by the Sponsor and Affiliates thereof shall be subject to the voting limitations set forth in Section 13.04(g); and

(f) notwithstanding anything in Section 13.12 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 13.12.

Section 3. [Reserved].

Section 4. Fees; Reductions of Commitment .

4.01 Fees.

(a) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrower and the Administrative Agent.

(b) At the time of the effectiveness of any Repricing Transaction that is consummated prior to the date that is twelve months after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Initial Term Loans that are repaid or prepaid (and/or converted) pursuant to such Repricing Transaction (including, if applicable, each Lender that withholds its consent to a Repricing Transaction of the type described in clause (2) of the definition thereof and is replaced as a non-consenting Lender under Section 2.13), a fee in an amount equal to 1.00% of (x) in the case of a Repricing Transaction of the type described in clause (1) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted) by Borrower in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction of the type described in clause (2) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding with respect to the Borrower on such date that are subject to an effective reduction of the Applicable Margin pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

4.02 Mandatory Reduction of Commitments.

(a) In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Initial Term Loan Commitment shall terminate in its entirety on the Closing Date after the funding of all Initial Term Loans on such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement (and the Incremental Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Total Incremental Term Loan Commitment after the funding of all relevant Incremental Term Loans on such date.

(c) Each reduction to the Total Initial Term Loan Commitment and the Total Incremental Term Loan Commitment under a given Tranche pursuant to this Section 4.02 as provided above (or pursuant to Section 5.02) shall be applied proportionately to reduce the Initial Term Loan Commitment or the Incremental Term Loan Commitment under such Tranche, as the case may be, of each Lender with such a Commitment.

Section 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay the Term Loans of any Tranche, without premium or penalty (other than as provided in Section 4.01(b)), in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay all of the Term Loans, or in the case of any partial prepayment, the Tranche of Term Loans to be prepaid, the amount of the Term Loans to be prepaid, the Types of Term Loans to be repaid, the manner in which such prepayment shall apply to reduce the Scheduled Repayments and, in the case of LIBO Rate Term Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by the Borrower (x) prior to 12:00 Noon (New York City time) at least one Business Day prior to the date of such prepayment in the case of Term Loans maintained as Base Rate Term Loans and (y) prior to 12:00 Noon (New York City time) at least three Business Days prior to the date of such prepayment in the case of LIBO Rate Term Loans (or, in the case of clause (x) and (y), such shorter period as the Administrative Agent shall agree in its sole and absolute discretion), and be promptly transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount as is acceptable to the Administrative Agent; provided that if any partial prepayment of LIBO Rate Term Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBO Rate Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, then if such Borrowing is a Borrowing of LIBO Rate Term Loans, such Borrowing shall automatically be converted into a Borrowing of Base Rate Term Loans and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans; provided that it is understood and agreed that this clause (iii) may be modified as expressly provided in Section 2.14 in connection with an Extension Amendment; and (iv) each prepayment of principal of Term Loans of a given Tranche pursuant to this Section 5.01(a) shall be applied as directed by the Borrower in the applicable notice of prepayment delivered pursuant to Section 5.01(a) or, if no such direction is given, in direct order of maturity. Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to this Section 5.01(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities, the occurrence of a Change of Control or any similar event), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) In the event (i) a Lender is a non-consenting Lender, or (ii) any Lender becomes a Defaulting Lender, the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (or such shorter notice as may be agreed by the Administrative Agent) repay all Term Loans of such Lender, together with accrued and unpaid interest, Fees and other amounts owing to such Lender in accordance with, and subject to the requirements of, Section 13.12(b), so long as, in the case of any repayment pursuant to clause (i) hereof, the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to such clause (i) have been obtained. Each prepayment of any Term Loan pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Repayments of the applicable Tranche of Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled Repayments of the respective Tranche after giving effect to all prior reductions thereto).

5.02 Mandatory Repayments.

(a) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Repayment Date”), the Borrower shall be required to repay to the Administrative Agent for the ratable account of the Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full fiscal quarter after the Closing Date, an aggregate principal amount of Initial Term Loans equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date and (ii) on the Initial Maturity Date for Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date (each such repayment described in clauses (i) and (ii), as the same may be reduced as provided in this Agreement, including in Section 2.19, 2.20, 5.01 or 5.02(g), or as a result of the application of prepayments in connection with any Extension as provided in Section 2.14, a “Scheduled Repayment”).

(b) In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrower shall be required to make, with respect to each new Tranche (i.e., other than Initial Term Loans, which are addressed in the preceding clause (a)) of Term Loans to the extent then outstanding, scheduled amortization payments of such Tranche of Term Loans to the extent, and on the dates and in the principal amounts, set forth in the Incremental Term Loan Commitment Agreement, Refinancing Term Loan Amendment or Extension Amendment applicable thereto.

(c) In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days following each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04 (other than Refinancing Term Loans and Refinancing Notes, an amount equal to 100% of the Net Debt Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(d) In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days following each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any Net Sale Proceeds from any Asset Sale (other than ABL Collateral), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, with respect to no more than $50,000,000 in the aggregate of such Net Sale Proceeds received by the Borrower and its Restricted Subsidiaries in any fiscal year of the Borrower, such Net Sale Proceeds shall not be required to be so applied or used to make mandatory repayments of Term Loans if no Event of Default then exists. Notwithstanding the foregoing, the Borrower may apply all or a portion of such Net Sale Proceeds to reinvest in the purchase of assets useful in the business of the Borrower and its Restricted Subsidiaries within 12 months following the date of receipt of such Net Sale Proceeds (or, if within such 12-month period, the Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest such Net Sale Proceeds, within 180 days following such 12-month period during which the Borrower so committed to such plan of reinvestment); provided, further, that if within 12 months (or, to the extent applicable, 18 months) after the date of receipt by the Borrower or its Restricted Subsidiaries of such Net Sale Proceeds, the Borrower or its Restricted Subsidiaries have not so used all or a portion of such Net Sale Proceeds otherwise required to be applied as a mandatory repayment pursuant to this sentence, the remaining portion of such Net Sale Proceeds shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such 12-month (or, to the extent applicable, 18-month) period.

(e) In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder of (i) the Applicable Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period less (ii) the aggregate amount of all (x) voluntary prepayments of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) that rank pari passu with the Term Loans (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.19 or Section 2.20 or similar provisions in the definitive documentation with respect to such Refinancing Notes or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor) and (y) prepayments of revolving loans under the ABL Credit Agreement or any other revolving credit facility secured by a Lien on the Collateral ranking pari passu with the Lien on the Collateral securing the ABL Credit Agreement or senior or pari passu with the Lien on the Collateral securing the Indebtedness hereunder, in each case, to the extent accompanied by a permanent reduction in commitments therefor and not financed with the incurrence of other long-term Indebtedness (other than Indebtedness under the ABL Credit Agreement), during such Excess Cash Flow Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(f) In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Closing Date upon which the Borrower or any of its Restricted Subsidiaries receives any Net Insurance Proceeds from any Recovery Event (other than in respect of ABL Collateral), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied as a mandatory repayment in accordance with the requirements of Section 5.02(g) and (h); provided, however, with respect to no more than $50,000,000 in the aggregate of such Net Insurance Proceeds received by the Borrower and its Restricted Subsidiaries in any fiscal year of the Borrower, such Net Insurance Proceeds shall not give rise to a mandatory repayment if no Event of Default then exists. Notwithstanding the foregoing, the Borrower may apply such Net Insurance Proceeds to reinvest in the purchase of assets useful in the business of the Borrower and its Restricted Subsidiaries within 12 months following the date of receipt of such proceeds (or, if within such 12-month period, the Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Sale Proceeds, within 18 months following the date of receipt of such proceeds); provided, further, that if within 12 months (or, to the extent applicable, 18 months) after the date of receipt by the Borrower or any of its Restricted Subsidiaries of such Net Insurance Proceeds, the Borrower or any of its Restricted Subsidiaries have not so used all or a portion of such Net Insurance Proceeds otherwise required to be applied as a mandatory repayment pursuant to this sentence, the remaining portion of such Net Insurance Proceeds shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such 12-month (or, to the extent applicable, 18-month) period, as the case may be.

(g) Each amount required to be applied pursuant to Sections 5.02(d), (e) and (f) in accordance with this Section 5.02(g) shall be applied to repay the outstanding principal amount of Term Loans, with each Tranche of then outstanding Term Loans to be allocated its Term Loan Percentage of each amount so required to be applied; provided that to the extent any Permitted Pari Passu Notes (or any Permitted Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) requires any mandatory prepayment or repurchase from any Net Sale Proceeds or Net Insurance Proceeds that would otherwise be required to be applied to prepay Term Loans in accordance with clause (d) or (f) above, up to a pro rata portion (based on the aggregate principal amount of Term Loans and such pari passu secured Indebtedness then outstanding) of such Net Sale Proceeds or Net Insurance Proceeds may be applied to prepay or repurchase such pari passu secured Indebtedness in lieu of prepaying Term Loans as provided above. Prepayments pursuant to Section 5.02(c) shall be applied to the Tranche or Tranches of Term Loans selected by the Borrower. Except as otherwise provided below, all repayments of outstanding Term Loans of a given Tranche pursuant to Sections 5.02(c), (d), (e) and (f) (and applied pursuant to this clause (g)) shall be applied to reduce the Scheduled Repayments of the applicable Tranche in direct order of maturity of such Scheduled Repayments.

(h) With respect to each repayment of Term Loans required by this Section 5.02, the Borrower may (subject to the priority payment requirements of Section 5.02(g)) designate the Types of Term Loans of the applicable Tranche which are to be repaid and, in the case of LIBO Rate Term Loans, the specific Borrowing or Borrowings of the applicable Tranche pursuant to which such LIBO Rate Term Loans were made; provided that: (i) repayments of LIBO Rate Term Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all such LIBO Rate Term Loans of the applicable Tranche with Interest Periods ending on such date of required repayment and all Base Rate Term Loans of the applicable Tranche have been paid in full; and (ii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i) In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Term Loans of any Tranche of Term Loans shall be repaid in full on the Maturity Date for such Tranche of Term Loans.

(j) Notwithstanding any other provisions of this Section 5.02, (i) to the extent that any or all of the Net Sale Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”), the Net Insurance Proceeds of any Recovery Event incurred by a Foreign Subsidiary (a “Foreign Recovery Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary from being repatriated to the United States, the portion of such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.02 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to the United States (the Borrower hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment and/or use the other cash sources of the Borrower and its Restricted Subsidiaries to make the relevant prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary, such repatriation will be immediately effected and such repatriated Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of the Term Loans pursuant to this Section 5.02 or (ii) to the extent that the Borrower has reasonably determined in good faith that repatriation of any of or all the Net Sale Proceeds of any Foreign Asset Sale, Net Insurance Proceeds of any Foreign Asset Sale or Foreign Recovery Event or Foreign Subsidiary Excess Cash Flow would have material adverse tax cost consequences with respect to such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow, such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary.

(k) The Borrower shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Section 5.02(d), (e) or (f) at least three Business Days prior to the date of such repayment. Each such notice shall specify the date of such repayment and provide the amount of such repayment. The Administrative Agent will promptly notify the Lenders of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment. Each Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.02(d), (e) or (f) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds may be retained by the Borrower in accordance with this Agreement.

5.03 Method and Place of Payment. All payments under this Agreement and under any Note shall be made (i) to the Administrative Agent at its Payment Office for the account of the Lender or Lenders entitled thereto, or, except as otherwise specifically provided herein, directly to such Lender or Lenders, in each case not later than 2:00 p.m. (New York City time) on the date when due, (ii) in U.S. Dollars in immediately available funds and (iii) free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Any payment received after such time on such date referred to in the first sentence of this Section 5.03 shall, at the option of the Administrative Agent, be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.04 Net Payments.

(a) All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable law. If any Taxes are required to be withheld or deducted from such payments, then the Credit Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions or withholding (including deduction or withholdings applicable to additional sums payable under this Section 5.04), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. The Credit Parties will furnish to the Administrative Agent within 45 days after the date the payment by any of them of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the applicable Credit Party. The Credit Parties jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within 10 Business Days of written request therefor, for the amount of any Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 5.04) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any Other Taxes, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduced rate of, withholding Tax. In addition, each Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in Section 5.04(c)) expired, obsolete or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so.

(c) Without limiting the generality of the foregoing: (x) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or Form W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or Form W-8ECI (or successor form), or (ii) in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit C (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or W-8BEN-E (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from U.S. withholding tax with respect to payments of interest to be made under this Agreement and under any Note; or (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY

(or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E, U.S. Tax Compliance Certificate, Form W-8IMY, and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 5.04(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owners); (y) Each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, shall deliver to the Borrower and the Administrative Agent, at the times specified in Section 5.04(b), two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States back-up withholding requirements; and (z) if any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.04(c)(z), “FATCA” shall include any amendment made to FATCA after the Closing Date.

Notwithstanding any other provision of this Section 5.04, a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.04(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.04(a) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses, including any Taxes, of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.04(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.04(d) to the extent such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. Nothing in this Section 5.04(d) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

Section 6. Conditions Precedent to Credit Events on the Closing Date. The obligation of each Lender to make Term Loans on the Closing Date, is subject at the time of the making of such Term Loans to the satisfaction or waiver of the following conditions:

6.01 Term Loan Credit Agreement. On or prior to the Closing Date, Holdings and the Borrower shall have executed and delivered to the Administrative Agent a counterpart of this Agreement.

6.02 [Reserved].

6.03 Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent from each of (i) Willkie Farr & Gallagher LLP, special counsel to the Credit Parties, (ii) Waller Lansden Dortch & Davis, LLP, Alabama counsel to the Credit Parties, (iii) Morgan, Lewis & Bockius LLP, California, Florida and New Jersey counsel to the Credit Parties, (iv) Stoel Rives LLP, Idaho and Washington counsel to the Credit Parties and (v) Taft Stettinius & Hollister LLP, Ohio counsel to the Credit Parties.

6.04 Corporate Documents; Proceedings, etc.

(a) On the Closing Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Closing Date, signed by a Responsible Officer of such Credit Party, and attested to by the Secretary or any Assistant Secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall have received good standing certificates and bring-down telegrams or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested.

6.05 Acquisition; Equity Financing; Refinancing.

(a) The Acquisition (other than, to the extent the Deferred Closing Actions (as defined in the Acquisition Agreement) have not been completed by the Closing Date, any Deferred Closing (as defined in the Acquisition Agreement)) shall be consummated substantially concurrently with the initial funding of the Initial Term Loans in accordance in all material respects with the Acquisition Agreement without waiver or amendment thereof materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date (including any reduction in the purchase price that does not meet the criteria of this clause (a)) unless consented to by the Agents (such consent not to be unreasonably withheld, delayed or conditioned); it being understood that (w) no reduction in the purchase price shall be deemed to be materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date if such reduction is applied first to reduce the Equity Financing to no less than the Minimum Equity Percentage and second pro rata to reduce the Equity Financing to no less than the Minimum Equity Percentage, the Term Loan Commitment and/or the Senior Notes, (x) no increase in the purchase price shall be deemed to be materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date if such increase is funded solely by an increase in the Equity Financing, (y) no modification to the purchase price as a result of any purchase price adjustment or working capital adjustment expressly contemplated by the Acquisition Agreement as of July 29, 2016 shall constitute a reduction or increase in the purchase price and (z) the Agents shall be deemed to have consented to any waiver or amendment of the Acquisition Agreement if it shall have not affirmatively objected to any such waiver or amendment within three Business Days of receipt of written notice of such waiver or amendment.

(b) Holdings shall have received, or substantially concurrently with the funding of the Initial Term Loans will receive, from the Sponsor and its controlled affiliates or investment funds advised by the Sponsor or its controlled affiliates, together with the Seller (to the extent of any rollover investment by the Seller) and one or more other co-investors, directly or indirectly, cash or rollover equity investments (in the form of (x) common equity, (y) equity on the terms disclosed to the Administrative Agent prior to July 29, 2016 (as such terms may be amended or modified in a manner that is not materially adverse to the interests of the Agents and their Affiliates that are Lenders on the Closing Date) or (z) other equity on terms reasonably satisfactory to the Lenders) in the aggregate amount of not less 30% (the “Minimum Equity Percentage”) of the sum of (i) the Equity Financing and (ii) the aggregate principal amount borrowed under this Agreement, the ABL Credit Agreement and/or the Senior Notes (exclusive of any portion of the Equity Financing or amounts borrowed under this Agreement, the ABL Credit Agreement and/or the Senior Notes applied to pay any transaction fees and expenses, including any transaction or advisory fees paid or payable to the Sponsor) on the Closing Date (the “Equity Financing”), the cash proceeds of which shall have been contributed to the common equity of the Borrower.

(c) The Acquired Business shall have satisfied and discharged, or substantially concurrently with the funding of the Initial Term Loans will satisfy and discharge all Indebtedness contemplated under the definition of “Acquisition Agreement Refinancing Indebtedness.”

6.06 [Reserved].

6.07 Intercreditor Agreement. On the Closing Date, each Credit Party shall have executed and delivered an acknowledgment to the Intercreditor Agreement.

6.08 [Reserved].

6.09 Security Agreements. On the Closing Date, each Credit Party shall have executed and delivered the Security Agreement substantially in the form of Exhibit G (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Security Agreement”) covering all of such Credit Party’s present and future Collateral referred to therein, and shall have delivered to the Collateral Agent:

(i) proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

(ii) all of the Pledged Collateral, if any, referred to in the Security Agreement and then owned by such Credit Party together with executed and undated endorsements for transfer in the case of Pledged Collateral constituting certificated securities, along with evidence that all other actions necessary to perfect (to the extent required by the Security Agreement) the security interests in Pledged Collateral purported to be created by the Security Agreement have been taken;

(iii) certified copies of a recent date of requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any other Credit Party as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower or any other Credit Party as debtor (none of which shall cover any of the Collateral except to the extent evidencing Permitted Liens; and

(iv) an executed Perfection Certificate;

provided that to the extent any Collateral is not able to be provided and/or perfected on the Closing Date after the use by Holdings, the Borrower and the Subsidiary Guarantors of commercially reasonable efforts without undue burden or expense, the provisions of this Section 6.09 shall be deemed to have been satisfied and the Credit Parties shall be required to provide such Collateral in accordance with the provisions set forth in Section 9.13 if, and only if, each Credit Party shall have executed and delivered the Security Agreement and the Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by filing a UCC financing statement or possession of certificated securities of Wholly-Owned Domestic Subsidiaries (to the extent required by the Security Agreement) that have been received from the Seller after the use by the Credit Parties of commercially reasonable efforts.

6.10 Subsidiaries Guaranty. On the Closing Date, each Subsidiary Guarantor shall have executed and delivered the Subsidiaries Guaranty substantially in the form of Exhibit H (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Subsidiaries Guaranty”).

6.11 Financial Statements; Pro Forma Balance Sheets; Projections. On or prior to the Closing Date, the Agents and their Affiliates that are Lenders on the Closing Date shall have received (i) the audited combined balance sheets of the Acquired Business for the three most recent years ending at least 90 days prior to the Closing Date, and the related audited statements of operations and comprehensive income and statements of cash flows of the Acquired Business for the fiscal years then ended (collectively, the “Audited Financial Statements”), (ii) the unaudited combined balance sheets of the Acquired Business as of each fiscal quarter ending after the date of the most recent balance sheet delivered pursuant to clause (i) and at least 45 days prior to the Closing Date (the date of the last such applicable fiscal quarter, the “Financial Statements Date”), and the related unaudited statements of operations and comprehensive income and statements of cash flows of the Acquired Business for the portion of the fiscal year then ended (the “Unaudited Financial Statements”), (iii) a pro forma consolidated balance sheet for the Borrower prepared as of the Financial Statements Date and a pro forma statement of comprehensive income for the most recent fiscal year covered by the Audited Financial Statements and the year to date and the four quarter period ending on the Financial Statements Date, and (iv) forecasts of the financial performance of Holdings and its restricted subsidiaries on a quarterly basis for the 2017 fiscal year and an annual basis thereafter through the fiscal year ending September 30, 2023. The financial statements referred to in clauses (i) and (ii) shall be prepared in accordance with U.S. GAAP subject in the case of the Unaudited Financial Statements to changes resulting from audit and normal year-end audit adjustments and to the absence of certain footnotes.

6.12 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer (or officer with equivalent duties) of the Borrower substantially in the form of Exhibit I.

6.13 Fees, etc. On the Closing Date, the Borrower shall have paid to the Agents and their Affiliates that are Lenders on the Closing Date all costs, fees and expenses (including, without limitation, legal fees and expenses) to the extent invoiced at least three Business Days prior the Closing Date and other compensation payable to the Agents or such Lender that have been separately agreed and are payable in respect of the Transaction to the extent then due.

6.14 Representation and Warranties. The Acquisition Agreement Representations shall be true and correct to the extent required by the definition thereof and the Specified Representations shall be true and correct in all material respects on the Closing Date (in each case, any representation or warranty that is qualified as to “materiality or similar language” shall be true and correct in all respects on the Closing Date); provided that any “Material Adverse Effect” or similar qualifier in any such Specified Representation shall, for purposes of this Section 6.14, be deemed to refer to “Closing Date Material Adverse Effect”.

6.15 Patriot Act. The Agents shall have received from the Credit Parties, at least three Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent requested in writing at least 10 Business Days prior to the Closing Date.

6.16 Borrowing Notice. Prior to the making of the Initial Term Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

6.17 Officer’s Certificate. On the Closing Date, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions in Section 6.05, Section 6.14 and Section 6.19.

6.18 [Reserved].

6.19 Material Adverse Effect. Since the Balance Sheet Date (as defined in the Acquisition Agreement), there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Closing Date Material Adverse Effect.

6.20 Flood Documentation. The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with, to the extent applicable, a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Credit Party relating thereto).

Section 7. Conditions Precedent to all Credit Events after the Closing Date. The obligation of each Lender to make Term Loans after the Closing Date shall be subject to the satisfaction or waiver of the conditions set forth in Section 2.15 or Section 2.18, as applicable.

Section 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Term Loans, the Borrower (and, solely with respect to Sections 8.01, 8.02, 8.03, 8.04, and 8.16 with respect to itself, Holdings), makes the following representations and warranties (limited, on the Closing Date, to the Specified Representations), in each case after giving effect to the Transaction.

8.01 Organizational Status. Each of Holdings, the Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing corporation, partnership, limited liability company or unlimited liability company, as the case may be, in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership, limited liability company or unlimited holding company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect.

8.02 Power and Authority; Enforceability. Each Credit Party thereof has the corporate, partnership, limited liability company or unlimited liability company power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company or unlimited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party thereof has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (except, in the case of preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

8.04 Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

8.05 Financial Statements; Financial Condition; Projections.

(a) (i) The consolidated balance sheets of the Acquired Business for the fiscal period ended September 30, 2015 and the related consolidated statements of income, cash flows and retained earnings of the Acquired Business for each such fiscal year present fairly in all material respects the consolidated financial position of the Acquired Business at the dates of such balance sheets and the consolidated results of the operations of the Acquired Business for the periods covered thereby. All of the foregoing historical financial statements have been audited by KPMG LLP and prepared in accordance with U.S. GAAP consistently applied.

(ii) [Reserved]

(iii) The pro forma consolidated balance sheet of the Borrower furnished to the Lenders pursuant to clause (iii) of Section 6.11 has been prepared as of June 30, 2016 as if the Transaction and the financing therefor had occurred on such date. The pro forma consolidated income statement of the Borrower furnished to the Lenders pursuant to clause (iii) of Section 6.11 has been prepared for the four fiscal quarters ended June 30, 2016, as if the Transaction and the financing therefor had occurred on the first day of such four-quarter period.

(b) On the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent after giving effect to the consummation of the Transaction.

(c) The Projections have been prepared in good faith and are based on assumptions that were believed by the Borrower to be reasonable at the time delivered to the Administrative Agent (it being understood and agreed that the Projections are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their Restricted Subsidiaries, no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by the Projections may differ from projected results, and such differences may be material).

(d) Since the Closing Date there has been no change, event or occurrence that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened (i) with respect to the Transaction or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

8.07 True and Complete Disclosure. All written information (other than information consisting of statements, estimates, forecasts and Projections, as to which no representation, warranty or covenant is made (except with respect to Projections to the extent set forth in Section 8.05(c) above) that has been or will be made available to the Administrative Agent or any Lender by any Credit Party or any representative of a Credit Party at its direction and on its behalf in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, when taken as a whole and after giving effect to all supplements thereto, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in each case in light of the circumstances under which such statements are made, not materially misleading.

8.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Term Loans incurred on the Closing Date will be used by the Borrower to finance, in part, the Transaction and pay Transaction Costs and, to the extent of any excess, for working capital or for any purpose not prohibited under this Agreement.

(b) All proceeds of Incremental Term Loans will be used for the purpose set forth in Section 2.15(a).

(c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Term Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(d) The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to the Borrower and its Subsidiaries or, to the knowledge of the Borrower, any other party hereto.

8.09 Tax Returns and Payments. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Borrower and each of its Restricted Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Restricted Subsidiaries, (ii) the Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Restricted Subsidiaries for the periods covered thereby, and (iii) the Borrower and each of its Restricted Subsidiaries have paid all Taxes payable by them, other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of the Borrower and its Restricted Subsidiaries in accordance with U.S. GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of the Borrower, threatened in writing by any authority regarding any Taxes relating to the Borrower or any of its Restricted Subsidiaries which is reasonably likely to be adversely determined, and, if adversely determined, would be reasonably be expected to result in a Material Adverse Effect.

8.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.

(b) There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.

(c) If each of the Borrower, each Restricted Subsidiary of the Borrower and each ERISA Affiliate were to withdraw from all Multiemployer Plans in a complete withdrawal as of the date this assurance is given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) The Borrower, any Restricted Subsidiary of the Borrower and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and (iii) neither the Borrower nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

8.11 The Security Documents.

(a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) in all right, title and interest of the Credit Parties in the Collateral (as described in the Security Agreement), and upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured creditor, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) the receipt by the Collateral Agent of all Instruments, Chattel Paper and certificated pledged Equity Interests that constitute “securities” governed by Article 8 of the New York UCC, in each case constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank, (iii) sufficient identification of commercial tort claims (as applicable), (iv) execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of the New York UCC) with respect to any deposit account, (v) the recordation of the Patent Security Agreement, if applicable, and the Trademark Security Agreement, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office and (vi) the recordation of the Copyright Security Agreement, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Security Agreement) a fully perfected security interest in all right, title and interest in all of the Collateral (as described in the Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.

(b) Upon delivery in accordance with Section 9.12 or 9.13 as applicable, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) and, upon recordation in the appropriate recording office, perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

8.12 Properties. All Real Property owned by any Credit Party as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12, which Schedule 8.12 also indicates each property that constitutes a Material Real Property as of the Closing Date. Each of the Borrower and each of its Restricted Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

8.13 Capitalization. All outstanding shares of capital stock of the Borrower have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the Borrower that may be imposed as a matter of law) and are owned by Holdings. The Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

8.14 Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transaction, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Closing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of the Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

8.15 Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA.

(a) Each of the Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. The Borrower will not directly (or knowingly indirectly) use the proceeds of the Initial Term Loans to violate or result in a violation of any such applicable statutes, regulations, orders or restrictions referred to in the immediately preceding sentence.

(b) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or the Transaction will violate any Anti-Corruption Law or applicable Sanctions.

8.16 Investment Company Act. None of Holdings, the Borrower or any of its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

8.17 [Reserved].

8.18 Environmental Matters.

(a) The Borrower and each of its Restricted Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. To the knowledge of any Credit Party, there are no pending or threatened Environmental Claims against the Borrower or any of its Restricted Subsidiaries or any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries. There are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Restricted Subsidiaries, or to the knowledge of any Credit Party, any Real Property currently or formerly owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that would be reasonably expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by the Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law.

(b) To the knowledge of any Credit Party, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries where such generation, use, treatment, storage, transportation or Release has (i) violated or would be reasonably expected to violate any applicable Environmental Law, (ii) give rise to an Environmental Claim or (iii) give rise to liability under any applicable Environmental Law.

(c) Notwithstanding anything to the contrary in this Section 8.18, the representations and warranties made in this Section 8.18 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.19 Labor Relations. Except as set forth in Schedule 8.19 or except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, (b) to the knowledge of the Borrower, there are no questions concerning union representation with respect to the Borrower or any of its Restricted Subsidiaries, (c) the hours worked by and payments made to employees of the Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of the Borrower, no wage and hour department investigation has been made of the Borrower or any of its Restricted Subsidiaries.

8.20 Intellectual Property. Each of the Borrower and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 9. Affirmative Covenants. The Borrower and each of its Restricted Subsidiaries hereby covenants and agrees that on and after the Closing Date and until the Term Loans (in each case together with interest thereon), Fees and all other Obligations (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements) incurred hereunder and thereunder, are paid in full:

9.01 Information Covenants. The Borrower will furnish to the Administrative Agent for distribution to each Lender, including each Lender’s Public-Siders:

(a) Quarterly Financial Statements. Within 45 days (or 60 days in the case of the first three fiscal quarters ending after the Closing Date for which delivery is required hereunder) after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year and comparable forecasted figures for such quarterly accounting period based on the corresponding forecasts delivered pursuant to Section 9.01(d), all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements. Within 90 days (or 120 days for the first fiscal year ending after the Closing Date) after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and comparable forecasted figures for such fiscal year based on the corresponding forecasts delivered pursuant to Section 9.01(d) and certified, in the case of consolidated financial statements, by KPMG LLP or other independent certified public accountants of recognized national standing, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than as a result of, or with respect to, an upcoming maturity date under this Agreement or the ABL Credit Agreement occurring within one year from the time such opinion is delivered or any potential inability to satisfy any financial maintenance covenant in the ABL Credit Agreement on a future date or in a future period)) to the effect such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of the Borrower and its Subsidiaries as of the date indicated and the results of their operations for the periods indicated, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Notwithstanding the foregoing, the obligations referred to in Sections 6.01(a) and 6.01(b) above may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company or (B) the Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 6.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a parent of the Borrower, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by, or the Borrower shall separately deliver within the applicable time periods set forth in Sections 6.01(a) and 6.01(b) above, consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 6.01(a) (it being understood that such information may be audited at the option of the Borrower), such materials are accompanied by a report and opinion of independent certified public accountants of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than as a result of, or with respect to, an upcoming maturity date under this Agreement or the ABL Credit Agreement occurring within one year from the time such opinion is delivered or any potential inability to satisfy any financial maintenance covenant in the ABL Credit Agreement on a future date or in a future period).

(d) Forecasts. Within 90 days (or 120 days for the first fiscal year ending after the Closing Date) after the close of each fiscal year of the Borrower, a reasonably detailed annual forecast (including projected statements of income, sources and uses of cash and balance sheets for the Borrower and its Subsidiaries on a consolidated basis), prepared on a quarter-by-quarter basis for such fiscal year and including a discussion of the principal assumptions upon which such forecast is based (it being agreed that such annual forecasts shall not be provided to Public-Siders).

(e) Officer’s Certificates. At the time of the delivery of the Section 9.01 Financials, a compliance certificate from a Responsible Officer of the Borrower substantially in the form of Exhibit J, certifying on behalf of the Borrower that, to such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) if delivered with the financial statements required by Section 9.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the applicable Excess Cash Flow Payment Period, and (ii) certify that there have been no changes to Schedules 1(a), 2(b), 9, 11(a), 11(b), 11(c), 12 and 13 of the Perfection Certificate, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents).

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under the ABL Credit Agreement, the Senior Notes Indenture or any refinancing thereof, any Permitted Pari Passu Notes Documents or any Permitted Junior Debt or other debt instrument in excess of the Threshold Amount, (ii) any litigation, or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or deliver to holders (or any trustee, agent or other representative therefor) of the Senior Notes pursuant to the terms of the Senior Notes Documents.

(h) Environmental Matters. Promptly after any Responsible Officer of the Borrower obtains knowledge thereof, notice of any of the following environmental matters to the extent such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by the Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries as required by any Environmental Law or any governmental or other administrative agency and all notices received by the Borrower or any of its Restricted Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify the Borrower or any of its Restricted Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify the Borrower or any of its Restricted Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Subsidiary’s response thereto.

The Borrower represents and warrants that it, Holdings or any other direct or indirect Parent Company and any Subsidiary, in each case, if any, either (i) has no registered or publicly traded securities outstanding, or (ii) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make financial statements and other information provided pursuant to clauses (a) and (b) above, along with the Credit Documents and the list of Disqualified Lenders, available to Public-Siders and (ii) agrees that at the time the Section 9.01 Financials are provided hereunder, they shall already have been, or shall substantially concurrently be, made available to holders of its securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities (it being understood that the Borrower shall have no obligation to request that any material be posted to Public-Siders). Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

(i) Notices to Holders. Promptly after the sending, filing or receipt thereof, the Borrower will provide to the Administrative Agent any material notices provided to, or received from, holders of (I) Senior Notes or any refinancing thereof, (II) Refinancing Notes, Permitted Pari Passu Notes, Permitted Junior Debt or other Indebtedness, in each case of this clause (II), with a principal amount in excess of the Threshold Amount or (III) the ABL Credit Agreement (including, for the avoidance of doubt, any notices relating to an actual or purported default or event of default thereunder and any notices to the extent the action or occurrence described therein would reasonably be expected to be materially adverse to the interests of the Lenders, but excluding any administrative notices or regular reporting requirements thereunder).

(j) Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(k) Insurance. Evidence of insurance renewals as required under Section 9.03 hereunder.

(l) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

9.02 Books, Records and Inspections; Conference Calls.

(a) The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with U.S. GAAP shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Restricted Subsidiary, any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (provided that neither the Borrower nor any of its Restricted Subsidiaries will be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided that in the event that the Borrower or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, the Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege), all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that the Administrative Agent shall give the Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02 and (ii) the Administrative Agent shall not exercise its inspection rights under this Section 9.02 more often than two times during any fiscal year and only one such time shall be at the Borrower’s expense; provided, further, however, that when an Event of Default exists, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

(b) The Borrower will, within 30 days after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 9.01(a) and (b), hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or fiscal year, as the case may be, of the Borrower (it being understood that any such call may be combined with any similar call held for any of the Borrower’s other lenders or security holders).

9.03 Maintenance of Property; Insurance.

(a) The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep all tangible property necessary to the business of the Borrower and its Restricted Subsidiaries in reasonably good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is, in the good faith determination of the Borrower, consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, all information reasonably requested as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence reasonably requested by the Administrative Agent as to such compliance, including, without limitation, evidence of annual renewals of such insurance.

(c) The Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall be endorsed in a customary manner to the Collateral Agent for the benefit of the Secured Parties (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured) and (ii) if agreed by the insurer (which agreement the Borrower shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent; provided, that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as to which a secured lender is not customarily granted an insurable interest therein as the Collateral Agent may approve; and (y) self-insurance programs.

(d) If the Borrower or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or the Borrower or any of its Restricted Subsidiaries shall fail to so endorse all policies with respect thereto, after any applicable grace period, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance, and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

9.04 Existence; Franchises. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, franchises, licenses and permits in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Borrower or any of its Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by the Borrower or any of its Restricted Subsidiaries of any franchises, licenses or permits that the Borrower reasonably determines are no longer material to the operations of the Borrower and its Restricted Subsidiaries taken as a whole or (iii) the withdrawal by the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05 Compliance with Statutes, etc.The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations (including, without limitation, FCPA, OFAC and the USA PATRIOT Act) and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.06 Compliance with Environmental Laws.

(a) The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of the Borrower). Except as have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties or transported to or from such Real Properties in compliance with all applicable Environmental Laws.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(h) or (ii) at any time that the Borrower or any of its Restricted Subsidiaries are not in compliance with Section 9.06(a), at the written request of the Administrative Agent, the Borrower will provide or cause the applicable Credit Party to provide an environmental site assessment report concerning any Mortgaged Property owned, leased or operated by the Borrower or any other Credit Party that is the subject of or could reasonably be expected to be the subject of such notice or noncompliance, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, indicating the presence or absence of Hazardous Materials and the reasonable worst case cost of any removal or remedial action in connection with such Hazardous Materials on such Mortgaged Property. If the Credit Parties fail to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the reasonable cost of which shall be borne (jointly and severally) by the Borrower and the other Credit Parties.

9.07 ERISA. Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, the Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth the full details as to such occurrence and the action, if any, that the Borrower, any Restricted Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by the Borrower, such Restricted Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by the Borrower, such Restricted Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: that (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result in a Material Adverse Effect; (c) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if the Borrower, any Restricted Subsidiary of the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result in a Material Adverse Effect, (d) the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect, (e) that a contribution required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a Material Adverse Effect; or (f) that a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected to result in a Material Adverse Effect. The Borrower will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series, including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) filed with the Internal Revenue Service or other Governmental Authority of each Plan that is maintained or sponsored by the Borrower or a Restricted Subsidiary.

9.08 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its, and each of its Restricted Subsidiaries’ fiscal years to end on or near September 30 of each year and (ii) each of its, and each of its Restricted Subsidiaries’ fiscal quarters to end on or near December 31, March 31, June 30 and September 30; provided, however, that the Borrower may change its fiscal year-end to on or near December 31, in which case, the Borrower will promptly deliver written notice thereof to the Administrative Agent, and the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year-end.

9.09 [Reserved].

9.10 Payment of Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, the Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP.

9.11 Use of Proceeds. The Borrower will use the proceeds of the Term Loans only as provided in Section 8.08.

9.12 Additional Security; Further Assurances; etc.

(a) The Borrower will, and will cause each of the Subsidiary Guarantors to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties (in the case of Real Property, limited to Material Real Property) of the Borrower and the Subsidiary Guarantors as are acquired after the Closing Date (other than assets constituting Excluded Collateral) and as may be reasonably requested from time to time by the Administrative Agent (collectively, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation consistent with any Security Documents entered into on the Closing Date or otherwise reasonably satisfactory in form and substance to the Administrative Agent and (subject to exceptions as are reasonably acceptable to the Administrative Agent) shall constitute, upon taking all necessary perfection action (which the Credit Parties agree to take pursuant to clause (e) below) valid and enforceable perfected security interests and Mortgages (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), subject to the Intercreditor Agreement, any Additional Intercreditor Agreement and any Pari Passu Intercreditor Agreement, superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Administrative Agent) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents. Notwithstanding any other provision in this Agreement or any other Credit Document, no Excluded Subsidiary shall be required to pledge any of its assets to secure any obligations of the Borrower under the Credit Documents or guarantee the obligations of the Borrower under the Credit Documents.

(b) Subject to the terms of the Intercreditor Agreement, any Additional Intercreditor Agreement and any Pari Passu Intercreditor Agreement, with respect to any Person that is or becomes a Restricted Subsidiary after the Closing Date, (i) deliver to the Collateral Agent the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (to the extent required pursuant to the Security Agreement), (ii) cause such new Subsidiary (other than an Excluded Subsidiary) (A) to execute a joinder agreement to the Subsidiaries Guaranty and a joinder agreement to each applicable Security Document, substantially in the form annexed thereto, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (iii) solely in the case of any Foreign Subsidiary, at the request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent an opinion, addressed to the Administrative Agent and the other Lenders, of counsel reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.12(b) as the Administrative Agent may reasonably request.

(c) The Borrower will, and will cause each of the other Credit Parties that are Restricted Subsidiaries of the Borrower to, at the expense of the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Borrower’s expense, any document or instrument supplemental to or confirmatory of the Security Documents to the extent deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.

(d) If the Administrative Agent reasonably determines that it or the Lenders are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property, the Borrower will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

(e) The Borrower agrees that each action required by clauses (a) through (d) of this Section 9.12 shall be completed in no event later than 90 days after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent or the Required Lenders (or such longer period as the Administrative Agent shall otherwise agree, including with respect to any Real Property acquired after the Closing Date that the Borrower has notified the Administrative Agent that it intends to dispose of pursuant to a disposition permitted by Section 10.04), as the case may be; provided that, in no event will the Borrower or any of its Restricted Subsidiaries be required to take any action to obtain consents from third parties with respect to its compliance with this Section 9.12.

9.13 Post-Closing Actions. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Administrative Agent may reasonably agree.

9.14 Permitted Acquisitions.

(a) Subject to the provisions of this Section 9.14 and the requirements contained in the definition of Permitted Acquisition, the Borrower and its Restricted Subsidiaries may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) no Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto and (ii) at the time of the consummation of any Permitted Acquisition, the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, does not exceed 4.50 to 1.00; provided that the aggregate consideration paid by the Borrower and its Restricted Subsidiaries in connection with Permitted Acquisitions consummated from and after the Closing Date where the Acquired Entity or Business does not become a Subsidiary Guarantor or owned by the Borrower or a Subsidiary Guarantor, as applicable, shall not exceed the sum of (x) the greater of $150,000,000 and 2.5% of Consolidated Total Assets (measured at the time of such Permitted Acquisition is consummated), plus (y) the Available Amount.

(b) With respect to any Permitted Acquisition involving the creation or acquisition of a Restricted Subsidiary, or the acquisition of Equity Interests of any Person, the Equity Interests thereof created or acquired in connection with such Permitted Acquisition (other than any such Equity Interests constituting Excluded Collateral) shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) the Security Agreement.

(c) Each Borrower shall cause each Restricted Subsidiary (other than an Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent (and within the time periods) required by, Section 9.12, to the reasonable satisfaction of the Administrative Agent.

9.15 Credit Ratings. The Borrower shall use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case, with respect to the Borrower, and a credit rating from S&P and Moody’s with respect to the Indebtedness incurred pursuant to this Agreement, in all cases, but not a specific rating.

9.16 Designation of Subsidiaries. The Borrower may at any time and from time to time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Subsidiary designated immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such Subsidiary under the Subsidiaries Guaranty) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary to the Borrower or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of (I) the ABL Credit Agreement, (II) the Senior Notes Indenture or (III) any Refinancing Notes Indenture, any Permitted Pari Passu Notes Document, any Permitted Junior Notes Document or other debt instrument, in each case of this clause (III), with a principal amount in excess of the Threshold Amount, (iv) following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower shall comply with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary and (vi) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary.

Section 10. Negative Covenants. The Borrower and each of its Restricted Subsidiaries (and Holdings in the case of Section 10.09(b)) hereby covenant and agree that on and after the Closing Date and until the Term Loans (together with interest thereon), Fees and all other Obligations (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Interest Rate Protection Agreements, Other Hedging Agreements or Treasury Service Agreements) incurred hereunder and thereunder, are paid in full:

10.01 Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for Taxes, assessments or governmental charges or levies not overdue or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(ii) Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP;

(iii) Liens (x) in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) (or to the extent not listed on such Schedule 10.01(iii), where the principal amount of obligations secured by such Liens is less than $30,000,000 in the aggregate) and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(iv) (x) Liens created pursuant to the Credit Documents and (y) Liens securing Obligations (as defined in the ABL Credit Agreement) under the ABL Credit Agreement and the credit documents related thereto and incurred pursuant to Section 10.04(i)(y) and, including any Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements that are guaranteed or secured by the guarantees and security interests thereunder; provided, in the case of this clause (y), that the collateral agent under the ABL Credit Agreement shall have entered into the Intercreditor Agreement;

(v) Leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(vi) Liens (x) upon assets of the Borrower or any of its Restricted Subsidiaries securing Indebtedness permitted by Section 10.04(iii); provided that such Liens do not encumber any asset of the Borrower or any of its Restricted Subsidiaries other than the assets acquired with such Indebtedness and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(vii) [reserved];

(viii) easements, rights-of-way, restrictions (including zoning and other land use restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies, which in the aggregate do not materially interfere with the conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(ix) Liens arising from precautionary UCC or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;

(x) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xiii) Permitted Encumbrances;

(xiv) (A) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Restricted Subsidiaries and (B) Liens securing Permitted Refinancing Indebtedness in respect of Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (A);

(xv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;

(xvi) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 10.04;

(xvii) any interest or title of, and any Liens created by, a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(xviii) Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xii)(b);

(xix) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture;

(xx) Liens in favor of the Borrower or any Subsidiary Guarantor securing intercompany Indebtedness permitted by Section 10.05; provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.05 shall be subordinated to the Liens created pursuant to the Security Documents;

(xxi) Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;

(xxii) Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);

(xxiii) Liens that may arise on inventory or equipment of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than the Borrower and its Restricted Subsidiaries;

(xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxv) Liens (i) of a collection bank arising under Section 4-210 of the UCC (or similar provisions of other applicable laws) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxvi) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxvii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xxviii) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;

(xxix) other Liens to the extent securing liabilities with a principal amount not in excess of the greater of $210,000,000 and 3.5% of Consolidated Total Assets (measured at the time of incurrence) in the aggregate at any time outstanding;

(xxx) Liens on Collateral securing obligations in respect of Indebtedness permitted by Section 10.04(xxvii);

(xxxi) cash deposits with respect to the Senior Notes, any Refinancing Notes or any Permitted Junior Debt or any other Indebtedness, in each case to the extent permitted by Section 10.07;

(xxxii) Liens on accounts receivable sold in connection with the sale or discount of accounts receivable permitted by Section 10.02(iv);

(xxxiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxv) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Borrower and the Restricted Subsidiaries complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(xxxvi) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxxvii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxxviii) so long as no Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits in an aggregate amount not to exceed $45,000,000 securing any Interest Rate Protection Agreement or Other Hedging Agreement permitted hereunder;

(xxxix) [reserved];

(xl) customary Liens granted in favor of a trustee (including the trustee for the Senior Notes) to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued (including the indenture under which the notes are to be issued);

(xli) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries; and

(xlii) Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Refinancing Notes, any Permitted Pari Passu Notes or any Permitted Junior Debt.

In connection with the granting of Liens of the type described in this Section 10.01 by the Borrower or any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02 Consolidation, Merger, or Sale of Assets, etc. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale-Leaseback Transaction, except that:

(i) any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation;

(ii) the Borrower and its Restricted Subsidiaries may sell assets (including Equity Interests), so long as (x) the Borrower or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by the Borrower or such Restricted Subsidiary, as the case may be) and (y) in the case of any single transaction that involves assets or Equity Interests having a fair market value of more than $30,000,000, at least 75% of the consideration received by the Borrower or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by the Borrower or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration (including Designated Non-cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on such Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of such Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by such Borrower or such Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, (C) consideration consisting of Indebtedness of the Borrower or such Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee, (D) accounts receivable of a business retained by the Borrower or any of its Restricted Subsidiaries, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable and (E) any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the greater of (1) $150,000,000 and (2) 2.5% of Consolidated Total Assets (measured at the time of the receipt of such Designated Non-cash Consideration) (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iii) each of the Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));

(iv) each of the Borrower and its Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(v) each of the Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries, including of Intellectual Property;

(vi) (w) any Domestic Subsidiary of the Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into the Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such surviving Person is not the Borrower, such Person expressly assumes, in writing, all the obligations of the Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any Subsidiary Guarantor (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Wholly-Owned Domestic Subsidiary of the Borrower, is a corporation, limited liability company or limited partnership and is or becomes a Subsidiary Guarantor concurrently with such merger, consolidation or liquidation), (x) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of the Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into any other Excluded Subsidiary (other than an Unrestricted Subsidiary) of the Borrower and (y) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of the Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Credit Party (so long as such Credit Party is the surviving corporation of such merger, consolidation, dissolution, amalgamation or liquidation); provided that any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vi), so long as (I) no Event of Default then exists or would exist immediately after giving effect thereto and (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall not be impaired in any material respect as a result of such merger, consolidation, amalgamation or liquidation;

(vii) [reserved];

(viii) each of the Borrower and its Restricted Subsidiaries may make sales or leases of (A) inventory in the ordinary course of business, (B) goods held for sale in the ordinary course of business and (C) immaterial assets with a fair market value, in the case of this clause (C), of less than $25,000,000;

(ix) each of the Borrower and its Restricted Subsidiaries may sell or otherwise dispose of (i) outdated, obsolete, surplus or worn out property, in each case, in the ordinary course of business and (ii) property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(x) each of the Borrower and its Restricted Subsidiaries may sell or otherwise dispose of assets acquired pursuant to a Permitted Acquisition so long as (x) such assets are not used or useful to the core or principal business of the Borrower and its Restricted Subsidiaries, (y) such assets have a fair market value not in excess of the greater of (A) $50,000,000 and (B) 0.75% of Consolidated Total Assets (measured at the time of disposition thereof), and (z) such assets are sold, transferred or disposed of on or prior to the first anniversary of the relevant Permitted Acquisition;

(xi) in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, a Restricted Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;

(xii) each of the Borrower and its Restricted Subsidiaries may effect Sale-Leaseback Transactions (a) involving real property acquired after the Closing Date and not more than 180 days prior to such Sale-Leaseback Transaction for cash and fair market value (as determined by the Borrower) or (b) with respect to any other Sale-Leaseback Transactions not described in subclause (xii)(a), having an aggregate fair market value not in excess of $25,000,000;

(xiii) [reserved];

(xiv) each of the Borrower and its Restricted Subsidiaries may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xv) each of the Borrower and its Restricted Subsidiaries may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xvi) each of the Borrower and its Restricted Subsidiaries may abandon Intellectual Property rights in the ordinary course of business, in the exercise of its reasonable good faith judgment;

(xvii) each of the Borrower and its Restricted Subsidiaries may make voluntary terminations of or unwind Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements;

(xviii) each of the Borrower and its Restricted Subsidiaries may make dispositions resulting from foreclosures by third parties on properties of the Borrower or any of its Restricted Subsidiaries and acquisitions by the Borrower or any of its Restricted Subsidiaries resulting from foreclosures by such Persons or properties of third parties;

(xix) each of the Borrower and its Restricted Subsidiaries may terminate leases and subleases;

(xx) each of the Borrower and its Restricted Subsidiaries may use cash and Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made) to make payments that are not otherwise prohibited by this Agreement;

(xxi) each of the Borrower or its Restricted Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;

(xxii) sales, dispositions or contributions of property (A) between Credit Parties (other than Holdings), (B) between Restricted Subsidiaries (other than Credit Parties), (C) by Restricted Subsidiaries that are not Credit Parties to the Credit Parties (other than Holdings) or (D) by Credit Parties to any Restricted Subsidiary that is not a Credit Party; provided with respect to clause (D) that (1) the portion (if any) of any such sale, disposition or contribution of property made for less than fair market value and (2) any noncash consideration received in exchange for any such sale, disposition or contribution of property, shall in each case constitute an Investment in such Restricted Subsidiary subject to Section 10.05.

(xxiii) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxiv) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; provided that the proceeds of such dispositions are applied in accordance with Section 5.02(f);

(xxv) any disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02; and

(xxvi) dispositions permitted by Section 10.03.

To the extent the Required Lenders (or such other percentage of the Lenders as may be required by Section 10.02) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the Borrower or a Subsidiary Guarantor), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by them in order to effect the foregoing.

10.03 Dividends. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Restricted Subsidiaries, except that:

(i) any Restricted Subsidiary of the Borrower may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to the Borrower or to other Restricted Subsidiaries of the Borrower which directly or indirectly own equity therein;

(ii) any non-Wholly-Owned Subsidiary of the Borrower may declare and pay cash Dividends to its shareholders generally so long as the Borrower or its Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii) so long as no Default or Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, the Borrower may pay cash Dividends to Holdings to allow Holdings to pay cash dividends or make cash distributions to any other Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of such Holdings or such other Parent Company from management, employees, officers and directors (and their successors and assigns) of the Borrower and its Restricted Subsidiaries; provided that (A) the aggregate amount of Dividends made by the Borrower to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings or such other Parent Company in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Holdings (but in no event from any Initial Public Offering) from issuances of its Equity Interests (other than to the extent included in the Available Amount) and contributed to the Borrower in connection with such redemption or repurchase), in either case, exceed during any fiscal year of the Borrower, $30,000,000 (provided that the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (iii) shall increase the amount of cash Dividends permitted to be paid in the succeeding two fiscal years pursuant to this clause (iii)); (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Closing Date; plus (II) the net proceeds from the sale of Equity Interests of Holdings, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Closing Date, where the net proceeds of such sale are received by or contributed to the Borrower; provided that the amount of any such net proceeds that are utilized for any Dividend under this clause (iii) will not be considered to be net proceeds of Equity Interests for purposes of clause (a)(ii) of the definition of “Available Amount”; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to the Borrower from members of management, officers, directors, employees of the Borrower or any of its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any other Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;

(iv) the Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay expenses incurred by Holdings or any other Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to the Borrower, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings and any other Parent Company shall cause the amount of such expenses to be repaid to the Borrower or the relevant Restricted Subsidiary of the Borrower out of the proceeds of such offering promptly if such offering is completed;

(v) the Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) to pay costs (including all professional fees and expenses) incurred by Holdings or any other Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;

(vi) the Borrower may pay cash dividends or other distributions, or make loans or advances to, any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:

(A) franchise Taxes (and other fees and expenses) required to maintain their existence to the extent such Taxes, fees and expenses are reasonably attributable to the operations of Holdings, the Borrower and its Restricted Subsidiaries;

(B) with respect to any taxable year (or portion thereof) ending after the Closing Date with respect to which the Borrower (a) is treated as a corporation for U.S. federal, state, and/or local income tax purposes and (b) is a member of a consolidated, combined or similar income tax group (a “Tax Group”) of which any Parent Company is the common parent, federal, state and local income Taxes (including minimum Taxes) (or franchise and similar Taxes imposed in lieu of such minimum Taxes) that are attributable to the taxable income of the Borrower and its Subsidiaries; provided that for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and its Subsidiaries would have been required to pay as a stand-alone Tax Group; provided, further, that the permitted payment pursuant to this clause (B) with respect to the Taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by such Unrestricted Subsidiary to the Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar Taxes;

(C) customary salary, bonus and other benefits payable to officers and employees of any Parent Company to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of any Parent Company to the extent such costs and expenses are reasonably attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(E) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any Parent Company;

(F) the purchase or other acquisition by Holdings or any other Parent Company of the Borrower of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by the Borrower, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 9.14; provided that (A) such dividend, distribution, loan or advance shall be made concurrently with the closing of such purchase or other acquisition and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Borrower or any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.02) into the Borrower or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchaser or other acquisition;

(G) any customary fees and expenses related to any unsuccessful equity offering by any Parent Company directly attributable to the operations of the Borrower and its Restricted Subsidiaries;

provided that the aggregate amount of Dividends made pursuant to subclauses (C), (D) and (G) of this clause (vi) shall not exceed $30,000,000 in any fiscal year;

(vii) reasonable and customary indemnities to directors, officers and employees of Holdings or any other Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(viii) the Borrower may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid to any other Parent Company) for payment of (x) obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries or (y) indemnification obligations owing to the Sponsor and Sponsor Affiliates under the Advisory Agreement;

(ix) any Dividend used (i) to fund the Transaction, including Transaction Costs, and (ii) in order to satisfy indemnity and other similar obligations under the Acquisition Agreement;

(x) the Borrower may pay cash Dividends to Holdings (who may subsequently pay cash Dividends to any other Parent Company) so long as the proceeds thereof are used to pay the Sponsor or Sponsor Affiliate fees, expenses and indemnification payments that are then permitted to be paid pursuant to Sections 10.06(v), 10.06(vii) and 10.06(xii);

(xi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards;

(xii) a Dividend to any Parent Company to fund a payment of dividends on such Parent Company’s common stock following an Initial Public Offering of such common stock after the Closing Date, of up to 6% per annum of the net cash proceeds contributed to the capital of the Borrower from any such Initial Public Offering;

(xiii) any Dividends to the extent the same are made solely with the Available Amount, so long as, solely to the extent clause (i)(B) of the definition of “Available Amount” is being utilized, at the time of, and after giving effect to such Dividend on a Pro Forma Basis, (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Net Leverage Ratio does not exceed 4.50 to 1.00;

(xiv) purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by the Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed $30,000,000;

(xv) the declaration and payment of Dividends or the payment of other distributions by the Borrower in an aggregate amount since the Closing Date, when aggregated with the amount expended in reliance on 10.07(a)(B)(iii), not to exceed $75,000,000;

(xvi) the Borrower and each Restricted Subsidiary may declare and make Dividend payments or other distributions payable solely in the Equity Interests of such Person so long as in the case of Dividend or other distribution by a Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(xvii) the Borrower may pay Dividends with the cash proceeds contributed to its common equity from the net cash proceeds of any equity issuance by any Parent Company, so long as, with respect to any such payments, no Event of Default shall have occurred and be continuing or would result therefrom; provided that the amount of any such cash proceeds that are utilized for any Dividend under this clause (xvii) will not be considered to be cash proceeds of Equity Interests for purposes of clause (a)(ii) of the definition of “Available Amount”;

(xviii) the Borrower and any Restricted Subsidiary may pay Dividends within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03; and

(xix) any Dividends, so long as (x) at the time of, and after giving effect to such Dividend, no Event of Default shall have occurred and be continuing and (y) on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio does not exceed 3.25 to 1.00.

In determining compliance with this Section 10.03 (and in determining amounts paid as Dividends pursuant hereto for purposes of the definition of Consolidated EBITDA and Consolidated Net Income), amounts loaned or advanced to Holdings pursuant to Section 10.05(vi) shall, to the extent such loan or advance remains unpaid, be deemed to be cash Dividends paid to Holdings to the extent provided in said Section 10.05(vi).

10.04 Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) (x) Indebtedness incurred pursuant to this Agreement and the other Credit Documents; and (y) Indebtedness incurred pursuant to the ABL Credit Agreement in an aggregate principal amount not to exceed $550,000,000;

(ii) Indebtedness under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of the Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) in connection with the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets and any Permitted Refinancing Indebtedness in respect thereof; provided that in no event shall the aggregate principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date pursuant to this clause (iii) exceed the greater of $180,000,000 and 3.0% of Consolidated Total Assets (measured at the time of incurrence) at any one time outstanding;

(iv) [reserved];

(v) (A) Indebtedness of a Restricted Subsidiary of the Borrower acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, shall not exceed 4.50 to 1.00 and (B) any Permitted Refinancing Indebtedness in respect thereof;

(vi) intercompany Indebtedness and cash management pooling obligations and arrangements among the Borrower and its Restricted Subsidiaries to the extent permitted by Section 10.05(vi);

(vii) Indebtedness outstanding on the Closing Date and listed on Schedule 10.04 and any Permitted Refinancing Indebtedness in respect thereof;

(viii) Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii) shall not at any time exceed the greater of $120,000,000 and 2.0% of Consolidated Total Assets (measured at the time of incurrence);

(ix) the Senior Notes outstanding on the Closing Date in an aggregate principal amount not to exceed $750,000,000 and any Permitted Refinancing Indebtedness in respect thereof;

(x) Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(xi) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including in each case, obligations under any Treasury Services Agreements;

(xii) Indebtedness in respect of Other Hedging Agreements so long as the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(xiii) unsecured Indebtedness of the Borrower (which may be guaranteed on a subordinated basis by Holdings (so long as it is a Guarantor) and any or all Subsidiary Guarantors), in an aggregate outstanding principal amount (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed the greater of $240,000,000 and 4.0% of Consolidated Total Assets (measured at the time of incurrence) at any time, assumed or incurred in connection with any Permitted Acquisition permitted under Section 9.14, so long as such Indebtedness (and any guarantees thereof) are subordinated to the Obligations upon terms and conditions acceptable to the Administrative Agent and any Permitted Refinancing Indebtedness in respect thereof;

(xiv) [reserved];

(xv) additional Indebtedness of the Borrower and its Restricted Subsidiaries not to exceed the greater of $210,000,000 and 3.5% of Consolidated Total Assets (measured at the time of incurrence) in aggregate principal amount outstanding at any time;

(xvi) Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(xvii) Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xviii) guarantees made by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or any of its Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that (x) such guarantees are permitted by Section 10.05 and (y) no Restricted Subsidiary that is not a Subsidiary Guarantor shall guarantee Indebtedness of a Credit Party pursuant to this clause (xviii);

(xix) guarantees made by any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary permitted to be outstanding under this Section 10.04;

(xx) guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 10.04, or any refinancing thereof pursuant to this Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition to which such Indebtedness relates;

(xxi) customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii) guarantees of Indebtedness of directors, officers and employees of the Borrower or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxiii) guarantees of Indebtedness of a Person in connection with a joint venture; provided that the aggregate principal amount of any Indebtedness so guaranteed that is then outstanding, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such guarantees and the amount of Investments then outstanding (and deemed outstanding) under clause (xix) of Section 10.05, shall not exceed the greater of $210,000,000 and 3.5% of Consolidated Total Assets (measured at the time of incurrence);

(xxiv) [reserved];

(xxv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, to the extent such Indebtedness is extinguished reasonably promptly after receipt of notice thereof;

(xxvi) (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower and the Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Company permitted by Section 10.03;

(xxvii) (A) Permitted Pari Passu Notes or Permitted Junior Debt in an amount not to exceed the then remaining aggregate principal amount of Incremental Term Loans that could be incurred at such time pursuant to Section 2.15 so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Pari Passu Notes,” “Permitted Junior Notes” or “Permitted Junior Loans”, as the case may be and (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Acquisition, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05); and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A);

(xxviii) (x) guarantees made by the Borrower or any of its Restricted Subsidiaries of obligations (not constituting debt for borrowed money) of the Borrower or any of its Restricted Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (y) Indebtedness of any Credit Party (other than Holdings) as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xxix) (A) Permitted Junior Debt of the Borrower and its Restricted Subsidiaries incurred under Permitted Junior Debt Documents so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Junior Notes” or “Permitted Junior Loans”, as the case may be, (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Acquisition, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05), (iii) any such Indebtedness incurred or guaranteed by a Credit Party is not secured by any assets of the Borrower or any Restricted Subsidiary and (iv) the aggregate principal amount of such Permitted Junior Debt issued or incurred after the Closing Date shall not cause the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, to exceed 4.50 to 1.00 and (B) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A); provided that the amount of Permitted Junior Debt which may be incurred pursuant to this clause (xxix) by non-Credit Parties shall not exceed the greater of $240,000,000 and 4.0% of Consolidated Total Assets (measured at the time of incurrence) at any time outstanding;

(xxx) Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);

(xxxi) Indebtedness under Refinancing Notes, 100% of the Net Debt Proceeds of which are applied to repay outstanding Term Loans in accordance with Section 5.02(c); and

(xxxii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxi) above.

10.05 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by the Borrower and its Restricted Subsidiaries with respect thereto), except that the following shall be permitted (each of the following, a “Permitted Investment” and collectively, “Permitted Investments”):

(i) the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(ii) the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Closing Date and described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;

(iv) the Borrower and its Restricted Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Restricted Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii), and Other Hedging Agreements to the extent permitted by Section 10.04(xii);

(vi) (a) the Borrower and any Restricted Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03), including in connection with tax planning activities, so long as, after giving effect thereto, the security interest of the Collateral Agent for the benefit of the Secured Creditors in the Collateral, taken as a whole, is not materially impaired, (b) any Foreign Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in the Borrower or any of its Restricted Subsidiaries so long as in the case of such intercompany loans (other than cash management pooling obligations and arrangements) to Credit Parties (other than Holdings), all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent, (c) the Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments (including cash management pooling obligations and arrangements) in, Restricted Subsidiaries that are not Credit Parties so long as the aggregate amount of outstanding loans, guarantees and other Indebtedness made pursuant to this subclause (c) does not exceed the greater of $210,000,000 and 3.5% of Consolidated Total Assets (measured at the time of such loans, guarantees or incurrence), (d) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to, and other investments (including cash management pooling obligations and arrangements) in, any other Restricted Subsidiary that is also not a Credit Party and (e) Credit Parties may make intercompany loans and other investments (including cash management pooling obligations and arrangements) in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that results in the proceeds of the initial Investment being invested in one or more Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03);

(vii) Permitted Acquisitions shall be permitted in accordance with Section 9.14;

(viii) loans and advances by the Borrower and its Restricted Subsidiaries to officers, directors and employees of the Borrower and its Restricted Subsidiaries in connection with (i) business-related travel, relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (ii) any such Person’s purchase of Equity Interests of Holdings or any Parent Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(ix) advances of payroll payments to employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(x) non-cash consideration may be received in connection with any Asset Sale permitted pursuant to Section 10.02(ii) or (x);

(xi) additional Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(xii) extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;

(xiii) earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);

(xiv) Investments in deposit accounts or securities accounts opened in the ordinary course of business;

(xv) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xvi) Investments in the ordinary course of business consisting of UCC Article 3 (or the equivalent under other applicable law) endorsements for collection or deposit;

(xvii) purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by the Borrower and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xiv), shall not exceed $30,000,000;

(xviii) Investments to the extent made with the Available Amount;

(xix) in addition to Investments permitted by clauses (i) through (xviii) and (xx) through (xxxi) of this Section 10.05, the Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a joint venture) in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xix), not to exceed the greater of $210,000,000 and 3.5% of Consolidated Total Assets (measured at the time such Investment is made);

(xx) the licensing, sublicensing or contribution of Intellectual Property rights pursuant to arrangements with Persons other than the Borrower and the Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by the Borrower or such Restricted Subsidiary, as the case may be, in good faith;

(xxi) loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends made to any Parent Company), Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable Dividends thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);

(xxii) Investments to the extent that payment for such Investments is made solely in the form of common Equity Interests or Qualified Preferred Stock of Holdings or any Equity Interests of any other direct or indirect Parent Company to the seller of such Investments;

(xxiii) Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(xxiv) Investments in a Restricted Subsidiary that is not a Credit Party or in a joint venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or joint venture;

(xxv) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business;

(xxvi) Investments by the Borrower and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords made in the ordinary course of business;

(xxvii) guaranties made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of the Borrower or its Subsidiaries;

(xxviii) Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xxix) Investments in Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 10.05(xxix) not to exceed $150,000,000 at any one time outstanding;

(xxx) any Investments, so long as, on the date of such Investment, (i) no Event of Default has occurred and is continuing and (ii) on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio does not exceed 3.25 to 1.00; and

(xxxi) Investments by the Borrower and its Restricted Subsidiaries in joint ventures in an aggregate amount for all Investments made pursuant to this clause (xxxi), not to exceed, when added to the aggregate amount then guaranteed under clause (xxiii) of Section 10.04 and all unreimbursed payments theretofore made in respect of guarantees pursuant to clause (xxiii) of Section 10.04, the greater of $120,000,000 and 2.0% of Consolidated Total Assets (measured at the time such Investment is made).

10.06 Transactions with Affiliates. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries, other than on terms and conditions deemed in good faith by the board of directors of the Borrower (or any committee thereof) to be not less favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i) Dividends (and loans and advances in lieu thereof) may be paid to the extent provided in Section 10.03;

(ii) loans and other transactions among the Borrower and its Restricted Subsidiaries;

(iii) customary fees and indemnification (including the reimbursement of out-of-pocket expenses) may be paid to directors of Holdings, the Borrower and its Restricted Subsidiaries (and, to the extent directly attributable to the operations of the Borrower and the other Restricted Subsidiaries, to any other Parent Company);

(iv) the Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with officers, employees and directors of Holdings, the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(v) so long as no Event of Default shall exist (both before and immediately after giving effect thereto) under Section 11.01 or 11.05, Holdings and/or the Borrower may pay fees to the Sponsor or the Sponsor Affiliates (or dividend such funds to any Parent Company to be paid to the Sponsor or the Sponsor Affiliates) in an amount not to exceed $15,000,000 in any calendar year and perform its other obligations pursuant to the terms of the Advisory Agreement as in effect on the Closing Date; provided further that upon the occurrence and during the continuance of Event of Default under Section 11.01 or 11.05, such amounts may accrue on a subordinated basis, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default;

(vi) the Transaction (including Transaction Costs) shall be permitted;

(vii) to the extent not otherwise prohibited by this Agreement, transactions between or among Holdings, the Borrower and any of its Restricted Subsidiaries shall be permitted (including equity issuances); the Borrower may make payments (or make dividends to Holdings or any other Parent Company to make payments) to reimburse the Sponsor or the Sponsor Affiliates for its reasonable out-of-pocket expenses, and to indemnify it, pursuant to the terms of the Advisory Agreement entered into in connection with the Transaction, as in effect on the Closing Date, subject to amendments not adverse to the Lenders in any material respect;

(viii) transactions described on Schedule 10.06(viii) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(ix) Investments in the Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 10.05;

(x) any payments required to be made pursuant to the Acquisition Agreement;

(xi) transactions between the Borrower and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of the Borrower or any Parent Company; provided, however, that such director abstains from voting as a director of the Borrower or such Parent Company, as the case may be, on any matter involving such other Person;

(xii) payments by Holdings, the Borrower or any of its Restricted Subsidiaries to the Sponsor or any Parent Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with the acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Borrower in good faith;

(xiii) guarantees of performance by the Borrower and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money; and

(xiv) the issuance of Equity Interests in the form of common stock or Qualified Preferred Stock of the Borrower to the Sponsor or any Parent Company, or to any director, officer, employee or consultant thereof.

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall the Borrower or any of its Restricted Subsidiaries pay any management, consulting or similar fee to the Sponsor or any Affiliate of the Sponsor except as specifically provided in clauses (v) and (vii) of this Section 10.06.

10.07 Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.The Borrower will not, and will not permit any of its Restricted Subsidiaries to:

(a) make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event of (including, in each case without limitation, by way of depositing money or securities with the trustee with respect thereto or any other Person before due for the purpose of paying when due), any Senior Notes, Permitted Junior Debt, Subordinated Indebtedness or Refinancing Notes (other than Refinancing Notes secured by Liens ranking pari passu with the Liens securing the Indebtedness under this Agreement), except that (A) the Borrower may consummate the Transaction, and (B) Senior Notes, Permitted Junior Debt, Subordinated Indebtedness and such Refinancing Notes may be repaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Senior Notes, Permitted Junior Debt or Refinancing Notes when due may be made) (i) with the Available Amount; provided, that solely to the extent clause (i)(B) of the definition of “Available Amount” is being utilized, (x) no Event of Default shall have occurred and be continuing at the time of the consummation of the proposed repayment or prepayment or immediately after giving effect thereto and (y) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period for which Section 9.01 Financials were required to have been delivered, shall not exceed 4.50 to 1.00, (ii) so long as no Event of Default has occurred or would result therefrom and on a Pro Forma Basis, the Consolidated Total Net Leverage Ratio does not exceed 3.25 to 1.00 and (iii) in an aggregate amount, when aggregated with the amount expended in reliance on 10.04(xv), not to exceed $75,000,000; provided, that nothing herein shall otherwise prevent the Borrower and its Restricted Subsidiaries from refinancing the Senior Notes, Permitted Junior Debt, Subordinated Indebtedness or Refinancing Notes, in each case with Permitted Refinancing Indebtedness;

(b) amend or modify, or permit the amendment or modification of any provision of, any Senior Notes Indenture or Refinancing Note Document (after the entering into thereof) other than any amendment or modification that is not materially adverse to the interests of the Lenders;

(c) amend or modify, or permit the amendment or modification of any provision of, any Permitted Junior Debt Document (after the entering into thereof) with a principal amount in excess of the Threshold Amount, other than any amendment or modification that is not materially adverse to the interests of the Lenders; or

(d) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation) or certificate of formation; limited liability company agreement or by-laws (or the equivalent organizational documents); accounting policies, reporting policies or fiscal year (except as required by U.S. GAAP), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (e) is not materially adverse to the interests of the Lenders.

10.08 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) this Agreement and the other Credit Documents, the ABL Credit Agreement and the other definitive documentation entered into in connection therewith and the Senior Notes Indenture;

(iii) any Refinancing Note Documents;

(iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Restricted Subsidiaries;

(v) customary provisions restricting assignment of any licensing agreement (in which the Borrower or any of its Restricted Subsidiaries is the licensee) or other contract entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vi) restrictions on the transfer of any asset pending the close of the sale of such asset;

(vii) any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to the Borrower or any Restricted Subsidiary of the Borrower, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;

(viii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix) any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary;

(x) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);

(xi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;

(xii) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor, which Indebtedness is permitted by Section 10.04;

(xiii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture;

(xiv) on or after the execution and delivery thereof, (i) the Permitted Junior Debt Documents and (ii) the Permitted Pari Passu Notes Documents; and

(xv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis.

10.09 Business.

(a) The Borrower will not permit at any time the business activities taken as a whole conducted by the Borrower and its Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by the Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) except that the Borrower and its Restricted Subsidiaries may engage in Similar Business.

(b) Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the Borrower and, indirectly, its Subsidiaries and activities incidental thereto; provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement, the other Credit Documents to which it is a party, the Acquisition Agreement, the Advisory Agreement, the ABL Credit Agreement and the other definitive documentation entered into in connection therewith, (iv) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions, (v) the making of dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (xi) the consummation of the Transaction, (xii) the making of loans to or other Investments in, or incurrence of Indebtedness from, the Borrower or in the case of incurrence of Indebtedness, from any Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor) as and to the extent not prohibited by this Agreement and (xiii) any other activity expressly contemplated by this Agreement to be engaged in by Holdings, including, without limitation, repurchases of Indebtedness of the Borrower under this Agreement pursuant to Section 2.19 and Section 2.20 and entry into and performance of guarantees of Refinancing Notes, Permitted Junior Debt, Permitted Pari Passu Notes and, subject to any applicable limitations set forth herein, other permitted Indebtedness of the Borrower and its Restricted Subsidiaries.

10.10 Negative Pledges. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries that are not Subsidiary Guarantors to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to the Intercreditor Agreement, any Additional Intercreditor Agreement, any Pari Passu Intercreditor Agreement or any other intercreditor agreement contemplated by this agreement, and except that this Section 10.10 shall not apply to:

(i) any covenants contained in this Agreement or any other Credit Documents or that exist on the Closing Date;

(ii) covenants existing under the ABL Credit Agreement as in effect on the Closing Date and the other credit documents pursuant thereto;

(iii) the covenants contained in the Senior Notes Indenture, any Refinancing Term Loans, any Refinancing Note Documents, any Permitted Pari Passu Notes Documents or any Permitted Junior Debt (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iv) covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(v) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture;

(vii) restrictions imposed by law;

(viii) customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale; provided such restrictions and conditions apply only to the Person or property that is to be sold;

(ix) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xi) restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(xii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xiii) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii), (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 11. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01 Payments. The Borrower shall (i) default in the payment when due of any principal of any Term Loan or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Term Loan, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc.Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03 Covenants. Holdings, the Borrower or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.04 (as to the Borrower), 9.08, 9.11, 9.14(a) or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02), and such default shall continue unremedied for a period of 30 days after written notice thereof to the Borrower by the Administrative Agent or the Required Lenders; or

11.04 Default Under Other Agreements. (i) Holdings, the Borrower or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than Indebtedness under this Agreement) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than Indebtedness under this Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (ii) any Indebtedness (other than Indebtedness under this Agreement) of Holdings, the Borrower or any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that (A) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount, (B) the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of, or Recovery Event with respect to, the property or assets securing such Indebtedness, if such sale or transfer or Recovery Event is otherwise permitted hereunder and (C) an Event of Default under clause (i)(y) of this Section 11.04 with respect to the ABL Credit Agreement shall not be an Event of Default until the earliest of (I) in the case of a payment default, the first date on which such default shall continue unremedied for a period of 30 days after the date of such default (during which period such default is not waived or cured), (II) the date on which the Indebtedness under the ABL Credit Agreement has been accelerated as a result of such default and (III) the date on which the administrative agent and/or the lenders under the ABL Credit Agreement have exercised their secured creditor remedies as a result of such default; or

11.05 Bankruptcy, etc. Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, bankruptcy, insolvency, arrangement, winding-up, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days, or Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, receiver-manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

11.06 ERISA . (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, (b) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect, (c) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, applicable law which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (d) the Borrower or any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect; or

11.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected security interest, to the extent required by the Credit Documents, in, and Lien on, all of the Collateral (other than (x) Collateral with an aggregate fair market value not in excess of $60,000,000 or (y) as a result of the failure of the Collateral Agent to file continuation statements or the failure of the Collateral Agent or the collateral agent under the ABL Credit Agreement to maintain possession of possessory collateral delivered to it), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01)); or

11.08 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor, or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

11.09 Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) of the Borrower involving in the aggregate for Holdings, the Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) a liability or liabilities (not paid or fully covered by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered by such insurance company) equals or exceeds the Threshold Amount; or

11.10 Change of Control. A Change of Control shall occur;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Term Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (iv) enforce each Guaranty.

Section 12. The Administrative Agent .

12.01 Appointment and Authorization.

(a) Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “Collateral Agent” and “security trustee” under the Credit Documents, and each of the Lenders (on behalf of itself and its Affiliates, including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “Collateral Agent” or “security trustee” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 12 and Section 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “security trustee” under the Credit Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(c) The Lenders hereby authorize the Administrative Agent to enter into the Intercreditor Agreements, any Additional Intercreditor Agreement, any Pari Passu Intercreditor Agreement and any other intercreditor agreement or arrangement or supplement thereto permitted under this Agreement without any further consent by any Lender and any such intercreditor agreement shall be being binding upon the Lenders.

12.02 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

12.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11 and 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

12.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable, in the absence of its own gross negligence, bad faith or willful misconduct in selecting such counsel, accountants or other experts, for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or Co-Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

12.06 Non-reliance on Administrative Agent and Other Lenders . Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

12.07 Indemnification by the Lenders. To the extent that the Borrower for any reason fails to pay any amount required under Section 13.01(a) to be paid by it to the Administrative Agent or Collateral Agent (or any sub-agent of either of them), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Term Loans held by each Lender or, if the Term Loans have been repaid in full, based on the amount of outstanding Term Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 12.07 are subject to the provisions of Section 5.04.

12.08 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.01 and 13.01) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.01 and 13.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(v) of Section 13.04 of this Agreement, and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.

12.10 Resignation of the Agents. The Administrative Agent may at any time give notice of its resignation (including as Collateral Agent) to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and consented to by the Borrower, to the extent so required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Creditors’ security interest thereon until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the

Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of the Borrower, to the extent so required) appoint a successor Administrative Agent as provided for above in this Section 12.10. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 and Section 13.01 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

12.11 Collateral Matters and Guaranty Matters. Each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) irrevocably authorizes the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (iii) that constitutes Excluded Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, subject to Section 13.12, upon release of such Subsidiary Guarantor from its obligations under the Subsidiaries Guaranty pursuant to clause (b) below or (v) if approved, authorized or ratified in writing in accordance with Section 13.12;

(b) to release any Subsidiary Guarantor from its obligations under the Subsidiaries Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Sections 10.01(iv)(y), (vi) or (xiv) or any other Lien that is permitted by Section 10.01 to be senior to the Lien securing the Obligations or to release any Lien securing the Obligations upon the incurrence of any Lien permitted by Section 10.01 with respect to specified assets if the Lien securing the Obligations is not allowed by the documentation creating such Lien or related documentation.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.11.

12.12 Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements. No Guaranteed Creditor that obtains the benefits of Section 11, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12.12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Guaranteed Creditor.

12.13 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 5.04 and without limiting or expanding the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

Section 13. Miscellaneous.

13.01 Payment of Expenses, etc.

(a) The Credit Parties hereby jointly and severally agree, from and after the Closing Date, to: (i) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel to all Agents and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (x) the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, (y) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and (z) their syndication efforts with respect to this Agreement; (ii) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents and each Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited, in the case of legal expenses, to one primary counsel to all Agents and Lenders to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs the Borrower of such conflict, of a single additional firm of counsel for all similarly situated affected Indemnified Persons); (iii) pay and hold each Agent and each Lender harmless from and against any and all Other Taxes with respect to the foregoing matters and save each Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Lender or the Lead Arranger) to pay such Other Taxes; and (iv) indemnify each Agent and each Lender and their respective Affiliates, and the officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Term Loans hereunder or the consummation of the

Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the Environment relating in any way to any Real Property owned, leased or operated, at any time, by the Borrower or any of its Subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by the Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Subsidiaries; the non-compliance by the Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim asserted against the Borrower, any of its Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person (but excluding in each case (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by the Borrower or Guarantors or any of their respective affiliates and is brought by an Indemnified Person (other than claims against any Agent solely in its capacity as such or in its fulfilling such role)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.

(c) No party hereto (and no Indemnified Person or any Subsidiary or Affiliate of Holdings or the Borrower) shall be responsible to any other party hereto (or any Indemnified Person or any Subsidiary or Affiliate of Holdings or the Borrower) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Credit Parties’ indemnity obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).

13.02 Right of Setoff.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Lender and each Guaranteed Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, such Lender or such Guaranteed Creditor (including, without limitation, by branches and agencies of the Administrative Agent, such Lender or such Guaranteed Creditor wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Lender or such Guaranteed Creditor under this Agreement or under any of the other Credit

Documents, including, without limitation, all interests in Obligations purchased by such Lender or such Guaranteed Creditor pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Lender or such Guaranteed Creditor shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

13.03 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, cable communication or electronic transmission) and mailed, telegraphed, telexed, telecopied, cabled, delivered or transmitted: if to any Credit Party, c/o Cortes NP Acquisition Corporation, c/o Platinum Equity, LLC, 360 North Crescent Drive, Beverly Hills, CA 90210, Attention: Legal Department, Telecopier No.: (310) 712-1863; if to any Lender, at its address specified in its Administrative Questionnaire or in writing to the Administrative Agent; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent. Each of the Administrative Agent, the Borrower or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

13.04 Benefit of Agreement; Assignments; Participations, etc.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under Section 11.01 or 11.05, any other Eligible Transferee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loans of any Tranche, the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing under Section 11.01 or 11.05;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Term Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with the payment by the assignee of a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 5.04 and 13.01. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and, as to its own positions only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above and any written consent to such assignment required by clause (b) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 5.04(b) and (c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such Participant (A) agrees to be subject to the provisions of Section 2.12 as if it were an assignee clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.10 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Term Loan or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Holdings, the Borrower and its Restricted Subsidiaries shall also be entitled to purchase (from Lenders) outstanding principal of Term Loans in accordance with the provisions of Sections 2.19 and 2.20, which purchases shall be evidenced by assignments (in form reasonably satisfactory to the Administrative Agent) from the applicable Lender to the Borrower. No such transfer or assignment shall be effective until recorded by the Administrative Agent (which the Administrative Agent agrees to promptly record) on the Register pursuant to clause (b) above. All Term Loans purchased pursuant to Section 2.19 and 2.20 shall be immediately and automatically cancelled and retired, and the Borrower shall in no event become a Lender hereunder. To the extent of any assignment to a Borrower as described in this clause (c), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.

(e) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Notes hereunder to a Federal Reserve Bank or central banking authority in support of borrowings made by such Lender from such Federal Reserve Bank or central banking authority and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Term Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder.

(f) Each Lender acknowledges and agrees to comply with the provisions of Section 13.04 applicable to it as a Lender hereunder.

(g) Each Sponsor Affiliate, solely in its capacity as a Lender, hereby agrees, and each Assignment and Assumption entered into by a Sponsor Affiliate shall provide a confirmation, that, if any Credit Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law now or hereafter in effect (“Bankruptcy Proceedings”), (i) such Sponsor Affiliate shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Sponsor Affiliate’s claim with respect to its Term Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Sponsor Affiliate is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Term Loans held by such Sponsor Affiliate (and any Claim with respect thereto) shall be deemed to be voted by such Sponsor Affiliate in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Affiliates, so long as such Sponsor Affiliate is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders. For the avoidance of doubt, the Lenders and each Sponsor Affiliate agree and acknowledge that the provisions set forth in this Section 13.04(g) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect applicable to Credit Party. Except as expressly provided in this Section 13.04(g), the provisions of this Section 13.04(g) shall not be applicable to any Debt Fund Affiliate.

(h) If any Borrower wishes to replace the Term Loans or Commitments with Term Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders of such Term Loans or holdings such Commitments, instead of prepaying the Term Loans or reducing or terminating the Commitments to be replaced, to (i) require such Lenders to assign such Term Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.12 (with such replacement, if applicable, being deemed to have been made pursuant to Section 13.12). Pursuant to any such assignment, all Term Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Term Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.08. By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Term Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to provide to any requesting Lender, the list of Disqualified Lenders provided to the Administrative Agent by the Borrower and any updates thereto. The Borrower hereby agrees that any such requesting Lender may share the list of Disqualified Lenders with any potential assignee, transferee or participant. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment, transfer or participation made to a Disqualified Lender.

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata.

(a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Term Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, (y) the express provisions of this Agreement which permit disproportionate payments with respect to various of the Tranches as, and to the extent, provided herein, and (z) any other provisions which permit disproportionate payments with respect to the Term Loans as, and to the extent, provided therein.

13.07 Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided further, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then the Borrower and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided, further that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) and (ii) the accounting for any lease shall be based on the Borrower’s treatment thereof in accordance with U.S. GAAP as in effect on the Closing Date and without giving effect to any subsequent changes in U.S. GAAP (or the required implementation of any previously promulgated changes in U.S. GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.

(b) All computations of interest (other than interest based on the Prime Rate) and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable. All computations of interest based determined by reference to the Prime Rate shall be based on a 365-day or 366-day year, as the case may be.

(c) The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR

ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts . This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

13.10 [Reserved].

13.11 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc.

(a) Except as expressly contemplated hereby, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders) or the Administrative Agent with the written consent of the Required Lenders; provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender directly and adversely affected thereby, extend the final scheduled maturity of any Term Loan, or reduce the rate or extend the time of payment of interest or fees thereon; except in connection with the waiver of the applicability of any post-default increase in interest rates, (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, releases all or substantially all of the value of the Guaranty by the Guarantors without the prior written consent of each Lender, (iv) amend, modify or waive any provision of this Section 13.12(a) or Section 13.06 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Initial Term Loans on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (v) reduce the percentage specified in the definition of Required Lenders without the prior written consent of each Lender (it being understood that additional extensions of credit pursuant to this Agreement that are permitted by the terms hereof or that have been consented to by the Required Lenders may be included in the determination of the Required Lenders, as applicable, on substantially the same basis as the extensions of Initial Term Loans are included on the Closing Date), (vi) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement without the consent of each Lender or (vii) amend Section 2.14 the effect of which is to extend the maturity of any Term Loan without the prior written consent of each Lender directly and adversely affected thereby; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision of any Credit Document as the same relates to the rights or obligations of such Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement as in effect on the Closing Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01 or 5.02 (although (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Term Loans into another Tranche of Term Loans hereunder in like principal amount and any other conversion of any Tranche of Term Loans into Extended Term Loans pursuant to an Extension Amendment shall not be considered a “prepayment” or “repayment” for purposes of this clause (4)), (5) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Commitments are included on the Closing Date) or (6) without the consent of the Supermajority Lenders of the relevant Tranche, reduce the amount of or extend the date of, any Scheduled Repayment (except that, if additional Term Loans are made pursuant to a given Tranche, the scheduled repayments of such Tranche may be increased on a proportionate basis without the consent otherwise required by this clause (6)), or amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the Initial Term Loans and Initial Term Loan Commitments are included on the Closing Date; and provided further that only the consent the Administrative Agent shall be necessary for amendments described in clause (x) of the first proviso contained in clause (vi) of the definition of “Permitted Junior Loans.”

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Term Loans of each Tranche of such Lender in accordance with Section 5.01(b); provided that, unless the Commitments that are terminated, and Term Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Term Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrower, the Administrative Agent and each Incremental Term Loan Lender may, in accordance with the provisions of Section 2.15 enter into an Incremental Term Loan Commitment Agreement; provided that after the execution and delivery by the Borrower, the Administrative Agent and each such Incremental Term Loan Lender of such Incremental Term Loan Commitment Agreement, such Incremental Term Loan Commitment Agreement, may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12.

(d) Notwithstanding anything to the contrary in clause (a) above of this Section 13.12, this Agreement may be amended (or amended and restated) (i) with the written consent of the Required Lenders, the Administrative Agent and the Borrower, (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loan and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) with the written consent of the Administrative Agent, the Borrower and the Refinancing Term Loan Lenders, this Agreement and the other Credit Documents shall be amended (or amended and restated) in connection with any refinancing facilities permitted pursuant to Section 2.18.

(e) Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Term Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Majority Lenders, the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Majority Lenders” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(g) Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 [Reserved].

13.15 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.15, each Agent, Lead Arranger and Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its affiliates and its and their respective directors, officers, employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Lead Arranger’s or Lender’s role hereunder or investment in the Term Loans; provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender (or language substantially similar to this Section 13.15(a)) any non-public information with respect to the Borrower or any of its Subsidiaries (other than, for the avoidance of doubt, information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry) which is now or in the future furnished by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document; provided that each Agent, Lead Arranger and Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by such Agent, Lead Arranger or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal or supranational regulatory body having or claiming to have jurisdiction over such Agent, Lead Arranger or Lender or to the Federal Reserve Board or other central banking authority or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Lead Arranger or Lender, (v) in the case of any Lead Arranger or Lender, to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.15 (or language substantially similar to this Section 13.15(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, (viii) has become available to any Agent, Lead Arranger, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrower or any Affiliate of the Borrower, (ix) for purposes of establishing a “due diligence” defense and (x) that has been independently developed by such Agent, Lead Arranger or Lender without the use of any other confidential information provided by the Borrower or on the Borrower’s behalf; provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.15 (or language substantially similar to this Section 13.15(a)); provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Lead Arranger or Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent, Lead Arranger or Lender will use its commercially reasonable efforts to notify the Borrower in advance of such disclosure so as to afford the Borrower the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings, the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings, the Borrower and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.

13.16 USA Patriot Act Notice. Each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies Holdings, the Borrower and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with the Patriot Act, and each Credit Party agrees to provide such information from time to time to any Lender.

13.17 [Reserved].

13.18 Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that Holdings, the Borrower, their respective Subsidiaries or any of their properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Term Loans or any Credit Document or any other liability or obligation of Holdings, the Borrower or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Holdings and the Borrower, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, Holdings and the Borrower further agree that the waivers set forth in this Section 13.18 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

13.19 [Reserved].

13.20 INTERCREDITOR AGREEMENT.

(a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.

(b) THE PROVISIONS OF THIS SECTION 13.20 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

(c) THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS NOT AN AGREEMENT TO WHICH HOLDINGS OR ANY OF ITS SUBSIDIARIES IS PARTY. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

13.21 Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Lead Arrangers or any Lender shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person and (ii) Holdings and the Borrower hereby waive, to the fullest extent permitted by law, any claims they may have against the Lead Arrangers or any Lender for breach of fiduciary duty or alleged breach of fiduciary duty. Each Agent, Lender and their Affiliates may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates.

13.22 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and

Assumptions, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

13.23 Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

13.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 14. Credit Agreement Party Guaranty.

14.01 The Guaranty. In order to induce the Agents and the Lenders (collectively, the “Lender Creditors”) to enter into this Agreement and the Lenders to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements, in recognition of the direct benefits to be received by Holdings from the proceeds of the Term Loans and the entering into of such Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety: (i) to the Lender Creditors and any applicable Indemnified Person the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations described in clause (x) of the definition of “Obligations”; and (ii) to each applicable Guaranteed Creditor, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations described in clause (y) of the definition of “Obligations” (collectively, the “Guaranteed Obligations”). If any or all of the Guaranteed Obligations of Holdings to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, on order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed

Obligations. This Credit Agreement Party Guaranty is a guaranty of payment and not of collection. This Credit Agreement Party Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Credit Agreement Party Guaranty or any other instrument evidencing any liability, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

14.02 Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of its Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable upon the occurrence of any of the events specified in Section 11.05, and irrevocably and unconditionally promises to pay such Guaranteed Obligations to the Guaranteed Creditors, on order, on demand, in lawful money of the United States.

14.03 Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and Holdings understands and agrees, to the fullest extent permitted under law, that the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking (other than payment in cash of the Guaranteed Obligations), or (d) any dissolution, termination or increase, decrease or change in personnel, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 14.05, or (g) any invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor.

14.04 Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor or any other party, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor or any other party and whether or not any other guarantor or any other party be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment or other circumstance which operates to toll any statute of limitations shall operate to toll the statute of limitations as to Holdings.

14.05 Authorization. To the fullest extent permitted under law, Holdings authorizes the Guaranteed Creditors without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Credit Agreement Party Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Credit Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, other Credit Parties or other obligors;

(e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) to its creditors other than the Guaranteed Creditors;

(f) except as otherwise expressly required by the Security Documents, apply any sums by whomsoever paid or howsoever realized to any liability or liabilities to the Guaranteed Creditors regardless of what liability or liabilities remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Designated Interest Rate Protection Agreement, any Designated Treasury Services Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Designated Interest Rate Protection Agreement, any Designated Treasury Services Agreement or any of such other instruments or agreements; and/or

(h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Credit Agreement Party Guaranty.

14.06 Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any officers, directors, partners or agents acting or purporting to act on behalf of any Credit Party, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers on behalf of such Credit Party shall be guaranteed hereunder.

14.07 Subordination. Any indebtedness now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists and is continuing, all such indebtedness to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Credit Agreement Party Guaranty. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Credit Agreement Party Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

14.08 Waiver.

(a) Holdings waives (except as shall be required by applicable law and cannot be waived) any right to require any Guaranteed Creditor to (i) proceed against any guarantor or any other party, (ii) proceed against or exhaust any security held from any guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense (except as shall be required by applicable statute and cannot be waived) based on or arising out of any defense of any guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of any guarantor or any other party, or the invalidity, illegality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives, to the fullest extent permitted under law, any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against any party or any security.

(b) Holdings waives, to the fullest extent permitted under law, all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Credit Agreement Party Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

14.09 Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that this Credit Agreement Party Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Credit Agreement Party Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Credit Agreement Party Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

14.10 Payments. All payments made by Holdings pursuant to this Section 14 will be made without setoff, counterclaim or other defense (other than payment of the Guaranteed Obligations in cash to the extent of such payment), and shall be subject to the provisions of Sections 5.03 and 5.04.

14.11 Keepwell. If Holdings is a Qualified ECP Guarantor (as defined below) at the time the Subsidiaries Guaranty or the grant of the security interest under the Credit Documents, in each case, by any Specified Credit Party, becomes effective with respect to any Swap Obligation, it hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under the Subsidiaries Guaranty and the other Credit Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering Holdings’ obligations and undertakings under this Section 14.11 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of Holdings under this Section 14.11 shall remain in full force and effect until the Guaranteed Obligations have been paid and performed in full. Holdings intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act. “Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, that such Person guaranteeing such Swap Obligation has total assets exceeding $10,000,000 at the time the guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

CORTES NP INTERMEDIATE II HOLDING CORPORATION

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Vice President and Treasurer

CORTES NP ACQUISITION CORPORATION

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Vice President and Treasurer

[Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent

By:	/s/ Gene Riego de Dios
Name: Gene Riego de Dios
Title: Vice President

[Term Loan Credit Agreement]

SCHEDULE 1.01

Unrestricted Subsidiaries

None.

SCHEDULE 2.01

Commitments

Lenders	Term Loan Commitment
JPMorgan Chase Bank, N.A.	$2,320,000,000

Total	$2,320,000,000

SCHEDULE 2.19(a)

Reverse Dutch Auction Procedures

Attached.

SCHEDULE 8.12

Real Property

Credit Party	Ownership Interest	Address
ASCO Power Technologies, L.P. (f/k/a, Advanced Protection Technologies, Inc.)	100%	325 Welcome Center Blvd. Lexington, NC 27374

ASCO Power Technologies, L.P.	100%	6255 Halle Dr. Valley View, OH 44125

ASCO Power Technologies, L.P.	100%	8400 E Pleasant Valley Rd. Independence, OH 44131

ASCO Power Technologies, L.P.	100%	14550 58th St. N Clearwater, FL 33760

ASCO Power Technologies, L.P.	100%	705 N Carlton Ave. Stockton, CA 95203

Avocent Huntsville, LLC	100%	4991 Corporate Dr. Huntsville, AL 35805

Avocent Huntsville, LLC	100%	1 Dambrackas Way Sunrise, FL 33351

Electrical Reliability Services, Inc.	100%	3535 Emerson Pkwy. Ste. A-G Gonzales, LA 70737

Emerson Network Power, Energy Systems, North America, Inc.	100%	1510 Kansas Ave. Lorain, OH 44052

Emerson Network Power, Liebert Services, Inc. (f/k/a Liebert Global Services, Inc.)	100%	530 Westar Blvd. Westerville, OH 43082

Emerson Network Power, Liebert Services, Inc. (f/k/a Liebert Global Services, Inc.)	100%	610 Executive Campus Dr. Westerville, OH 43082

Liebert North America, Inc.	100%	1050 Dearborn Dr. Worthington, OH 43085

Liebert North America, Inc.	100%	S 6th St. Ironton, OH 45638

Liebert North America, Inc.	100%	S 9th St. Ironton, OH 45638

Liebert North America, Inc.	100%	S 3rd St. Ironton, OH 45638

Liebert North America, Inc.	100%	3040 S. 9th St. Ironton, OH 45638

Liebert North America, Inc.	100%	975 Pittsburgh Dr. Delaware, OH 43015

Liebert Corporation	100%	1013 Bluffway Dr. Columbus, OH 43235

Liebert Corporation	100%	5010 Beard Rd. Sunbury, OH 43074

Liebert Corporation	100%	2331 E Powell Rd. Lewis Center, OH 43035

No Real Property owned as of the Closing Date constitutes Material Real Property per the definition of “Material Real Property”.

SCHEDULE 8.14

Domestic Subsidiaries

Subsidiary	Direct Owner(s)	Percentage Ownership
Alber Corp.	Liebert Corporation	100%

ASCO Power GP, LLC	Cortes NP Acquisition Corporation	100%

ASCO Power Technologies, L.P.	ASCO Power GP, LLC	100%

ASCO Services, Inc.	ASCO Power GP, LLC.	100%

Avocent Corporation	Liebert Corporation	100%

Avocent Fremont, LLC	Avocent Huntsville, LLC	100%

Avocent Huntsville, LLC	Avocent Corporation	100%

Avocent Redmond Corp.	Avocent Corporation	100%

Avocent Texas Corp.	Avocent Redmond Corp	100%

Electrical Reliability Services, Inc.	Cortes NP Acquisition Corporation	100%

Emerson Network Power Solutions, Inc.	Cortes NP Acquisition Corporation	100%

Emerson Network Power, Energy Systems, North America, Inc.	Cortes NP Acquisition Corporation	100%

Emerson Network Power, Liebert Services, Inc.	Liebert Corporation	100%

Great River Holding LLC	Cortes NP Acquisition Corporation	100%

High Voltage Maintenance Corporation	Cortes NP Acquisition Corporation	100%

Liebert Corporation	Cortes NP Acquisition Corporation	100%

Liebert Field Services, Inc.	Liebert Corporation	100%

Liebert North America, Inc.	Liebert Corporation	100%

Liebert Property Holdings, L.L.C.	Liebert Corporation	100%

Northern Technologies, Inc.	Cortes NP Acquisition Corporation	100%

Subsidiary	Direct Owner(s)	Percentage Ownership

U P Systems, Incorporated	Cortes NP Acquisition Corporation	100%

Vertiv Co.	Cortes NP Acquisition Corporation	100%

Foreign Subsidiaries

Subsidiary	Direct Owner(s)	Percentage Ownership
Atlas Air Australia Pty. Ltd.	Emerson Network Power Australia Pty. Ltd.	100%

Avocent Australia Pty. Ltd.	Avocent Asia Pacific Pte. Ltd.	100%

Chloride Power Protection Pty. Ltd.	Emerson Network Power Australia Pty. Ltd.	100%

Emerson Network Power Australia Pty. Ltd.	Liebert Corporation	100%

Emerson Network Power (Bangladesh) Private Limited	Chloride Group Limited	99.99%

	Local Director	.01%

Avocent Belgium Limited BVBA/SPRL	Avocent International Holdings Limited	100%

Avocent do Brasil Informatica Limitada	Avocent Huntsville, LLC	100%

Chloride do Brasil Limitada	Chloride Supplies Limited	100%

Emerson Network Power do Brasil Ltda.	Chloride Group Limited	99.99% Class A quotas 100% Class B quotas 100% quotas

	Great River Holding Limited	.01% Class A quotas

Masterguard do Brasil Limitada	Chloride Supplies Limited	100%

Comercializadora Emerson Network Power Chile Limitada	Great River Holding II Limited	.01%

	Great River Holding Limited.	99.9%

Avocent China Technology Limited	Avocent Fremont, LLC	100%

Chloride Power Protection China Ltd.	Chloride Supplies Limited	100%

Emerson Network Power (Jiangmen) Co. Ltd.	Chloride Group Limited	100%

Emerson Network Power (Mianyang) Co. Ltd.	Liebert (Shanghai) Holding Co., Ltd.	100%

Emerson Network Power (Xi’an) Co., Ltd.	Liebert (Shanghai) Holding Co., Ltd.	100%

Emerson Network Power Co., Ltd.	Liebert (Shanghai) Holding Co., Ltd.	100%

Emerson Network Power Software (Shenzhen) Co. Ltd.	Atlas Asia Limited	100%

Emerson Technology Service (Shenzhen) Co. Ltd.	Great River Holding Limited	100%

Liebert (Shanghai) Holding Co., Ltd.	Great River (Hong Kong) Holding Limited	100%

Subsidiary	Direct Owner(s)	Percentage Ownership
Emerson Electric de Colombia S.A.S.	Great River Holding Limited	100%

Great River Costa Rica S.R.L.	Chloride Group Limited	100%

Emerson d.o.o.	Great River Holding Limited	100%

Knürr s.r.o.	Knürr GmbH	100%

AST Electronique Services SAS	Emerson Network Power Industrial Systems	100%

Avocent France (SAS)	Great River Holding Limited	100%

Company Financiere de Chausey, S.A.S	Director	.01%

	Great River Holding Limited	99.9%

Emerson Network Power Energy Systems, SA	Great River Holding II Limited	.002666%

	Company Financiere de Chausey, S.A.S	99.997333%

Emerson Network Power Industrial Systems	Chloride Group Limited	100%

Emerson Network Power	Emerson Network Power Industrial Systems	100%

France Onduleurs Ondyne Sarl	Emerson Network Power Industrial Systems	100%

Avocent Deutschland GmbH	Avocent International Limited	100%

Emerson Network Power GmbH	Chloride Group Limited	100%

Knürr Electronics GmbH	Knürr GmbH	100%

Knürr Electronics GmbH & Co. Grundbesitz OHG	Knürr Electronics GmbH	100%

Knürr GmbH	Knürr-Holding GmbH	95%

	Emerson Network Power Holding Srl	5.1%

Knürr GmbH & Co. Grundbesitz OHG	Knürr GmbH	100%

Knürr Innovation GmbH	Knürr GmbH	100%

Knürr International GmbH	ORTRUD VerwaltungsgesellschafGmbH	100%

Knürr Lommatec Mechanik für die Elektronik Beteiligungs und Verwaltungs GmbH	Knürr GmbH	100%

Knürr Technical Furniture GmbH	Knürr GmbH	100%

Knürr-Ercotec GmbH	Knürr Technical Furniture GmbH	100%

Knürr-Ercotec GmbH & Grundstücksverwaltung KG	Knürr Electronics GmbH	100%

Knürr-Holding GmbH	ORTRUD Verwaltungsgesellschaf GmbH	100%

Subsidiary	Direct Owner(s)	Percentage Ownership
ORTRUD Verwaltungsgesellschaft GmbH	Chloride Group Limited	100%

Emerson Network Power (Ghana) Ltd	Emerson Network Power (South Africa) (Pty) Ltd	100%

Atlas Asia Limited	Liebert Corporation	100%

Avocent (China) Limited	Avocent Asia Pacific Pte. Ltd.	100%

Emerson Network Power (Hong Kong) Limited	Liebert Corporation	100%

Great River (Hong Kong) Holding Limited	Chloride Group Limited	100%

Emerson Network Power (India) Private Limited	Great River Holding Limited	37.2%

	Liebert Corporation	39.1%

	Chloride Group Limited	4.2%

	Chloride Supplies Limited	19.5%

Avocent International Holdings Limited	Avocent Huntsville, LLC	100%

Avocent International Limited	Avocent International Holdings Limited	100%

Emerson Network Power Limited	Chloride Supplies Limited	100%

Great River Finance DAC	Great River Holding II Limited	100%

Avocent Italia Srl	Avocent International Holdings Limited	100%

Emerson Network Power Srl	Emerson Network Power Holding Srl	100%

Emerson Network Power Holding Srl	Great River Holding Srl	100%

Great River Holding Srl	Chloride Group Limited	100%

Avocent Japan KK	Avocent International Holdings Limited	100%

Great River Korea Ltd.	Chloride Group Limited	100%

Emerson Network Power (Malaysia) Sdn Bhd	Emerson Network Power (Singapore) Pte. Ltd.	100%

Emermex S.A. de C.V.	Great River Holding II Limited.	0.1% Series A

	Great River Holding Limited	100% Series B 99.9% Series A

Emerpowsys S. de R.L. de C.V.	Great River Holding II Limited	.001%

	Great River Holding Limited	99.999%

Subsidiary	Direct Owner(s)	Percentage Ownership
Emerson Electric Connector and Components S.A. de C.V.	Great River Holding Limited	98.98% Fixed Capital Stock 100% Variable Stock

	Great River Holding II Limited	0.02% Fixed Capital Stock

Emerson Myanmar Limited	Great River Holding Limited	99.99%

	Chloride Group Limited	0.01%

Avocent Netherlands B.V.	Avocent International Holdings Limited	100%

Chloride BV	Chloride Supplies Limited	100%

Emerson Network Power BV	Chloride Group Limited	100%

Emerson Network Power Limited	Chloride Group Limited	99.99%

	Great River Holding II Limited	.01%

Emerson Network Power Pakistan (Private) Limited	Great River Holding Limited	99.999699%

	Local Directors	.000301%

Emerson Panama S. de R.L.	Great River Holding Limited	99%

	Great River Holding II Limited	1%

Emerson del Peru S.A.C.	Great River Holding Limited	99.9%

	Great River Holding II Limited	.1%

Chloride Secure Power Philippines Inc.	Chloride Supplies Limited	99.995%

	Local Directors	.005%

Emerson Network Power (Philippines) Inc.	Great River Holding Limited	99.999%

	Local Directors	.001%

Emerson Network Power Sp z.o.o.	Emerson Network Power Srl	100%

Emerson Network Power, Limitada	Chloride Supplies Limited	95%

	Exide Limited	5%

Grand River S.r.l.	Chloride Group Limited	95%

	Great River Holding II Limited	5%

Chloride Rus LLC	Chloride BV	100%

Avocent Asia Pacific Pte. Ltd.	Avocent Belgium Limited BVBA/SPRL	100%

Masterpower Electronics Limited	Chloride Group Limited	100%

Subsidiary	Direct Owner(s)	Percentage Ownership
CHLD Singapore Pte. Ltd.	Chloride Supplies Limited	100%

Emerson Network Power (Singapore) Pte. Ltd.	Liebert Corporation	100%

Emerson a.s.	Chloride Group Limited	98.9127122406%

	Independent Individuals	1.0224479791%

	National Property Fund	.0648397803%

Emerson Network Power (South Africa) (Pty) Ltd	Great River Holding Limited	95%

	Third Party Individual	5%

Avocent Spain S.L.	Avocent International Holdings Limited	100%

Emerson Network Power, S.A.	Chloride Group Limited	100%

Avocent Sweden AB	Avocent International Holdings Limited	100%

Emerson Network Power AB	Chloride Group Limited	100%

Knürr AG	Knürr GmbH	100%

Avocent Taiwan Co., Ltd.	Avocent Asia Pacific Pte. Ltd.	100%

Emerson Network Power (Taiwan) Co., Ltd.	Liebert Corporation	100%

Chloride Power Protection Limited	Chloride Group Limited	100%

Emerson Network Power (Thailand) Co. Ltd.	Liebert Corporation	100%

Emerson Network Power Guc Sistemleri Limited Sirketi	Chloride Supplies Limited	100%

Great River DMCC	Chloride Group Limited	100%

Advanced Design Electronics Limited	Chloride Group Limited	100%

Avtron Loadbank Worldwide Co. Ltd	ASCO Power Technologies, L.P.	100%

Chloride Batteries Limited	Chloride Group Limited	100%

Great River Holding Limited	Cortes NP Acquisition Corporation	100%

Chloride Group Limited	Great River Holding II Limited	100%

Chloride Holdings Limited	Chloride Supplies Limited	100%

Chloride Nominees Limited	Chloride Group Limited	100%

Chloride Pension Trust Limited	Chloride Group Limited	100%

Chloride Quest Trustees Limited	Chloride Group Limited	100%

Chloride Supplies Limited	Chloride Group Limited	100%

Subsidiary	Direct Owner(s)	Percentage Ownership
Chloride U.K. Limited	Chloride Group Limited	100%

Continuous Power International Limited	Chloride Group Limited	100%

Continuous Power Limited	Continuous Power International Limited	100%

Emergency Power Systems Limited	Emerson Network Power Limited	100%

Emerson Network Power Limited	Chloride Group Limited	100%

Exide Limited	Chloride Group Limited	100%

Fleetness 173 Limited	Chloride Group Limited	100%

Great River Holding II Limited	Great River Holding Limited	100%

Knürr Ltd.	Knürr GmbH	100%

N. J. Froment & Co. Limited	Avtron Loadbank Worldwide Co. Ltd	100%

Ondyne (UK) Limited	Chloride Group Limited	100%

Oneac Limited	Emerson Network Power Limited	100%

Stocksave Limited	Chloride Group Limited	100%

Vertu Security Limited	Chloride Group Limited	100%

Emerson Network Power (Vietnam) Co., Ltd.	Great River Holding Limited	100%

Cortes NP Canada ULC	Cortes NP Acquisition Corporation	100%

Cortes NP Philippines LLC	Cortes NP Acquisition Corporation	100%

Cortes Network Power Singapore Pte. Ltd.	Cortes NP Acquisition Corporation	100%

Philippines ROH Q	Cortes Network Power Singapore Pte. Ltd.	100%

SCHEDULE 8.19

Labor Matters

1.

In connection with the Acquisition, certain employees of the Borrower and its Subsidiaries in the People’s Republic of China have threatened work stoppages if certain demands for severance and retention bonuses are not met. The relevant executive management of the Borrower and its applicable Subsidiaries are in active negotiations with representatives of such employees to resolve this matter.

SCHEDULE 9.13

Post-Closing Actions

1.

On or prior to the date that is sixty (60) days after the Closing Date (or such later date to which the Administrative Agent may agree in its discretion), the Borrower shall deliver to the Collateral Agent a replacement stock certificate in respect of the below referenced Pledged Collateral, in each case, to the extent not delivered on the Closing Date, accompanied by undated instruments of transfer or assignment duly executed in blank:

a.	Certificate for 100% of the shares of Liebert Corporation, pledged by the Borrower;

b.	Certificate for 100% of the shares of Northern Technologies, Inc., pledged by the Borrower;

c.	Certificate for 100% of the shares of High Voltage Maintenance Corporation, pledged by the Borrower;

d.	Certificate for 100% of the shares of U P Systems, Incorporated, pledged by the Borrower;

e.	Certificate for 100% of the shares of Electrical Reliability Services, Inc., pledged by the Borrower;

f.	Certificate for 100% of the shares of Emerson Network Power, Energy Systems, North America, Inc., pledged by the Borrower;

g.	Certificate for 100% of the shares of Vertiv Co., pledged by the Borrower;

h.	Certificate for 100% of the shares of Emerson Network Power Solutions, Inc., pledged by the Borrower; and

i.	Certificate for 100% of the shares of ASCO Services, Inc., pledged by ASCO Power GP, LLC.

2.

On or prior to the date that is three (3) Business Days after the Closing Date (or such later date to which the Administrative Agreement may agree in its discretion), the Borrower shall deliver to Collateral Agent replacement stock powers for Alber Corp., ASCO Services, Inc., High Voltage Maintenance Corporation, and U P Systems, Incorporated in the form previously approved by the Administrative Agent.

3.

On or prior to the date that is ninety (90) days after the Closing Date (or such later date to which the Administrative Agent may agree in its discretion), the Borrower shall deliver to the Collateral Agent a stock certificate in respect of the below referenced Pledged Collateral, accompanied by undated instruments of transfer or assignment duly executed in blank, to the extent the underlying shares are certificated:

a.	Certificate for 65% of the shares of Great River Holding Limited, pledged by the Borrower;

b.	Certificate for 65% of the shares of Avtron Loadbank Worldwide Co. Ltd., pledged by ASCO Power Technologies, L.P.;

c.	Certificate for 65% of the shares of Avocent China Technology Limited, pledged by the Avocent Fremont, LLC;

d.	Certificate for 65% of the shares of Avocent do Brasil Informatica Limitada, pledged by Avocent Huntsville, LLC;

e.	Certificate for 65% of the shares of Avocent International Holdings Limited, pledged by the Avocent Huntsville, LLC;

f.	Certificate for 65% of the shares of Emerson Network Power Australia Pty. Ltd., pledged by Liebert Corporation;

g.	Certificate for 65% of the shares of Atlas Asia Limited, pledged by Liebert Corporation;

h.	Certificate for 39.1% of the shares of Emerson Network Power (India) Private Limited, pledged by Liebert Corporation;

i.	Certificate for 65% of the shares of Emerson Network Power (Hong Kong) Limited, pledged by Liebert Corporation;

j.	Certificate for 65% of the shares of Emerson Network Power (Singapore) Pte. Ltd., pledged by Liebert Corporation;

k.	Certificate for 65% of the shares of Emerson Network Power (Taiwan) Co., Ltd., pledged by Liebert Corporation;

l.	Certificate for 65% of the shares of Emerson Network Power (Thailand) Co., Ltd., pledged by Liebert Corporation; and

m.	Certificate for 65% of the shares of Cortes Network Power Singapore Pte. Ltd., pledged by the Borrower.

4.

On or prior to the date that is forty-five (45) days after the Closing Date (or such later date to which the Administrative Agent may agree in its discretion), the Borrower shall deliver to the Administrative Agent the insurance certificates and endorsements required to be delivered pursuant to Section 9.03(c) of the Credit Agreement that have not been delivered on the Closing Date.

5.

On or prior the date that is ninety (90) days after the Closing Date (or such later date to which the Administrative Agent may agree in its discretion), the Borrower shall deliver to the Administrative Agent a Patent Security Agreement with respect to the Patents identified in the Perfection Certificate as having been owned, but not registered in the name of, a Credit Party as of the Closing Date.

SCHEDULE 10.01(iii)

Existing Liens

1.

Liens attaching in connection with the deposit on the Closing Date, into a segregated escrow account, of a portion of the consideration for the Acquisition in an aggregate amount not to exceed $50,000,000 (the “Escrow Amount”), which Escrow Amount shall be applied upon the completion of certain deferred closing actions with respect to (i) the Equity Interests of Emerpowsys S de RL de CV, Emermex SA de CV and Emerson Electronic Connector and Components SA de CV (the “Deferred Mexico Business”) and (ii) the assets and liabilities of EMR Electric (Asia) Limited – ROHQ (the “Deferred Philippines Business”) to fund the purchase price in respect of the Deferred Mexico Business and the Deferred Philippines Business.

2.

Liens relating to financed, leased or purchased motor vehicles of Emerson Network Power Australia Pty. Ltd. and Chloride Power Protection Pty. Ltd., including motor vehicles leased on behalf of employees or pursuant to employee lease plans.

SCHEDULE 10.04

Existing Indebtedness

1.	EUR $28,861 outstanding as of October 31, 2016, under a facility with Emerson Network Power GmbH (borrower) and COMCO Leasing GmbH (Lender).

2.	There were 1,803 bank guarantees, letters of credit and surety bonds outstanding at the end of October, 2016 totaling $98,375,000, (the “Surviving Debt”).

3.

Indemnification obligations of the Borrower and certain of its Subsidiaries pursuant to Section 7.12 of the Acquisition Agreement in respect of existing guarantees by Seller and its subsidiaries and Affiliates of certain Surviving Debt, and the required payment of certain fees in accordance with Section 7.12 of the Acquisition Agreement in connection therewith.

4.	$2,450,580 Intercompany Indebtedness between Liebert Corporation (lender) and Emerson Network Power (Taiwan) Co. Limited (borrower).

SCHEDULE 10.05(iii)

Existing Investments

1.	Emerson D.o.o. is the owner of .05% of Optima Telekom’s outstanding equity interest.

2.

Emerson Network Power Srl is the owner of 49% of the outstanding equity interests of Nonio Hiross Lda. Nonio Hiross Lda. is the entity through which Thermal management units and spare parts are distributed in Portugal (and exported to certain former Portuguese colonies in Central Africa).

3.	Chloride Rus. is a JV set up with a partner (Enerteq Warenshandels GmbH) as an exclusive distribution channel for Chloride branded AC power products into Russia.

4.

Emerson Network Power (South Africa) (Pty) Ltd. – subsidiary structured to address requirements of Broad Based Black Economic Empowerment Act (BBBEE) proclaimed by the South African Government in 2003 by selling a 5% minority ownership stake to Mr. Molefe Seth Phalaste. Mr. Phalaste is a well-known business man, having previously been a board member of BMW South Africa.

5.

In connection with the deferred closing of the Acquisition with respect to the Deferred Mexico Business, the Borrower has agreed to make certain loans to the entities comprising the Deferred Mexico Business from time to time until the earlier of (x) the date on which the portion of the Acquisition relating to the Deferred Mexico Business is consummated and (y) March 31, 2017.

6.	Intercompany Indebtedness disclosed under item 4 of Schedule 10.04.

SCHEDULE 10.06(viii)

Affiliate Transactions

In connection with the deferred closing of the Acquisition with respect to the Deferred Mexico Business, the Borrower has agreed to make certain loans to the entities comprising the Deferred Mexico Business from time to time until the earlier of (x) the date on which the portion of the Acquisition relating to the Deferred Mexico Business is consummated and (y) March 31, 2017.

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent (the

    “Administrative Agent”) for the Lenders party to the

    Credit Agreement referred to below

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Attention: Loan and Agency Services Group

Ladies and Gentlemen:

The undersigned, Cortes NP Acquisition Corporation, a Delaware corporation (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”, the terms defined therein are used herein as therein defined), among Cortes NP Intermediate Holding II Corporation, the Borrower, various Lenders, the Administrative Agent, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Bookrunners, and BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., as Co-Documentation Agents, and hereby gives you irrevocable notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement (the “Proposed Borrowing”) and sets forth below the information relating to the Proposed Borrowing, as required by Section 2.03 of the Credit Agreement:

•	The Business Day of the Proposed Borrowing is , .[1]

•	The aggregate principal amount of the Proposed Borrowing is $ .

•	The Term Loans to be made pursuant to the Proposed Borrowing shall consist of [Initial Term Loans] [Incremental Term Loans] [Refinancing Term Loans].

•	The Term Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Term Loans] [LIBO Rate Term Loans].

•	[The initial Interest Period for the Proposed Borrowing is [if Interest Period is less than one month, describe Interest Period] [one month] [two months] [three months] [six months] [twelve months]].[2]

Very truly yours,

[1]

Shall be at least one Business Day in the case of Base Rate Term Loans and at least three Business Days in the case of LIBO Rate Term Loans (or such shorter period as the Administrative Agent shall agree in its sole and absolute discretion), in each case, after the date hereof, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day (or such later time as the Administrative Agent shall agree in its sole and absolute discretion).

[2]

To be included for a Proposed Borrowing of LIBO Rate Term Loans. An Interest Period of less than 1 month requires agreement by the Administrative Agent. An Interest Period of 12 months requires agreement by all Lenders.

EXHIBIT A-1

CORTES NP ACQUISITION CORPORATION

By:
Name:
Title:

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent (the

    “Administrative Agent”) for the Lenders party to the

    Credit Agreement referred to below

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Attention: Loan and Agency Services Group

Ladies and Gentlemen:

The undersigned, Cortes NP Acquisition Corporation, a Delaware corporation (the “Borrower”), refers to the Term Loan Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”, the terms defined therein are used herein as therein defined), among Cortes NP Intermediate Holding II Corporation, the Borrower, various Lenders, the Administrative Agent, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Bookrunners, and BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., as Co-Documentation Agents, and hereby gives you irrevocable notice pursuant to Section 2.06 of the Credit Agreement that the undersigned hereby requests to [convert][continue] the Borrowing of Term Loans referred to below (the “Proposed [Conversion][Continuation]”) and sets forth below the information relating to such Proposed [Conversion][Continuation], as required by Section 2.06 of the Credit Agreement:

(i) The Proposed [Conversion][Continuation] relates to the Borrowing of Term Loans in the principal amount of $             and currently maintained as a Borrowing of [Base Rate Term Loans][LIBO Rate Term Loans with an Interest Period ending on        ,        ] (the “Outstanding Borrowing”).

(ii) The Business Day of the Proposed [Conversion][Continuation] is              ,                     .1

(iii) The Outstanding Borrowing shall be [continued as a Borrowing of [Base Rate Term Loans] [LIBO Rate Term Loans with an Interest Period ending on         ,         ]][converted into a Borrowing of [Base Rate Term Loans] [LIBO Rate Term Loans with an Interest Period ending on         ,         ]].2,3

[1]

Shall be a Business Day at least three Business Days (or one Business Day in the case of a conversion into Base Rate Term Loans) after the date hereof, provided that (in each case) such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day.

[2]

In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same.

[3]	To be included for a Proposed Conversion or Continuation.

EXHIBIT A-2

[The undersigned hereby certifies that no Event of Default is in existence on the date of the Proposed Conversion].4

[Signature Page Follows]

[4]

In the case of a Proposed Conversion, insert this sentence only in the event that the conversion is from a Base Rate Term Loan to a LIBO Rate Term Loan. A conversion from Base Rate to LIBOR may occur after an Event of Default only if the Required Lenders agree.

EXHIBIT A-2

Very truly yours,

CORTES NP ACQUISITION CORPORATION

By:
Name:
Title:

EXHIBIT B

[THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY, PLEASE CONTACT [INSERT NAME OR TITLE] AT [INSERT ADDRESS OR TELEPHONE NO.].]

FORM OF TERM NOTE

$	New York, New York ,

FOR VALUE RECEIVED, CORTES NP ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to [                ] (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) on (or, to the extent required by the Credit Agreement, before) the Initial Maturity Date for Initial Term Loans (as defined in the Credit Agreement) the principal sum of                  DOLLARS ($            ) or, if less, the unpaid principal amount of all Initial Term Loans (as defined in the Credit Agreement) represented by this Note and made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Initial Term Loan represented by this Note and made by the Lender in like money at the Payment Office from the date hereof until payment in full of such Initial Term Loan, at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Note is one of the Term Notes referred to in the Term Loan Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), among Cortes NP Intermediate Holding II Corporation, the Borrower, various Lenders, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Bookrunners, and BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., as Co-Documentation Agents and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guaranty (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Initial Maturity Date for Initial Term Loans, in whole or in part, and Initial Term Loans may be converted from one Type (as defined in the Credit Agreement) into another Type to the extent provided in the Credit Agreement. This Note may only be transferred to the extent and in the manner set forth in the Credit Agreement.

If an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

EXHIBIT B

CORTES NP ACQUISITION CORPORATION

By:
Name:
Title:

EXHIBIT C-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”, the terms defined therein are used herein as therein defined), among Cortes NP Intermediate Holding II Corporation, Cortes NP Acquisition Corporation (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A. as the administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Bookrunners, and BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., as Co-Documentation Agents.

Pursuant to the provisions of Section 5.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments on the Term Loan(s) are not effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN (or successor form) or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[Signature Page Follows]

EXHIBIT C-1

[NAME OF LENDER]

By:
Name:
Title:

Date:             ,

EXHIBIT C-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”, the terms defined therein are used herein as therein defined), among Cortes NP Intermediate Holding II Corporation, Cortes NP Acquisition Corporation (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A. as the administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Bookrunners, and BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., as Co-Documentation Agents.

Pursuant to the provisions of Section 5.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments with respect to such participation are not effectively connected with its conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN (or successor form) or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by such Lender.

[Signature Page Follows]

EXHIBIT C-2

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             ,

EXHIBIT C-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”, the terms defined therein are used herein as therein defined), among Cortes NP Intermediate Holding II Corporation, Cortes NP Acquisition Corporation (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A. as the administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Bookrunners, and BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., as Co-Documentation Agents.

Pursuant to the provisions of Section 5.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or successor form) or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by such Lender.

[Signature Page Follows]

EXHIBIT C-3

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             ,

EXHIBIT C-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”, the terms defined therein are used herein as therein defined), among Cortes NP Intermediate Holding II Corporation, Cortes NP Acquisition Corporation (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A. as the administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Bookrunners, and BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., as Co-Documentation Agents.

Pursuant to the provisions of Section 5.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loan(s) (as well as any Note(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loan(s) (as well as any Note(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or successor form) or W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or in either of the two calendar years preceding such payments, or at such times as are reasonably requested by the Borrower or the Administrative Agent.

[Signature Page Follows]

EXHIBIT C-4

[NAME OF LENDER]

By:
Name:
Title:

Date:             ,

EXHIBIT D

[Reserved.]

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

[See attached.]

EXHIBIT F

[Reserved.]

EXHIBIT G

FORM OF SECURITY AGREEMENT

[See attached.]

EXHIBIT H

FORM OF SUBSIDIARIES GUARANTY

[See attached.]

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

November [•], 2016

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section (i) 6.12 of the Term Loan Credit Agreement dated as of the date hereof (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Term Loan Credit Agreement”), by and among Cortes NP Acquisition Corporation (the “Borrower”), Cortes NP Intermediate Holding II Corporation (“Holdings”), the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent and (ii) Section 6A.12 of the Revolving Credit Agreement, dated as of the date hereof (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Revolving Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements”), by and among the Borrower, Holdings, each of the subsidiaries of the Borrower party thereto, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the applicable Credit Agreement.

I hereby certify on behalf of the Borrower solely in my capacity as an officer of the Borrower and not in my individual capacity as follows:

1. I am the duly qualified and acting Vice President and Treasurer of the Borrower and in such capacity am a senior financial officer with responsibility for the management of the financial affairs of the Borrower and the preparation of consolidated financial statements of the Borrower. In connection with the following certifications, I have reviewed the financial statements of the Borrower and its subsidiaries and the business, financial conditions, assets and liabilities of the Borrower and its subsidiaries.

2. I have carefully reviewed the contents of this Certificate and have made such investigations and inquiries as I have deemed to be reasonably necessary and prudent, and have carefully reviewed the Credit Agreements and the other Credit Documents referred to therein (collectively, the “Transaction Documents”) and such other documents as I have deemed relevant.

3. The projections which underlie and form the basis for the certifications made in this Certificate were made in good faith based on assumptions believed to be reasonable at the time made and continue to be believed to be reasonable as of the date hereof.

4. As of the date hereof, before and after giving effect to the transactions contemplated by the Transaction Documents and the loans made under the Credit Agreements it is my opinion that:

a. the fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of the Borrower and its subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

b. the present fair salable value of the assets of the Borrower and its subsidiaries, on a consolidated basis, is greater as of the date hereof than the total amount of liabilities, including contingent liabilities, of the Borrower and its subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

c. the Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and

d. the Borrower and its subsidiaries have, and will have adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.

5. The Borrower and its subsidiaries, on a consolidated basis, do not intend to, nor do they believe that they will, incur debts or liabilities that would be beyond their ability to pay such debts as they mature.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the undersigned officer has duly executed this Certificate as of the date first written above.

CORTES NP ACQUISITION CORPORATION

By:
Name:
Title:

2

EXHIBIT J

FORM OF COMPLIANCE CERTIFICATE

            ,

This Compliance Certificate is delivered to you pursuant to Section 9.01(e) of the Term Loan Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”), among Cortes NP Intermediate Holding II Corporation, Cortes NP Acquisition Corporation (the “Borrower”), various Lenders, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Bookrunners, and BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., as Co-Documentation Agents. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1.	I am a duly elected, qualified and acting Responsible Officer of the Borrower.

2.

I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as a Responsible Officer of the Borrower and not in my individual capacity.

3.

I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Restricted Subsidiaries during the accounting period covered by the financial statements attached hereto as Annex 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default[, except as set forth below and described in detail, the nature and extent thereof and what actions, if any, the Borrower has taken and proposes to take with respect thereto].

4.	Attached hereto as Annex 2 is the information required by Section 9.01(e) of the Credit Agreement as of the date of this Compliance Certificate.

[Signature Page Follows]

EXHIBIT J

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first set forth above.

CORTES NP ACQUISITION CORPORATION

By:
Name:
Title:

2

EXHIBIT J

Annex 1

Financial Statements

[See Attached.]

EXHIBIT J

1. It is hereby certified that there have been no changes to Schedules 1(a), 2(b), 9.11(a), 11(b), 11(c), 12 and 13 of the Perfection Certificate, in each case since the Closing Date or, if later, since the date of the most recent Compliance Certificate delivered pursuant to Section 9.01(e) of the Credit Agreement[, except as set forth below]:1

[

______]2

2. [The amount of the Excess Cash Flow for the Excess Cash Flow Payment Period ended on the last day of the fiscal year covered by the Section 9.01 Financial Statements attached as Annex 1 was [$                    ].]3

[1]

Note that the Security Agreement requires each Grantor, on or prior to the next Quarterly Update Date (capitalized terms used in this footnote shall have the meanings ascribed to them in the Security Agreement) to deliver and notify, as applicable, the Collateral Agent of (i) stock, shares, partnership interests, limited liability company membership interests or other Equity Interests of (x) any Subsidiary of Holdings or (y) any other acquired Person, in each case, that constitute a Certificated Security and, in the case of clause (y), to the extent the aggregate fair market value of the equity investment exceeds $9,000,000, (ii) Instruments (other than checks received in the ordinary course of business) constituting Collateral with a face value in excess of $9,000,000 (other than Instruments received in the ordinary course of business), (iii) Commercial Tort Claims in excess of $30,000,000, (iv) Chattel Paper with a value in excess of $9,000,000, (iv) any party that is infringing, diluting (in the case of a Mark) or otherwise violating any of a Grantor’s rights in any Mark, Patent or Copyright in any manner that would reasonably be expected to have a Material Adverse Effect; (v) Mark registration as a result of any of any application pending before the PTO (in which case the Grantor shall deliver to the Collateral Agent an updated Schedule 11(a) of the Perfection Certificate), (vi) acquisition or issuance of a United States Patent, registration of a Copyright, or acquisition of a registered Copyright, or the filing an application for a United States Patent or Copyright (in which case the relevant Grantors shall deliver to the Collateral Agent an updated schedule 11 of the Perfection Certificate). Quarterly Update Dates generally fall on the later of the date of required delivery of the Compliance Certificate and thirty (30) days after the relevant acquisition or occurrence.

[2]

Include a list in reasonable detail of such changes (but, in each case, only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the Security Documents).

[3]

Include only for Compliance Certificates delivered with Section 9.01 Financials delivered pursuant to Section 9.01(b) of the Credit Agreement for fiscal years ended on or after September 30, 2018. Attach calculations in reasonable detail necessary to establish the amount of Excess Cash Flow for the applicable Excess Cash Flow Payment Period. Note required amount of Excess Cash Flow Payment is determined in accordance with Section 5.02(e) of the Credit Agreement, and subject to Section 5.02(j) of the Credit Agreement.

2

EXHIBIT K

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignors][Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to the [Assignee][respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from the [Assignor][ respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the [Assignor’s][respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the [Assignor][respective Assignors] under the respective Tranches identified below (including without limitation any guarantees ), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the [Assignor (in its capacity as a Lender)][ respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

[Assignor is[not] a Defaulting Lender]
2. Assignee[s]:

[for each Assignee, indicate if an Affiliate or an Approved Fund of [identify Lender]]

[for each Assignee, indicate if an Affiliate of the Borrower] 3. Borrower: Cortes NP Acquisition Corporation

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The $2,320,000,000 Term Loan Credit Agreement dated as of November 30, 2016 among Cortes NP Intermediate Holding II Corporation, Cortes NP Acquisition Corporation, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto

6. Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Tranche Assigned[7]	Aggregate Amount of Commitment/ Term Loans for all Lenders[8]	Amount of Commitment/Term Loans Assigned[8]	Percentage Assigned of Commitment/ Term Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[7. Trade Date:                     ]10

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the Tranches that are being assigned under this Assignment (e.g., “Initial Term Loan Commitment” or “Incremental Term Loan Commitment”).
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

2

Effective Date:                                , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][11]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Title:

[Consented to:[13]

CORTES NP ACQUISITION CORPORATION

By:

Title:]

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[13]	To be added only if the consent of the Borrower is required by the Credit Agreement.

3

ANNEX 1

TERM LOAN CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Transferee (subject to such consents, if any, as may be required under Section 13.04(b)(i) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 9.01(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (viii) if it is an Affiliate of the Borrower, it has indicated its status as such in the space provided on the first page of this Assignment and Assumption and (ix) if it is an Affiliate of the Borrower, it has complied with Section 2.21 of the Credit Agreement and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

4

EXHIBIT L

INCREMENTAL TERM LOAN COMMITMENT AGREEMENT

[Names(s) of Lenders(s)]

[Date]

Cortes NP Acquisition Corporation

c/o Platinum Equity, LLC

360 North Crescent Drive

Beverly Hills, CA 90210

Attention: Legal Department

Telecopier No.: (310) 712-1863

Re: Incremental Term Loan Commitments

Ladies and Gentlemen:

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 30, 2016 (as amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Credit Agreement”, the terms defined therein are used herein as therein defined), among Cortes NP Intermediate Holding II Corporation, Cortes NP Acquisition Corporation (the “Borrower”), the Lenders party thereto from time to time, JPMorgan Chase Bank, N.A. as the administrative agent (the “Administrative Agent”), JPMorgan Chase Bank, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Bookrunners, and BMO Capital Markets Corp., Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., as Co-Documentation Agents.

Each Lender (each an “Incremental Term Loan Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Term Loan Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Term Loan Lender, its “Incremental Term Loan Commitment”). Each Incremental Term Loan Commitment provided pursuant to this Agreement shall be subject to the terms and conditions set forth in the Credit Agreement, including Section 2.15 thereof.

Each Incremental Term Loan Lender agreeing to provide an Incremental Term Loan Commitment pursuant to this Agreement, the Borrower and the Administrative Agent acknowledge and agree that the Incremental Term Loan Commitments provided pursuant to this Agreement shall constitute Incremental Term Loan Commitments of the respective Tranche specified in Annex I attached hereto and, upon the incurrence of Incremental Term Loans pursuant to this Agreement, shall constitute Incremental Term Loans under such specified Tranche for all purposes of the Credit Agreement and the other Credit Documents.

Each Incremental Term Loan Lender and the Borrower further agree that, with respect to the Incremental Term Loan Commitments provided by each Incremental Term Loan Lender pursuant to this Agreement, each Incremental Term Loan Lender shall receive such upfront fees, if any, as are specified in Annex I attached hereto, which upfront fees shall be due and payable to each Incremental Term Loan Lender upon the Agreement Effective Date (as defined below) or as otherwise specified in said Annex I.

Each Incremental Term Loan Lender party to this Agreement (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and, to the extent applicable, to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its

Exhibit L

own credit decisions in taking or not taking action under the Credit Agreement, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, and (v) in the case of each lending institution organized under the laws of a jurisdiction outside the United States, attaches the applicable forms described in Section 5.04(c) of the Credit Agreement certifying as to its entitlement to a complete exemption from United States withholding taxes with respect to all payments to be made under the Credit Agreement and the other Credit Documents. Upon the date of (i) the execution of a counterpart of this Agreement by such Incremental Term Loan Lenders, the Administrative Agent and the Borrower, (ii) the delivery to the Administrative Agent of a fully executed copy (including by way of counterparts and by facsimile) hereof, (iii) the payment of any fees required in connection herewith and (iv) the satisfaction of any conditions precedent set forth in Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Term Loan Lender party hereto agreeing to provide an Incremental Term Loan Commitment pursuant to this Agreement (i) shall be obligated to make the Incremental Term Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other Credit Documents. The maximum number of drawings with respect to the Incremental Term Loan Commitments provided pursuant to this Agreement shall be as specified in Annex I attached hereto. Furthermore, any undrawn Incremental Term Loan Commitments provided pursuant to this Agreement shall expire on the date specified in Annex I attached hereto.

The Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Term Loan Commitments provided hereby including, without limitation, any Term Loans made pursuant thereto and (ii) all such Obligations (including any such Term Loans) shall be entitled to the benefits of the Security Documents. The Borrower may accept this Agreement by executing the enclosed copies in the space provided below, and returning a copy of same to us before the close of business on                 ,             . If the Borrower does not so accept this Agreement by such time, our Incremental Term Loan Commitments set forth in this Agreement shall expire and have no further force and effect (for the avoidance of doubt, without affect or reducing, or constituting a usage of, amounts available under Section 2.15(a)(v) of the credit agreement).

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile) by the parties hereto, this Agreement shall constitute a Credit Document and may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.12 of the Credit Agreement.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

[Signature Page Follows]

Exhibit L

Very truly yours,

[NAMES OF LENDERS]

By:

Name:
Title:

[OTHER INCREMENTAL TERM LOAN LENDERS]

Agreed and Accepted this day of , :

CORTES NP ACQUISITION CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Annex 1

TERMS AND CONDITIONS FOR

INCREMENTAL TERM LOAN COMMITMENT AGREEMENT

1.	Incremental Term Loan Commitment Amounts (as of the Agreement Effective Date):

Name of Lender	Amount of Incremental Term Loan Commitment
Total[1]

2.	Designation of Tranche of Incremental Term Loan Commitments (and Incremental Term Loans to be funded thereunder):

3.	Initial Incremental Term Loan Maturity Date:[2]

4.	Dates for, and amounts of, Incremental Term Loan Scheduled Repayments:[3]

5.	Rules for application of voluntary and mandatory prepayments:[4]

6.	Minimum Borrowing amount for Incremental Term Loans:[5]

7.	Upfront Fee; Other Fees:[6]

8.	Interest Rates for Incremental Term Loans:[7]

[1]	Must be at least $25,000,000.
[2]

Insert Maturity Date for the Incremental Term Loans to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder, provided that in the event the Incremental Term Loan Commitments to be provided pursuant to this Agreement are to be added to (and form a part of) an existing Tranche, the Maturity Date for the Incremental Term Loan to be incurred pursuant to such Incremental Term Loan Commitments shall be the same Maturity Date as for such existing Tranche.

[3]

Set forth the dates for Incremental Term Loan Scheduled Repayments and the principal amount (expressed as a dollar amount or as a percentage, as appropriate, of the aggregate amount of Incremental Term Loans to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder), provided that in the event the Incremental Term Loan Commitments to be provided hereunder are to be added to (and form a part of) an existing Tranche, such Incremental Term Loans shall have Scheduled Incremental Term Loan Repayment Dates that are the same as the Scheduled Term Loan Repayment Dates for the Term Loans under such existing Tranche (with the amount of each Scheduled Incremental Repayment to comply with the requirements of Section 2.15(c)(ii) of the Credit Agreement) for such existing Tranche.

[4]

Insert relevant rules for application of voluntary and mandatory prepayments of Incremental Term Loans to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder, to the extent such rules differ from Section 5.01(a) and/or Section 5.02(g) of the Credit Agreement.

[5]	Insert Minimum Borrowing amount for Incremental Term Loans if different from $1,000,000.
[6]	Insert upfront fees and any other fees as may be agreed to by the Borrower and the Incremental Term Loan Lenders with respect to the Incremental Term Loan Commitments.
[7]

In the event the Incremental Term Loan Commitments to be provided hereunder are to be made under (and form a part of) an existing Tranche, the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments shall have the same Applicable Margins applicable to such existing Tranche.

Annex I

Exhibit L

9.	Maximum number of drawings permitted with respect to the Incremental Term Loan Commitments provided pursuant to the Incremental Term Loan Commitment Agreement to which this Annex I is attached: [8]

10.	Expiration date of any undrawn Incremental Term Loan Commitments provided pursuant to the Incremental Term Loan Commitment Agreement pursuant to which this Annex 1 is attached:[9]

[8]	Insert the maximum number of drawings permitted, which may be the number “1” (in the event the Incremental Term Loans must be funded pursuant to a single drawing) or any number in excess thereof.
[9]

Insert final date upon which drawings may be made pursuant to the Incremental Term Loan Commitments provided pursuant to the Incremental Term Loan Commitment Agreement to which this Annex I is attached.

EXHIBIT M

FORM OF INTERCREDITOR AGREEMENT

[See attached.]

EXECUTION VERSION

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (“Agreement”), is dated as of November 30, 2016 and is entered into by and among JPMorgan Chase Bank, N.A. (“JPMCB”), as collateral agent for the holders of the Revolving Credit Obligations (together with its permitted successors and assigns (including in connection with any Refinancing), the “Revolving Credit Collateral Agent”) and JPMCB, as collateral agent for the holders of the Initial Fixed Asset Obligations (together with its permitted successors and assigns, the “Initial Fixed Asset Collateral Agent”) and acknowledged by Cortes NP Intermediate Holding II Corporation, a Delaware corporation (“Holdings”), Cortes NP Acquisition Corporation, a Delaware corporation (the “Term Loan Borrower”), and certain Subsidiaries of the Borrower that are Grantors (other than Foreign Grantors (as such term is defined below). Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below or, if not otherwise defined, the Revolving Credit Agreement (as such term is defined below).

RECITALS

The Borrowers (the “Revolving Credit Borrowers”), Holdings, the Guarantors, the lenders and agents party thereto, JPMCB, as Administrative Agent (the “Revolving Credit Administrative Agent”) and Revolving Credit Collateral Agent have entered into that certain asset-based revolving credit agreement, dated as the date hereof, providing a revolving credit and letter of credit facility to the Revolving Credit Borrowers (as amended, supplemented, amended and restated, replaced, Refinanced or otherwise modified from time to time, the “Revolving Credit Agreement”);

Holdings, the Term Loan Borrower, the lenders from time to time party thereto, JPMCB, as Administrative Agent (the “Initial Fixed Asset Administrative Agent”) and Initial Fixed Asset Collateral Agent, are party to that certain term loan credit agreement, dated as of the date hereof, providing a term loan facility to the Borrower (as amended, supplemented, amended and restated, replaced, Refinanced or otherwise modified from time to time, the “Initial Fixed Asset Facility Agreement”, and together with the Revolving Credit Agreement, the “Credit Agreements”);

The Revolving Credit Agreement and the Initial Fixed Asset Facility Agreement permit the Revolving Credit Borrowers and the Term Loan Borrower, respectively, to incur additional indebtedness secured by a Lien on the Collateral ranking equal to the Lien securing the applicable Credit Agreement;

In order to induce the Revolving Credit Administrative Agent, the Revolving Credit Collateral Agent and the Revolving Credit Lenders to enter into the Revolving Credit Agreement, in order to induce the Initial Fixed Asset Administrative Agent, the Initial Fixed Asset Collateral Agent and the Initial Fixed Asset Lenders to enter into the Initial Fixed Asset Facility Agreement, the Revolving Credit Collateral Agent and the Initial Fixed Asset Collateral Agent have agreed to the relative priority of their respective Liens on the Collateral and certain other rights, priorities and interests as set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1) Definitions.

a) Defined Terms. As used in the Agreement, the following terms shall have the following meanings:

“ABL Collateral” means the following assets of the Revolving Credit Borrowers and the Guarantors: (a) all Accounts Receivable (except to the extent constituting proceeds of Equipment, real property, Intellectual Property or Equity Interests or evidencing any intercompany loans); (b) all Inventory; (c) all Instruments, Payment Intangibles, Chattel Paper and other contracts, in each case, evidencing, or substituted for, any Accounts Receivable referred to in clause (a) above; (d) all guarantees, letters of credit, security and other credit enhancements in each case for the Accounts Receivable referred to in clause (a) above; (e) all Documents for any Inventory referred to in clause (b) above; (f) all Commercial Tort Claims and General Intangibles (other than Intellectual Property, Equity Interests and intercompany debt) to the extent relating to any of the Accounts Receivable referred to in clause (a) above or Inventory; (g) all Deposit Accounts, Securities Accounts (including all cash and other funds on deposit therein, except any such account which holds solely identifiable proceeds of the Fixed Asset Collateral) and Investment Property (excluding any Equity Interests (other than Equity Interests consisting of Foreign Collateral, if any)); (h) all tax refunds (other than tax refunds relating to real property, Intellectual Property, Equipment or Equity Interests); (i) all Supporting Obligations, Documents and books and records relating to any of the foregoing; (j) all substitutions, replacements, accessions, products or Proceeds (including, without limitation, insurance proceeds) of any of the foregoing; and (k) the Foreign Collateral; provided, however, that to the extent that identifiable Proceeds of Fixed Asset Collateral are deposited or held in any Deposit Accounts or Securities Accounts that constitute ABL Collateral after an Enforcement Notice, then (as provided in Section 3.5 below) such Collateral or other identifiable Proceeds shall be treated as Fixed Asset Collateral for purposes of this Agreement. Terms used in this definition and not otherwise defined herein shall have the meanings given to such terms in the UCC.

“Access Acceptance Notice” has the meaning assigned to that term in Section 3.3(b).

“Access Period” means for each parcel of Mortgaged Premises the period, after the commencement of an Enforcement Period, which begins on the day that the Revolving Credit Collateral Agent provides the Controlling Fixed Asset Collateral Agent with the notice of its election to request access to any Mortgaged Premises pursuant to Section 3.3(b) below and ends on the earliest of (i) the 180th day after the Revolving Credit Collateral Agent obtains the ability to use, take physical possession of, remove or otherwise control the use or access to the Collateral located on such Mortgaged Premises following a Collateral Enforcement Action plus such number of days, if any, after the Revolving Credit Collateral Agent obtains access to such

Collateral that it is stayed or otherwise prohibited by law or court order from exercising remedies with respect to Collateral located on such Mortgaged Premises, (ii) the date on which all or substantially all of the ABL Collateral located on such Mortgaged Premises is sold, collected or liquidated, (iii) the date on which the Discharge of Revolving Credit Obligations occurs and (iv) the date on which the Revolving Credit Default or the Fixed Asset Default that was the subject of the applicable Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the Revolving Credit Collateral Agent or the Controlling Fixed Asset Collateral Agent, as applicable, or waived in writing in accordance with the requirements of the applicable Credit Agreement.

“Accounts Receivable” means (i) all “Accounts,” as such term is defined in the UCC and (ii) all other rights to payment of money or funds, whether or not earned by performance, (a) for Inventory that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) owed by a credit card issuer or by a credit card processor resulting from purchases by customers using credit or debit cards issued by such issuer in connection with the transactions described in clauses (a) and (b) above, whether such rights to payment constitute Payment Intangibles, Letter-of-Credit Rights or any other classification of property, or are evidenced in whole or in part by Instruments, Chattel Paper, General Intangibles or Documents. Terms used in this definition and not otherwise defined herein shall have the meanings given to such terms in the UCC.

“Additional Fixed Asset Claimholders” means, at any relevant time, the holders of Additional Fixed Asset Obligations at that time and the trustees, agents and other representatives of the holders of any Additional Fixed Asset Debt, the beneficiaries of each indemnification obligation undertaken by any Grantor under any Additional Fixed Asset Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Additional Fixed Asset Document outstanding at such time.

“Additional Fixed Asset Collateral Agent” means, in the case of any Additional Fixed Asset Instrument and the Additional Fixed Asset Claimholders thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Fixed Asset Instrument that is named as the Representative in respect of such Additional Fixed Asset Instrument in the applicable Joinder Agreement.

“Additional Fixed Asset Collateral Documents” means any security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements, guarantees, notes and any other documents or instruments now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Additional Fixed Asset Obligations owed thereunder to any Additional Fixed Asset Claimholders or under which rights or remedies with respect to such Liens are governed.

“Additional Fixed Asset Debt” means the principal amount of Indebtedness issued or incurred under any Additional Fixed Asset Instrument.

“Additional Fixed Asset Documents” means any Additional Fixed Asset Instrument, Additional Fixed Asset Collateral Document and any other Credit Document (or equivalent term as defined in any Additional Fixed Asset Instrument) and each of the other agreements, documents and instruments providing for or evidencing any other Additional Fixed Asset Obligation, including any document or instrument executed or delivered at any time in connection with any Additional Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Additional Fixed Asset Obligations, to the extent such are effective at the relevant time.

“Additional Fixed Asset Instrument” means any (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time in accordance with each applicable Secured Revolver/Fixed Asset Facility Document; provided that neither the Revolving Credit Agreement, the Initial Fixed Asset Facility nor any Refinancing of any of the foregoing in this proviso shall constitute an Additional Fixed Asset Instrument at any time.

“Additional Fixed Asset Obligations” means all obligations of every nature of each Grantor from time to time owed to any Additional Fixed Asset Claimholders or any of their respective Affiliates under any Additional Fixed Asset Documents that are secured on a pari passu or junior basis with the Initial Fixed Asset Obligations, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing. “Additional Fixed Asset Obligations” shall include all Post-Petition Interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Additional Fixed Asset Document whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by agreement or otherwise.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means each of the Bankruptcy Code, any similar federal, state or foreign laws, rules or regulations for the relief of debtors or any reorganization, insolvency, moratorium or assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Person and any similar laws, rules or regulations relating to or affecting the enforcement of creditors’ rights generally.

“Borrowers” means the Term Loan Borrower and the Revolving Credit Borrowers (each, a “Borrower”).

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Claimholders” means, collectively, the Revolving Credit Claimholders and the Fixed Asset Claimholders.

“Collateral” means all of the assets and property now owned or at any time hereafter acquired by any Grantor, whether real, personal or mixed, constituting Revolving Credit Collateral and Fixed Asset Facility Collateral.

“Collateral Agents” means, collectively, (i) the Revolving Credit Collateral Agent, (ii) the Initial Fixed Asset Collateral Agent and (iii) each Additional Fixed Asset Collateral Agent.

“Collateral Enforcement Action” means, collectively or individually for one or more of the Collateral Agents, when a Revolving Credit Default or Fixed Asset Default, as the case may be, has occurred and is continuing, whether or not in consultation with any other Collateral Agent, any action by any Collateral Agent to repossess or join any Person in repossessing, or exercise or join any Person in exercising, or institute or maintain or participate in any action or proceeding with respect to, any remedies with respect to any Collateral or commence the judicial enforcement of any of the rights and remedies under the Credit Documents or under any applicable law, but in all cases (i) including, without limitation, (a) instituting or maintaining, or joining any Person in instituting or maintaining, any enforcement, contest, protest, attachment, collection, execution, levy or foreclosure action or proceeding with respect to any Collateral, whether under any Credit Document or otherwise, (b) exercising any right of set-off with respect to any Credit Party or (c) exercising any remedy under any Deposit Account Control Agreement (as defined in the Revolving Credit Agreement), Dominion Account (as defined in the Revolving Credit Agreement), Landlord Lien Waiver and Access Agreement (as defined in the Revolving Credit Agreement) or similar agreement or arrangement and (ii) excluding the imposition of a default rate or late fee; provided, that notwithstanding anything to the contrary in the foregoing, the exercise of rights or remedies by the Revolving Credit Collateral Agent under any Deposit Account Control Agreement or Dominion Account during a Liquidity Period (as defined in the Revolving Credit Agreement) shall not constitute a Collateral Enforcement Action under this Agreement.

“Contingent Obligations” means at any time, any indemnification or other similar contingent obligations which are not then due and owing at the time of determination and with respect to which no claim has been asserted at the time of determination.

“Controlling Additional Fixed Asset Collateral Agent” means the Additional Fixed Asset Collateral Agent of the Series of Additional Fixed Asset Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional Fixed Asset Obligations.

“Controlling Fixed Asset Collateral Agent” means (i) until the Discharge of Initial Fixed Asset Obligations, the Initial Fixed Asset Collateral Agent and (ii) from and after the Discharge of Initial Fixed Asset Obligations, the Controlling Additional Fixed Asset Collateral Agent.

“Credit Documents” means, collectively, the Revolving Credit Documents and the Fixed Asset Documents.

“Credit Party” means each Revolving Credit Party and each Fixed Asset Credit Party.

“Deposit Account” as defined in the UCC.

“DIP Financing” has the meaning assigned to that term in Section 6.1(a).

“Discharge of Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a) payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under Fixed Asset Documents and constituting Fixed Asset Obligations (other than obligations that are not due and owing at such time under any Interest Rate Protection Agreement (as defined in the Initial Fixed Asset Facility Agreement), Other Hedging Agreement (as defined in the Initial Fixed Asset Facility Agreement) or Treasury Services Agreement (as defined in the Initial Fixed Asset Facility Agreement), or any comparable terms under any other Fixed Asset Document);

(b) payment in full in cash of all other Fixed Asset Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than Contingent Obligations, and obligations that are not due and owing at such time under any Interest Rate Protection Agreement (as defined in the Initial Fixed Asset Facility Agreement), Other Hedging Agreement (as defined in the Initial Fixed Asset Facility Agreement) or Treasury Services Agreement (as defined in the Initial Fixed Asset Facility Agreement) or any comparable terms under any other Fixed Asset Document); and

(c) termination or expiration of all commitments, if any, to extend credit that would constitute Fixed Asset Obligations.

“Discharge of Initial Fixed Asset Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

a) payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under Initial Fixed Asset Documents and constituting Initial Fixed Asset Obligations (other than obligations under any Interest

Rate Protection Agreement (as defined in the Initial Fixed Asset Facility Agreement), Other Hedge Agreements (as defined in the Initial Fixed Asset Facility Agreement) or Treasury Services Agreement (as defined in the Initial Fixed Asset Facility Agreement);

(b) payment in full in cash of all other Initial Fixed Asset Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than obligations under any Interest Rate Protection Agreement (as defined in the Initial Fixed Asset Facility Agreement), Other Hedge Agreements (as defined in the Initial Fixed Asset Facility Agreement) or Treasury Services Agreement (as defined in the Initial Fixed Asset Facility Agreement); and

(c) termination or expiration of all commitments, if any, to extend credit that would constitute Initial Fixed Asset Obligations.

“Discharge of Revolving Credit Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a) payment in full in cash of the principal of and interest (including Post-Petition Interest), on all Indebtedness outstanding under the Revolving Credit Documents and constituting Revolving Credit Obligations (other than Secured Bank Product Obligations (as defined in the Revolving Credit Agreement) and Letters of Credit that are cash collateralized or backstopped, on terms reasonably satisfactory to the Revolving Credit Administrative Agent);

(b) payment in full in cash of all other Revolving Credit Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (other than Secured Bank Product Obligations (as defined in the Revolving Credit Agreement);

(c) termination or expiration of all commitments, if any, to extend credit that would constitute Revolving Credit Obligations; and

(d) termination of all letters of credit issued under the Revolving Credit Documents and constituting Revolving Credit Obligations or providing cash collateral or backstop letters of credit acceptable to the Revolving Credit Administrative Agent in an amount equal to 102% of the applicable outstanding reimbursement obligation (in a manner reasonably satisfactory to the Revolving Credit Administrative Agent).

“Disposition” has the meaning assigned to that term in Section 5.1(b).

“Documents” as defined in the UCC.

“Domestic Grantor” means any Grantor that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary of the Lead Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia

“Enforcement Notice” means a written notice delivered, at a time when a Revolving Credit Default or Fixed Asset Default has occurred and is continuing, by either (a) in the case of a Revolving Credit Default, the Revolving Credit Administrative Agent or the Revolving Credit Collateral Agent to the Controlling Fixed Asset Collateral Agent or (b) in the case of a Fixed Asset Default, the Controlling Fixed Asset Collateral Agent to the Revolving Credit Administrative Agent, in each case, announcing that an Enforcement Period has commenced, specifying the relevant event of default and stating the current balance of the Revolving Credit Obligations or the Fixed Asset Obligations, as applicable.

“Enforcement Period” means the period of time following the receipt by either the Revolving Credit Collateral Agent or the Controlling Fixed Asset Collateral Agent of an Enforcement Notice until the earliest of (i) in the case of an Enforcement Period commenced by the Controlling Fixed Asset Collateral Agent, the Discharge of Fixed Asset Obligations, (ii) in the case of an Enforcement Period commenced by the Revolving Credit Collateral Agent, the Discharge of Revolving Credit Obligations, (iii) the Revolving Credit Collateral Agent or the Controlling Fixed Asset Collateral Agent (as applicable) agrees in writing to terminate its Enforcement Period, or (iv) the date on which the Revolving Credit Default or the Fixed Asset Default that was the subject of the Enforcement Notice relating to such Enforcement Period has been cured to the satisfaction of the Revolving Credit Collateral Agent or the Controlling Fixed Asset Collateral Agent, as applicable, or waived in writing in accordance with the requirements of the applicable Credit Documents.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Fixed Asset Claimholders” means, at any relevant time, the holders of Fixed Asset Obligations at that time, including each Fixed Asset Collateral Agent, the Additional Fixed Asset Claimholders and the other Initial Fixed Asset Claimholders.

“Fixed Asset Collateral” means all Real Estate Assets, Equipment, Intellectual Property, Equity Interests in the Borrowers, the other Grantors and their respective subsidiaries and other Collateral (other than ABL Collateral) and all Supporting Obligations, Documents and books and records relating to any of the foregoing; and all substitutions, replacements, accessions, products or Proceeds (including, without limitation, insurance proceeds) of any of the foregoing; provided, however, that Fixed Asset Collateral shall not include any Foreign Collateral.

“Fixed Asset Collateral Agents” means the Initial Fixed Asset Collateral Agent and each Additional Fixed Asset Collateral Agent.

“Fixed Asset Collateral Documents” means the Initial Fixed Asset Security Documents and any Additional Fixed Asset Collateral Documents.

“Fixed Asset Credit Party” means each “Credit Party” as defined in the Initial Fixed Asset Facility Agreement.

“Fixed Asset Default” means an “Event of Default” or equivalent term (as defined in any of the Fixed Asset Documents).

“Fixed Asset DIP Financing” has the meaning assigned to that term in Section 6.1(b).

“Fixed Asset Documents” means the Initial Fixed Asset Documents and any Additional Fixed Asset Documents.

“Fixed Asset Facility Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be as security for any Fixed Asset Obligations; provided, however, that the Fixed Asset Facility Collateral shall not include any Foreign Collateral.

“Fixed Asset Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Fixed Asset Obligations or (except for this Agreement) under which rights or remedies with respect to any such Liens are governed.

“Fixed Asset Non-US Pledged Collateral” has the meaning set forth in Section 2.6.

“Fixed Asset Obligations” means the Initial Fixed Asset Obligations and any Additional Fixed Asset Obligations.

“Fixed Asset Standstill Period” has the meaning set forth in Section 3.1(a)(1).

“Foreign Collateral” means the Foreign Grantors Collateral and the Non-US Pledged Equity (other than the Fixed Asset Non-US Pledged Collateral), if any; provided that, notwithstanding anything herein to the contrary, in no event shall Foreign Collateral secure the Fixed Asset Obligations.

“Foreign Grantors Collateral” means any assets of Foreign Grantors.

“Foreign Grantors” means any Grantor that is not a Domestic Grantor.

“Foreign Subsidiary” means a Subsidiary other than a Domestic Subsidiary.

“FSHCO” shall mean any U.S. Subsidiary that is a disregarded entity that has no material assets other than Equity Interests in one or more Foreign Subsidiaries.

“Grantors” means the Term Loan Borrower, the Revolving Credit Borrowers, Holdings, each other Guarantor and each other Person that is organized under the laws of the United States of America, any State thereof or the District of Columbia that has or may from time to time hereafter execute and deliver a Fixed Asset Collateral Document or a Revolving Credit Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Guarantor” means, collectively, each “Guarantor” as defined in the Initial Fixed Asset Facility Agreement and the Revolving Credit Agreement.

“Holdings” has the meaning set forth in the Preamble to this Agreement.

“Indebtedness” means and includes all “Indebtedness” within the meaning of the Initial Fixed Asset Facility Agreement, the Revolving Credit Agreement or any Additional Fixed Asset Instrument, as applicable.

“Initial Fixed Asset Administrative Agent” has the meaning assigned to it in the Recitals to this Agreement.

“Initial Fixed Asset Claimholders” means, at any relevant time, the holders of Initial Fixed Asset Facility Obligations at that time including the “Secured Creditors” as defined in the Initial Fixed Asset Security Agreement and the Initial Fixed Asset Administrative Agent, the Initial Fixed Asset Collateral Agent, the trustees, agents and other representatives of the holders of the Initial Fixed Asset Obligations (including any holders of Initial Fixed Asset Obligations pursuant to supplements executed in connection with the incurrence of additional Indebtedness under the Initial Fixed Asset Facility Agreement), the beneficiaries of each indemnification obligation undertaken by any Grantor under any Initial Fixed Asset Document and each other holder of, or obligee in respect of, any holder or lender pursuant to any Initial Fixed Asset Document outstanding at such time.

“Initial Fixed Asset Collateral Agent” has the meaning assigned to it in the Preamble to this Agreement.

“Initial Fixed Asset Collateral Documents” means the “Security Documents” (as defined in the Initial Fixed Asset Facility Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Initial Fixed Asset Facility Obligations or under which rights or remedies with respect to such Liens are governed.

“Initial Fixed Asset Documents” means the Initial Fixed Asset Facility Agreement, the Initial Fixed Asset Collateral Documents and the other Credit Documents (as defined in the Initial Fixed Asset Facility Agreement), any Interest Rate Protection Agreement (as defined in the Initial Fixed Asset Facility Agreement), Other Hedging Agreement (as defined in the Initial Fixed Asset Facility Agreement) or Treasury Services Agreement (as defined in the Initial Fixed Asset Facility Agreement) entered into by any Borrower or any of their respective Restricted Subsidiaries with any “Secured Creditor” as defined in the Initial Fixed Asset Security Agreement and each of the other agreements, documents and instruments providing for or evidencing any other Initial Fixed Asset Obligation, including, to the extent applicable, any other document or instrument executed or delivered at any time in connection with any Initial Fixed Asset Obligations, including any intercreditor or joinder agreement among holders of Initial Fixed Asset Obligations, to the extent such are effective at the relevant time.

“Initial Fixed Asset Facility Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“Initial Fixed Asset Lenders” means Lenders as defined under the Initial Fixed Asset Facility Agreement.

“Initial Fixed Asset Obligations” means all “Obligations, ” as defined in the Initial Fixed Asset Facility Agreement and shall include all obligations of every nature of each Grantor from time to time owed to any Initial Fixed Asset Claimholders or any of their respective Affiliates under the Initial Fixed Asset Documents, whether for principal, interest, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing. “Initial Fixed Asset Obligations” shall include all Post-Petition Interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Initial Fixed Asset Document whether or not the claim for such Post-Petition Interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Initial Fixed Asset Security Agreement” means the Security Agreement, dated as of the date hereof, among the Term Loan Borrower, each of the other grantors from time to time party thereto and JPMorgan Chase Bank, N.A., as collateral agent, as it may be amended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(a) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Grantor;

(b) any other voluntary or involuntary insolvency, reorganization, winding-up or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to a material portion of their respective assets (other than any merger or consolidation, liquidation, windup or dissolution not involving bankruptcy that is expressly permitted pursuant to of the terms of each Revolving Credit Agreement and each Fixed Asset Facility Agreement);

(c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any merger or consolidation, liquidation, windup or dissolution not involving bankruptcy that is expressly permitted pursuant to the terms of each Revolving Credit Agreement and each Fixed Asset Facility Agreement);

(d) any case or proceeding seeking arrangement, adjustment, protection, relief or composition of any debt or other property of any Grantor;

(e) any case or proceeding seeking the entry of an order of relief or the appointment of a custodian, receiver, trustee or other similar proceeding with respect to any Grantor or any property or Indebtedness of any Grantor; or

(f) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Intellectual Property” means, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Patents, Marks, Software, Trade Secret Rights, and IP Licenses and Domain Names, and all rights to sue at law or in equity for any infringement, misappropriation, violation or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Joinder Agreement” means an agreement substantially in the form of Exhibit A, or in a form otherwise acceptable to each Collateral Agent, after giving effect to Sections 5.3 and 5.7, as applicable

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Mortgaged Premises” means any Material Real Property which shall now or hereafter be subject to a Fixed Asset Mortgage.

“New Agent” has the meaning assigned to that term in Section 5.5.

“New Debt Notice” has the meaning assigned to that term in Section 5.5.

“Non-Controlling Fixed Asset Collateral Agent” means each Fixed Asset Collateral Agent other than the Controlling Fixed Asset Collateral Agent.

“Non-US Pledged Equity” has the meaning assigned to such term in Section 2.6.

“Notice of Occupancy” has the meaning assigned to that term in Section 3.3(b).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledged Collateral” has the meaning set forth in Section 5.4.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the Fixed Asset Documents or the Revolving Credit Documents, continue to accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Laws of any applicable jurisdiction or in any such Insolvency or Liquidation Proceeding.

“Priority Collateral” with respect to the Revolving Credit Claimholders, all ABL Collateral, and with respect to the Fixed Asset Claimholders, all Fixed Asset Collateral.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Recovery” has the meaning set forth in Section 6.4.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness, in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Revolving Credit Administrative Agent” has the meaning assigned to that term in the Recitals of this Agreement.

“Revolving Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement, including, for the avoidance of doubt, any Refinancing of the Revolving Credit Agreement in effect on the Closing Date.

“Revolving Credit Claimholders” means, at any relevant time, the holders of Revolving Credit Obligations at that time, including the “Secured Creditors” as defined in the Revolving Credit Agreement.

“Revolving Credit Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Revolving Credit Obligations.

“Revolving Credit Collateral Agent” has the meaning assigned to that term in the Preamble to this Agreement.

“Revolving Credit Collateral Documents” means the “Security Documents” (as defined in the Revolving Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted by any Grantor securing any Revolving Credit Obligations or under which rights or remedies with respect to such Liens are governed.

“Revolving Credit Default” means an “Event of Default” (as defined in the Revolving Credit Agreement).

“Revolving Credit Documents” means the Revolving Credit Agreement and the other Credit Documents (as defined in the Revolving Credit Agreement), any agreement in respect of any Secured Bank Product Obligations (as defined in the Revolving Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other Revolving Credit Obligation, and any other document or instrument executed or delivered at any time in connection with any Revolving Credit Obligations, including any intercreditor or joinder agreement among holders of Revolving Credit Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Revolving Credit Lenders” means the “Lenders” under and as defined in the Revolving Credit Agreement.

“Revolving Credit Obligations” means all “Obligations” (as defined in the Revolving Credit Agreement) and other obligations of every nature of each Grantor from time to time owed to any Revolving Credit Claimholder or any other respective Affiliates under the Revolving Credit Documents, whether for principal, interest, (including Post-Petition Interest which, but for the filing of a petition in bankruptcy with respect to such Grantor, would have accrued on any obligation, whether or not a claim is allowed against such Grantor for such Post-Petition Interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, fees, expenses, indemnification or otherwise.

“Revolving Credit Party” means each “Credit Party” as defined in the Revolving Credit Agreement.

“Revolving Credit Standstill Period” has the meaning set forth in Section 3.2(a)(1).

“Secured Revolver/Fixed Asset Documents” means the Fixed Asset Documents and the Revolving Credit Documents.

“Securities Account” as defined in the UCC.

“Series” means, with respect to any Fixed Asset Obligations, each of (i) the Initial Fixed Asset Obligations and (ii) the Additional Fixed Asset Obligations incurred pursuant to any Additional Fixed Asset Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Representative (in its capacity as such for such Additional Fixed Asset Obligations).

“Supporting Obligations” as defined in the UCC.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of any Collateral Agent’s or any secured party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect from time to time in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

b) Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended in accordance with the terms of this Agreement (including in connection with any Refinancing);

any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

all references herein to Sections shall be construed to refer to Sections of this Agreement; and

all references to terms defined in the UCC in effect in the State of New York shall have the meaning ascribed to them therein (unless otherwise specifically defined herein); and

the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

2) Lien Priorities.

a) Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Fixed Asset Obligations granted on the Collateral or of any Liens securing the Revolving Credit Obligations granted on the Collateral and notwithstanding any provision of any UCC, or any other applicable law or the Revolving Credit Loan Documents or the Fixed Asset Documents or any defect or deficiencies in, or failure to perfect, the Liens securing the Revolving Credit Obligations or Fixed Asset Obligations, and whether or not such Liens securing, or purporting to secure, any Revolving Credit Obligations or Fixed Asset Obligations are subordinated to any Lien securing any other obligation of the Borrowers, or any other Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed, or any other circumstance whatsoever, the Revolving Credit Collateral Agent, on behalf of itself and/or the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and/or the applicable Fixed Asset Claimholders, hereby each agrees that:

any Lien of the Revolving Credit Collateral Agent on the ABL Collateral, whether now or hereafter held by or on behalf of the Revolving Credit Collateral Agent or any Revolving Credit Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to all Liens on the ABL Collateral securing or purporting to secure any Fixed Asset Obligations; and

any Lien of any Fixed Asset Collateral Agent on the Fixed Asset Collateral, whether now or hereafter held by or on behalf of such Fixed Asset Collateral Agent, any Fixed Asset Claimholder or any agent or trustee therefor regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects to all Liens on the Fixed Asset Collateral securing or purporting to secure any Revolving Credit Obligations.

b) Prohibition on Contesting Liens. Each Fixed Asset Collateral Agent, for itself and on behalf of each applicable Fixed Asset Claimholder, and the Revolving Credit Collateral Agent, for itself and on behalf of each Revolving Credit Claimholder, agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Revolving Credit Claimholders or any of the Fixed Asset Claimholders in the Collateral, the allowability of the claims asserted with respect to the Fixed Assets Obligations or the Revolving Credit Obligations in any Insolvency or Liquidation Proceeding, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Revolving Credit Claimholder or Fixed Asset Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the Obligations as provided in Sections 2.1, 3.1 and 3.2.

c) No New Liens. Until the Discharge of Revolving Credit Obligations and the Discharge of Fixed Asset Obligations shall have occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against one or more of the Term Loan Borrower, the Revolving Credit Borrowers or any other Grantor, the parties hereto acknowledge and agree that it is their intention that:

there shall be no Liens on any asset or property to secure any Fixed Asset Obligation unless a Lien on such asset or property also secures the Revolving Credit Obligations; or

subject to Sections 2.5 and 2.6, there shall be no Liens on any asset or property of any Grantor to secure any Revolving Credit Obligations unless a Lien on such asset or property also secures the Fixed Asset Obligations.

To the extent any additional Liens are granted on any asset or property as described above, the priority of such additional Liens shall be determined in accordance with Section 2.1. In addition, to the extent that Liens are granted on any asset or property to secure any Fixed Asset Obligation or Revolving Credit Obligation, as applicable, and a corresponding Lien is not granted to secure the Revolving Credit Obligations or Fixed Asset Obligations, as applicable, without limiting any other rights and remedies available hereunder, the Revolving Credit Collateral Agent, on behalf of the Revolving Credit Claimholders and each Fixed Asset Collateral Agent, on behalf of the applicable Fixed Asset Claimholders, agree that, subject to Sections 2.5 and 2.6, (i) such applicable Collateral Agent that has been granted such Lien shall also hold such Lien on behalf of the other Collateral Agent subject to the relative priorities set forth in Section 2.1 and (ii) any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.

d) Similar Liens and Agreements. Subject to Sections 2.5 and 2.6, the parties hereto agree that it is their intention that the Revolving Credit Collateral and the Fixed Asset Facility Collateral be identical. In furtherance of the foregoing and of Section 8.8, the parties hereto agree, subject to the other provisions of this Agreement, including Sections 2.5 and 2.6:

upon request by the Revolving Credit Collateral Agent or any Fixed Asset Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the Revolving Credit Collateral and the Fixed Asset Facility Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Revolving Credit Documents and the Fixed Asset Documents; and

that the Revolving Credit Collateral Documents, taken as a whole, and the Fixed Asset Collateral Documents, taken as a whole, shall be in all material respects the same forms of documents other than with respect to differences to reflect the nature of the lending arrangements and the relative priorities of the liens securing the Obligations thereunder with respect to the Fixed Asset Collateral and the ABL Collateral.

e) Cash Collateral. Notwithstanding anything in this Agreement to the contrary, Sections 2.3 and 2.4 shall not apply to (i) any cash or cash equivalents pledged to secure Revolving Credit Obligations consisting of reimbursement obligations in respect of letters of credit or otherwise held by the Revolving Credit Collateral Agent or any other Revolving Credit Claimholder pursuant to Section 10.01 of the Revolving Credit Agreement (or any equivalent successor provision) and any such cash and cash equivalents shall be applied as specified in the Revolving Credit Agreement and will not constitute Collateral hereunder, or (ii) any real property a mortgage over which has been granted pursuant to the terms of the Fixed Assets Documents and has not been granted pursuant to the terms of the Revolving Credit Documents.

f) Foreign Collateral. Each Fixed Asset Collateral Agent, on behalf of itself and/or the applicable Fixed Asset Claimholders, acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, no Fixed Asset Collateral Agent nor any Fixed Asset Claimholder shall (a) have any Lien on the Foreign Grantors Collateral or any other rights thereto or interests therein, (b) have any Lien on the Equity Interests issued by Foreign Subsidiaries or FSHCOs (the “Non-US Pledged Equity”) or any other rights thereto or interests therein except for a first priority Lien (subject to the second priority Lien of the Revolving Credit Collateral Agent) on 65% of the voting Equity Interests (and 100% of the non-voting Equity Interests) of any Foreign Subsidiary or of any FSHCO that, in either case, is directly owned by a Grantor that is neither a Foreign Grantor nor a FSHCO (the “Fixed Asset Non-US Pledged Collateral”), (c) commence or take any enforcement action with respect to the Foreign Grantors or the Foreign Grantors Collateral or (d) commence or take any enforcement action with respect to the Non-US Pledged Equity except for, subject to the terms of this Agreement, the Fixed Asset Non-US Pledged Collateral.

3) Enforcement.

a) Exercise of Remedies – Restrictions on Fixed Asset Collateral Agents.

i) Until the Discharge of Revolving Credit Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders:

(1) will not exercise or seek to exercise any rights or remedies with respect to any ABL Collateral (including the exercise of any right of setoff or any right under any lockbox agreement or any control agreement with respect to Deposit Accounts or Securities Accounts) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Controlling Fixed Asset Collateral Agent or any Person authorized by it may exercise any or all such rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (A) the date on which such Controlling Fixed Asset Collateral Agent declared the existence of a Fixed Asset Default and demanded the repayment of all the principal amount of any Fixed Asset Obligations; and (B) the date on which the Revolving Credit Collateral Agent received notice from such Controlling Fixed Asset Collateral Agent of such declaration of a Fixed Asset Default and that the Fixed Assets Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Fixed Asset Documents (the “Fixed Asset Standstill Period”); provided, further, however, that notwithstanding anything herein to the contrary, in no event shall any Fixed Asset Collateral Agent or any Fixed Asset Claimholder exercise any rights or remedies with respect to (x) the ABL Collateral if, notwithstanding the expiration of the Fixed Asset Standstill Period, the Revolving Credit Collateral Agent (or any person authorized by it) or Revolving Credit Claimholders shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of such Collateral (prompt notice of such exercise to be given to the Controlling Fixed Asset Collateral Agent) or shall be stayed under applicable law from exercising such rights and remedies or (y) the Foreign Collateral;

(2) will not contest, protest or object to, or otherwise interfere with, any foreclosure proceeding or action brought by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder or any other exercise by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder of any rights and remedies relating to the ABL Collateral, whether under the Revolving Credit Documents or otherwise; and

(3) subject to their rights under clause (a)(1) above and except as may be permitted in Section 3.1(c), will not object to the forbearance by the Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders from bringing or pursuing any Collateral Enforcement Action;

provided, however, that, in the case of (1), (2) and (3) above, the Liens granted to secure the Fixed Asset Obligations of the Fixed Asset Claimholders shall attach to the Proceeds thereof (other than any Foreign Collateral) subject to the relative priorities described in Section 2.

ii) Until the Discharge of Revolving Credit Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that the Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall (subject to Section 3.1(a)(1)) have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary Dispositions of ABL Collateral by the respective Grantors after a Revolving Credit Default) make determinations regarding the release, disposition, or restrictions with respect to the ABL Collateral (including, without limitation, exercising remedies under Deposit Account Control Agreements and Dominion Accounts) without any consultation with or the consent of any Fixed Asset Collateral Agent or any Fixed Asset Claimholder; provided, however, that the Lien securing the Fixed Asset Obligations shall remain on the Proceeds (other than those properly applied to the Revolving Credit Obligations) of such Collateral (other than any Foreign Collateral) released or disposed of subject to the relative priorities described in Section 2. In exercising rights and remedies with respect to the ABL Collateral, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that the Revolving Credit Collateral Agent and the Revolving Credit Claimholders may enforce the provisions of the Revolving Credit Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the ABL Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that it will not seek, and hereby waives any right, to have any ABL Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral.

iii) Notwithstanding the foregoing, any Fixed Asset Collateral Agent and any Fixed Asset Claimholder may:

(1) file a claim or statement of interest with respect to the Fixed Asset Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(2) take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Collateral; provided that such action shall not be inconsistent with the terms of this Agreement and shall not be adverse to the priority status of the Liens on the ABL Collateral, or the rights of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders to exercise remedies in respect thereof;

(3) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Fixed Asset Claimholders, including any claims secured by the ABL Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with, or prohibited by, the terms of this Agreement;

(5) vote on any plan of reorganization or similar dispositive restructuring plan, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement (including Section 6.7(d)), with respect to the Fixed Asset Obligations and the Fixed Asset Collateral; and

(6) exercise any of its rights or remedies with respect to any of the Collateral (other than any Foreign Collateral) after the termination of the Fixed Asset Standstill Period to the extent permitted by Section 3.1(a)(1).

Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that it will not take or receive any ABL Collateral or any Proceeds of such Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any such Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Revolving Credit Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(c)(1) and this Section 3.1(c), the sole right of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders with respect to the ABL Collateral is to hold a Lien on such Collateral (other than any Foreign Collateral) pursuant to the Fixed Asset Collateral Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Revolving Credit Obligations has occurred.

iv) Subject to Sections 3.l(a) and (c) and Section 6.3(c)(1):

(1) each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that it will not, except as not prohibited herein, take any action that would hinder or delay any exercise of remedies under the Revolving Credit Documents or that is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the ABL Collateral, whether by foreclosure or otherwise;

(2) each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, hereby waives any and all rights it or the applicable Fixed Asset Claimholders may have as a junior lien creditor with respect to the ABL Collateral or otherwise to object to the manner in which the Revolving Credit Collateral Agent or the Revolving Credit Claimholders seek to enforce or collect the Revolving Credit Obligations or the Liens on the ABL Collateral securing the Revolving Credit Obligations granted in any of the Revolving Credit Documents or undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the Revolving Credit Collateral Agent or Revolving Credit Claimholders is adverse to the interest of the Fixed Asset Claimholders; and

(3) each Fixed Asset Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any of the Fixed Asset Collateral Documents or any other Fixed Asset Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders with respect to the ABL Collateral as set forth in this Agreement and the Revolving Credit Documents.

v) Except as otherwise set forth in, or otherwise prohibited by or inconsistent, any provision of this Agreement (including Sections 3.1(a) and (d), 3.5 and any provision prohibiting or restricting them from taking various actions or making various objections), the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may exercise rights and remedies as unsecured creditors against any Grantor and may exercise rights and remedies with respect to the Fixed Asset Collateral, in each case, in accordance with the terms of the applicable Fixed Asset Documents and applicable law; provided, however, that in the event that any Fixed Asset Claimholder becomes a judgment Lien creditor in respect of ABL Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Fixed Asset Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Revolving Credit Obligations) as the other Liens securing the Fixed Asset Obligations are subject to this Agreement.

vi) Nothing in this Agreement shall prohibit the receipt by any Fixed Asset Collateral Agent or any Fixed Asset Claimholders of payments of interest, principal and other amounts owed in respect of the applicable Fixed Asset Obligations so long as such receipt is not the direct or indirect result of the exercise by such Fixed Asset Collateral Agent or any Fixed Asset Claimholders of rights or remedies with respect to ABL Collateral (including set-off) or enforcement of any Lien on ABL Collateral held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Revolving Credit Collateral Agent or the Revolving Credit Claimholders may have against the Grantors under the Revolving Credit Documents, other than with respect to the Fixed Asset Collateral solely to the extent expressly provided herein.

b) Exercise of Remedies – Restrictions on Revolving Credit Collateral Agent.

i) Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Revolving Credit Collateral Agent and the Revolving Credit Claimholders:

(1) will not exercise or seek to exercise any rights or remedies with respect to any Fixed Asset Collateral or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Revolving Credit Collateral Agent may exercise the rights provided for in Section 3.3 (with respect to any Access Period) and may exercise any or all such other rights or remedies after the passage of a period of at least 180 days has elapsed since the later of: (A) the date on which the Revolving Credit Collateral Agent declared the existence of any Revolving Credit Default and demanded the repayment of all the principal amount of any Revolving Credit Obligations; and (B) the date on which the Controlling Fixed Asset Collateral Agent received notice from the Revolving Credit Collateral Agent of such declaration of a Revolving Credit Default and that the Revolving Credit Obligations are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Revolving Credit Documents (the “Revolving Credit Standstill Period”); provided, further, however, that notwithstanding anything herein to the contrary, in no event shall the Revolving Credit Collateral Agent or any Revolving Credit Claimholder exercise any rights or remedies (other than those under Section 3.3) with respect to the Fixed Asset Collateral if, notwithstanding the expiration of the Revolving Credit Standstill Period, the Controlling Fixed Asset Collateral Agent (or any person authorized by it) shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of such Collateral (prompt notice of such exercise to be given to the Revolving Credit Collateral Agent) or shall be stayed under applicable law from exercising such rights and remedies;

(2) will not contest, protest or object to, or otherwise interfere with, any foreclosure proceeding or action brought by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder or any other exercise by a Fixed Asset Collateral Agent or any Fixed Asset Claimholder of any rights and remedies relating to the Fixed Asset Collateral, whether under the Fixed Asset Documents or otherwise; and

(3) subject to their rights under clause (a)(1) above and except as may be permitted in Section 3.2(c), will not object to the forbearance by any Fixed Asset Collateral Agent or Fixed Asset Claimholders from bringing or pursuing any Collateral Enforcement Action;

provided, however, that in the case of (1), (2) and (3) above, the Liens granted to secure the Revolving Credit Obligations of the Revolving Credit Claimholders shall attach to the Proceeds thereof subject to the relative priorities described in Section 2.

ii) Until the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that the Fixed Asset Collateral Agents and the Fixed Asset Claimholders shall (subject to Section 3.2(a)(1)) have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and, in connection therewith (including voluntary Dispositions of Fixed Asset Collateral by the respective Grantors after a Fixed Asset Default) make determinations regarding the release, disposition, or restrictions with respect to the Fixed Asset Collateral without any consultation with or the consent of the Revolving Credit Collateral Agent or any Revolving Credit Claimholder; provided, however, that the Lien securing the Revolving Credit Obligations shall remain on the Proceeds (other than those properly applied to the Fixed Asset Obligations) of such Collateral released or disposed of subject to the relative priorities described in Section 2. In exercising rights and remedies with respect to the Fixed Asset Collateral, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may enforce the provisions of the Fixed Asset Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of the Fixed Asset Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction. The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that it will not seek, and hereby waives any right, to have any Fixed Asset Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral.

iii) Notwithstanding the foregoing (which shall not in any way affect the rights of the ABL Collateral Agent as it relates to the Foreign Grantors or the Foreign Collateral), the Revolving Credit Collateral Agent and any Revolving Credit Claimholder may:

(1) file a claim or statement of interest with respect to the Revolving Credit Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(2) take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Collateral; provided that such action shall not be inconsistent with the terms of this Agreement and shall not be adverse to the priority status of the Liens on the Fixed Asset Collateral, or the rights of any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders to exercise remedies in respect thereof;

(3) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims or Liens of the Revolving Credit Claimholders, including any claims secured by the Fixed Asset Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with or prohibited by the terms of this Agreement;

(5) vote on any plan of reorganization or similar dispositive restructuring plan, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement (including Section 6.7(d)), with respect to the Revolving Credit Obligations and the ABL Collateral; and

(6) exercise any of its rights or remedies with respect to any of the Collateral after the termination of the Revolving Credit Standstill Period to the extent permitted by Section 3.2(a)(1).

The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that it will not take or receive any Fixed Asset Collateral or any Proceeds of such Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any such Collateral in its capacity as a creditor in violation of this Agreement. Without limiting the generality of the foregoing, unless and until the Discharge of Fixed Asset Obligations has occurred, except as expressly provided in Sections 3.2(a), 3.3, 3.4, 6.3(c)(2) and this Section 3.2(c), the sole right of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders with respect to the Fixed Asset Collateral is to hold a Lien on such Collateral pursuant to the Revolving Credit Collateral Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Fixed Asset Obligations has occurred.

iv) Subject to Sections 3.2(a) and (c) and Sections 3.3 and 6.3(c)(2):

(1) the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that the Revolving Credit Collateral Agent and the Revolving Credit Claimholders will not, except as not prohibited herein, take any action that would hinder or delay any exercise of remedies under the Fixed Asset Documents or that is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Fixed Asset Collateral, whether by foreclosure or otherwise;

(2) the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby waives any and all rights it or the Revolving Credit Claimholders may have as a junior lien creditor with respect to the Fixed Asset Collateral or otherwise to object to the manner in which the any Fixed Asset Collateral Agent or the Fixed Asset Claimholders seek to enforce or collect the Fixed Asset Obligations or the Liens on the Fixed Asset Collateral securing the Fixed Asset Obligations granted in any of the Fixed Asset Documents or undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders is adverse to the interest of the Revolving Credit Claimholders; and

(3) the Revolving Credit Collateral Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any of the Revolving Credit Collateral Documents or any other Revolving Credit Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders with respect to the Fixed Asset Collateral as set forth in this Agreement and the Fixed Asset Documents.

v) Except as otherwise set forth in, or otherwise prohibited by or inconsistent with, any provision of this Agreement (including Sections 3.2(a) and (d), Section 3.5 and any provision prohibiting or restricting them from taking various actions or making various objections), the Revolving Credit Collateral Agent and the Revolving Credit Claimholders may exercise rights and remedies as unsecured creditors against any Grantor and may exercise rights and remedies with respect to the ABL Collateral, in each case, in accordance with the terms of the Revolving Credit Documents and applicable law; provided, however, that in the event that any Revolving Credit Claimholder becomes a judgment Lien creditor in respect of Fixed Asset Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Revolving Credit Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Fixed Asset Obligations) as the other Liens securing the Revolving Credit Obligations are subject to this Agreement.

vi) Nothing in this Agreement shall prohibit the receipt by the Revolving Credit Collateral Agent or any Revolving Credit Claimholders of payments of interest, principal and other amounts owed in respect of the Revolving Credit Obligations so long as such receipt is not the direct or indirect result of the exercise by the Revolving Credit Collateral Agent or any Revolving Credit Claimholders of rights or remedies with respect to Fixed Asset Collateral (including set-off) or enforcement of any Lien on the Fixed Asset Collateral held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the Fixed Asset Collateral Agents or the Fixed Asset Claimholders may have against the Grantors under the Fixed Asset Documents, other than with respect to the ABL Collateral solely to the extent expressly provided herein.

c) Exercise of Remedies – Collateral Access Rights.

i) The Revolving Credit Collateral Agent and the Fixed Asset Collateral Agents agree not to commence any Collateral Enforcement Action until an Enforcement Notice has been given to the other Collateral Agent. Subject to the provisions of Sections 3.1 and 3.2 above, either Collateral Agent may join in any judicial proceedings commenced by the other Collateral Agent to enforce Liens on the Collateral, provided that neither Collateral Agent, nor the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, shall interfere with the Collateral Enforcement Actions of the other with respect to Collateral in which such party has the priority Lien in accordance herewith; provided further, that the Revolving Credit Collateral Agent shall not be required to provide an Enforcement Notice with respect to any Collateral Enforcement Action relating to the Foreign Collateral.

ii) If any Fixed Asset Collateral Agent, or any agent or representative of any Fixed Asset Collateral Agent, or any receiver, shall obtain possession or physical control of any of the Mortgaged Premises, such Fixed Asset Collateral Agent shall promptly notify the Revolving Credit Collateral Agent of that fact (such notice, a “Notice of Occupancy”) and the Revolving Credit Collateral Agent shall, within ten (10) Business Days thereafter, notify the Controlling Fixed Asset Collateral Agent as to whether the Revolving Credit Collateral Agent desires to exercise access rights under this Agreement (such notice, an “Access Acceptance Notice”), at which time the parties shall confer in good faith to coordinate with respect to the Revolving Credit Collateral Agent’s exercise of such access rights; provided, that it is understood and agreed that the Fixed Asset Collateral Agents shall obtain possession or physical control of the Mortgaged Premises in the manner provided in the applicable Fixed Asset Collateral Documents and in the manner provided herein. Access rights may apply to differing parcels of Mortgaged Premises at differing times, in which case, a differing Access Period may apply to each such property. In the event that the Revolving Credit Collateral Agent elects to exercise its access rights as provided in this Agreement, each Fixed Asset Collateral Agent agrees, for itself and on behalf of the applicable Fixed Asset Claimholders, that in the event that any Fixed Asset Claimholder exercises its rights to sell or otherwise dispose of any Mortgaged Premises, whether before or after the delivery of a Notice of Occupancy to the Revolving Credit Collateral Agent, the Fixed Asset Collateral Agents shall (i) provide access rights to the Revolving Credit Collateral Agent for the duration of the Access Period in accordance with this Agreement and (ii) if such a sale or other disposition occurs prior to the Revolving Credit Collateral Agent delivering an Access Acceptance Notice during the time period provided therefor, or if applicable, the expiration of the applicable Access Period, shall ensure that the purchaser or other transferee of such Mortgaged Premises provides the Revolving Credit Collateral Agent the opportunity to exercise its access rights, and upon delivery of an Access Acceptance Notice to such purchaser or transferee, continued access rights to such Mortgaged Premises for the duration of the applicable Access Period, in the manner and to the extent required by this Agreement.

iii) Upon delivery of notice to the Controlling Fixed Asset Collateral Agent as provided in Section 3.3(b), the Access Period shall commence for the subject parcel of Mortgaged Premises. During the Access Period, the Revolving Credit Collateral Agent and its agents, representatives and designees shall have a non-exclusive right to have access to, and a rent free right to use, the Fixed Asset Collateral for the purpose of arranging for and effecting the sale or disposition of ABL Collateral, including the production, completion, packaging and other preparation of such ABL Collateral for sale or disposition. During any such Access Period, the Revolving Credit Collateral Agent and its agents, representatives and designees (and Persons employed on their respective behalves), may continue to operate, service, maintain, process and sell the ABL Collateral, as well as to engage in bulk sales of ABL Collateral. The Revolving Credit Collateral Agent shall take proper care of any Fixed Asset Collateral that is used by the Revolving Credit Collateral Agent during the Access Period and repair and replace any damage (ordinary wear-and-tear excepted) caused by the Revolving Credit Collateral Agent or its agents, representatives or designees and the Revolving Credit Collateral Agent shall comply with all applicable laws in connection with its use or occupancy of the Fixed Asset Collateral. The Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall (to the extent that there are sufficient available proceeds of ABL Collateral for the purposes of paying such indemnity) indemnify and hold harmless the Fixed Asset Collateral Agents and the Fixed Asset Claimholders for any injury or damage to Persons or property caused by the acts or omissions of Persons under its control. The Revolving Credit Collateral Agent and the Fixed Asset Collateral Agents shall cooperate and use reasonable efforts to ensure that their activities during the Access Period as described above do not interfere materially with the activities of the other as described above, including the right of the Fixed Asset Collateral Agents to show the Fixed Asset Collateral to prospective purchasers and to ready the Fixed Asset Collateral for sale.

iv) If any order or injunction is issued or stay is granted which prohibits the Revolving Credit Collateral Agent from exercising any of its rights hereunder, then at the Revolving Credit Collateral Agent’s option, the Access Period granted to the Revolving Credit Collateral Agent under this Section 3.3 shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining as required under this Section 3.3. If any Fixed Asset Collateral Agent shall foreclose or otherwise sell any of the Fixed Asset Collateral, such Fixed Asset Collateral Agent will notify the buyer thereof of the existence of this Agreement and that the buyer is acquiring the Fixed Asset Collateral subject to the terms of this Agreement.

v) The Grantors hereby agree with the Fixed Asset Collateral Agents that the Revolving Credit Collateral Agent shall have access, during the Access Period, as described herein and each such Grantor that owns any of the Mortgaged Premises grants a non-exclusive easement in gross over its property to permit the uses by the Revolving Credit Collateral Agent contemplated by this Section 3.3. Each Fixed Asset Collateral Agent consents to such easement and to the recordation of a collateral access easement agreement, in form and substance reasonably acceptable to the Controlling Fixed Asset Collateral Agent, in the relevant real estate records with respect to each parcel of real property that is now or hereafter subject to a Fixed Asset Mortgage. The Revolving Credit Collateral Agent agrees that upon either a Discharge of Revolving Credit Obligations or the expiration of the final Access Period with respect to any parcel of property covered by a Fixed Asset Mortgage, it shall, upon request, execute and deliver to the Controlling Fixed Asset Collateral Agent, or if a Discharge of Fixed Asset Obligations has occurred, to the respective Grantor, such documentation, in recordable form, as may reasonably be requested to terminate any and all rights with respect to such Access Periods.

d) Exercise of Remedies – Intellectual Property Rights/Access to Information. Each Fixed Asset Collateral Agent and each Grantor hereby grants (to the full extent of their respective rights and interests) the Revolving Credit Collateral Agent and its agents, representatives and designees (a) a royalty free, rent free non-exclusive license and lease to use all of the Fixed Asset Collateral constituting Intellectual Property, to complete the sale of inventory and (b) a royalty free non-exclusive license (which will be binding on any successor or assignee of the Intellectual Property) to use any and all Intellectual Property, in each case, at any time in connection with its Collateral Enforcement Action; provided, however, the royalty free, rent free non-exclusive license and lease granted in clause (a) shall immediately expire upon the sale, lease, transfer or other disposition of all such inventory.

e) Exercise of Remedies – Set Off and Tracing of and Priorities in Proceeds.

i) The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, acknowledges and agrees that, to the extent the Revolving Credit Collateral Agent or any Revolving Credit Claimholder exercises its rights of setoff against any Grantors’ Deposit Accounts or Securities Accounts that contain identifiable Proceeds of Fixed Asset Collateral, a percentage of the amount of such setoff equal to the percentage that such Proceeds bear to the total amount on deposit in or credited to the balance of such Deposit Accounts or Securities Accounts shall be deemed to constitute Fixed Asset Collateral, which amount shall be held and distributed pursuant to Section 4.3; provided, however that the foregoing shall not apply to any setoff by the Revolving Credit Collateral Agent against any ABL Collateral to the extent applied to the payment of Revolving Credit Obligations.

ii) Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, also agrees that prior to an issuance of an Enforcement Notice, all funds deposited in an account subject to a Deposit Account Control Agreement or a Dominion Account (in each case as defined in the Revolving Credit Agreement) that constitute ABL Collateral and then applied to the Revolving Credit Obligations shall be treated as ABL Collateral and, unless the Revolving Credit Collateral Agent has actual knowledge to the contrary, any claim that payments made to the Revolving Credit Collateral Agent through the Deposit Accounts and Securities Accounts that are subject to such Deposit Account Control Agreements or Dominion Accounts, respectively, are Proceeds of or otherwise constitute Fixed Asset Collateral are waived by the Fixed Asset Collateral Agents and the Fixed Asset Claimholders; provided that after the issuance of an Enforcement Notice by the Controlling Fixed Asset Collateral Agent, all identifiable proceeds of Fixed Asset Collateral shall be deemed Fixed Asset Collateral, whether or not held in an account subject to a control agreement.

iii) The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, further agree that prior to an issuance of an Enforcement Notice, any Proceeds of Collateral, whether or not deposited in an account subject to a deposit account control agreement or a securities account control agreement, shall not (as between the Collateral Agents, the Revolving Credit Claimholders and the Fixed Asset Claimholders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral.

4) Payments.

a) Application of Proceeds.

i) So long as the Discharge of Revolving Credit Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all ABL Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder, shall be applied by the Revolving Credit Collateral Agent to the Revolving Credit Obligations in such order as specified in the relevant Revolving Credit Documents. Upon the Discharge of Revolving Credit Obligations, the Revolving Credit Collateral Agent shall deliver to the Controlling Fixed Asset Collateral Agent any Collateral (other than Foreign Collateral) and Proceeds of Collateral (other than any Proceeds of Foreign Collateral) held by it as a result of the exercise of remedies in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Controlling Fixed Asset Collateral Agent to the Fixed Asset Obligations in such order as specified in Section 4.1(b).

ii) So long as the Discharge of Fixed Asset Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, all Fixed Asset Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder, shall be applied by the Controlling Fixed Asset Collateral Agent to the Fixed Asset Obligations in the order specified in the Fixed Asset Documents. Upon the Discharge of Fixed Asset Obligations, each Fixed Asset Collateral Agent shall deliver to the Revolving Credit Collateral Agent any Collateral and Proceeds of Collateral held by it as a result of the exercise of remedies in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Revolving Credit Collateral Agent to the Revolving Credit Obligations in such order as specified in the Revolving Credit Collateral Documents.

b) Payments Over in Violation of Agreement. So long as neither the Discharge of Revolving Credit Obligations nor the Discharge of Fixed Asset Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, any Collateral or Proceeds thereof (including assets or Proceeds subject to Liens referred to in the final sentence of Section 2.3) received by any Collateral Agent or any Fixed Asset Claimholders or Revolving Credit Claimholders in connection with the exercise of any right or remedy (including set-off) relating to the Collateral or otherwise received in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the appropriate Collateral Agent for the benefit of the Fixed Asset Claimholders or the Revolving Credit Claimholders, as the case may be, in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each Collateral Agent is hereby authorized by the other Collateral Agent to make any such endorsements as agent for the other Collateral Agent or any Fixed Asset Claimholders or Revolving Credit Claimholders, as the case may be. This authorization is coupled with an interest and is irrevocable until the Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations.

c) Application of Payments. Subject to the other terms of this Agreement, all payments received by (a) the Revolving Credit Collateral Agent or the Revolving Credit Claimholders may be applied, reversed and reapplied, in whole or in part, to the Revolving Credit Obligations to the extent provided for in the Revolving Credit Documents and (b) the Fixed Asset Collateral Agents or the Fixed Asset Claimholders may be applied, reversed and reapplied, in whole or in part, to the Fixed Asset Obligations.

d) Reinstatement.

i) To the extent any payment with respect to any Revolving Credit Obligation (whether by or on behalf of any Grantor, as Proceeds of security, enforcement of any right of setoff or otherwise) is avoided or otherwise declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Fixed Asset Claimholders, receiver or similar Person, whether in connection with any Insolvency or Liquidation Proceeding or otherwise, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Revolving Credit Claimholders and the Fixed Asset Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including, without limitation, Post-Petition Interest) to be paid pursuant to the Revolving Credit Documents are disallowed by order of any court, including, without limitation, by order of a Bankruptcy Court in any Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including, without limitation, Post-Petition Interest) shall, as between the Revolving Credit Claimholders and the Fixed Asset Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Revolving Credit Obligations.”

ii) To the extent any payment with respect to any Fixed Asset Obligation (whether by or on behalf of any Grantor, as Proceeds of security, enforcement of any right of setoff or otherwise) is avoided or otherwise declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Revolving Credit Claimholders, receiver or similar Person, whether in connection with any Insolvency or Liquidation Proceeding or otherwise, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the Fixed Asset Claimholders and the Revolving Credit Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that any interest, fees, expenses or other charges (including, without limitation, Post-Petition Interest) to be paid pursuant to the Fixed Asset Documents are disallowed by order of any court, including, without limitation, by order of a Bankruptcy Court in any Insolvency or Liquidation Proceeding, such interest, fees, expenses and charges (including, without limitation, Post-Petition Interest) shall, as between the Fixed Asset Claimholders and the Revolving Credit Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Fixed Asset Obligations.”

5) Other Agreements.

a) Releases.

i) (i) If in connection with the exercise of the Revolving Credit Collateral Agent’s remedies in respect of any Collateral as provided for in Section 3.1, the Revolving Credit Collateral Agent, for itself or on behalf of any of the Revolving Credit Claimholders, releases any of its Liens on any part of the ABL Collateral, then the Liens, if any, of each Fixed Asset Collateral Agent, for itself or for the benefit of the Fixed Asset Claimholders, on the ABL Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released. Each Fixed Asset Collateral Agent, for itself or on behalf of any such Fixed Asset Claimholders, promptly shall execute and deliver to the Revolving Credit Collateral Agent or such Grantor such termination statements, releases and other documents as the Revolving Credit Collateral Agent or such Grantor may request to effectively confirm such release.

(ii) If in connection with the exercise of the Controlling Fixed Asset Collateral Agent’s remedies in respect of any Collateral as provided for in Section 3.2, the Controlling Fixed Asset Collateral Agent, for itself or on behalf of any of the Fixed Asset Claimholders, releases any of its Liens on any part of the Fixed Asset Collateral, then the Liens, if any, of the Revolving Credit Collateral Agent, for itself or for the benefit of the Revolving Credit Claimholders, on the Fixed Asset Collateral sold or disposed of in connection with such exercise, shall be automatically, unconditionally and simultaneously released. The Revolving Credit Collateral Agent, for itself or on behalf of any such Revolving Credit Claimholders, promptly shall execute and deliver to the Controlling Fixed Asset Collateral Agent or such Grantor such termination statements, releases and other documents as the Controlling Fixed Asset Collateral Agent or such Grantor may request to effectively confirm such release.

ii) If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of both the Revolving Credit Documents and the Fixed Asset Documents (other than in connection with the exercise of the respective Collateral Agent’s rights and remedies in respect of the Collateral as provided for in Sections 3.1 and 3.2), (i) the Revolving Credit Collateral Agent, for itself or on behalf of any of the Revolving Credit Claimholders, releases any of its Liens on any part of the ABL Collateral, in each case other than (A) in connection with the Discharge of Revolving Credit Obligations or (B) after the occurrence and during the continuance of a Fixed Asset Default, then the Liens, if any, of each Fixed Asset Collateral Agent, for itself or for the benefit of the applicable Fixed Asset Claimholders, on such Collateral shall be automatically, unconditionally and simultaneously released, and (ii) the Controlling Fixed Asset Collateral Agent, for itself or on behalf of any of the applicable Fixed Asset Claimholders, releases any of its Liens on any part of the Fixed Asset Collateral, in each case other than (A) in connection with the Discharge of Fixed Asset Obligations or (B) after the occurrence and during the continuance of a Revolving Credit Default, then the Liens, if any, of the Revolving Credit Collateral Agent, for itself or for the benefit of the Revolving Credit Claimholders on such Collateral (or, if such Collateral includes the Equity Interests of any Subsidiary, the Liens on Collateral owned by such Subsidiary) shall be automatically, unconditionally and simultaneously released. The Revolving Credit Collateral Agent and each Fixed Asset Collateral Agent, each for itself and on behalf of any such Revolving Credit Claimholders or Fixed Asset Claimholders, as the case may be, promptly shall execute and deliver to the other Collateral Agents or such Grantor such termination statements, releases and other documents as the other Collateral Agents or such Grantor may request to effectively confirm such release.

iii) Until the Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations shall occur, the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, as the case may be, hereby irrevocably constitutes and appoints the other Collateral Agents and any officer or agent of the other Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the other Collateral Agent or such holder or in the Collateral Agent’s own name, from time to time in such Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

iv) Until the Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations shall occur, to the extent that the Collateral Agents or the Revolving Credit Claimholders or the Fixed Asset Claimholders (i) have released any Lien on Collateral and such Lien is later reinstated or (ii) obtain any new Liens from any Grantor, then each other Collateral Agent, for itself and for the Revolving Credit Claimholders or applicable Fixed Asset Claimholders, as the case may be, shall be granted a Lien on any such Collateral, subject to the lien priority provisions of this Agreement and subject to Sections 2.5 and 2.6 of this Agreement.

b) Insurance.

i) Unless and until the Discharge of Revolving Credit Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Revolving Credit Documents, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders agrees, that (i) in accordance with the terms of the applicable Credit Documents, the Revolving Credit Collateral Agent shall have the sole and exclusive right to adjust settlement for any insurance policy covering the ABL Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral; (ii) in accordance with the terms of the applicable Credit Documents, all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of such Collateral and to the extent required by the Revolving Credit Documents shall be paid to the Revolving Credit Collateral Agent for the benefit of the Revolving Credit Claimholders pursuant to the terms of the Revolving Credit Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, to the extent no Revolving Credit Obligations are outstanding, and subject to the rights of the Grantors under the Fixed Asset Documents, to the Fixed Asset Collateral Agents for the benefit of the Fixed Asset Claimholders to the extent required under the Fixed Asset Collateral Documents, and then to the extent no Fixed Asset Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct; provided that proceeds that are derived from any insurance policy that covers Foreign Collateral shall not be paid to any Fixed Asset Collateral Agent and (iii) if any Fixed Asset Collateral Agent or any Fixed Asset Claimholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the Revolving Credit Collateral Agent in accordance with the terms of Section 4.2.

ii) Unless and until the Discharge of Fixed Asset Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the Fixed Asset Documents, the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that (i) in accordance with the terms of the applicable Credit Documents, the Controlling Fixed Asset Collateral Agent, for itself and on behalf of the Fixed Asset Claimholders shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Fixed Asset Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral; (ii) in accordance with the terms of the applicable Credit Documents, all Proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of such Collateral and to the extent required by the Fixed Asset Documents shall be paid to the Fixed Asset Collateral Agents for the benefit of the Fixed Asset Claimholders pursuant to the terms of the Fixed Asset Documents and thereafter, to the extent no Fixed Asset Obligations are outstanding, and subject to the rights of the Grantors under the Revolving Credit Documents, to the Revolving Credit Collateral Agent for the benefit of the Revolving Credit Claimholders to the extent required under the Revolving Credit Collateral Documents and then, to the extent no Revolving Credit Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct, and (iii) in accordance with the terms of the applicable Credit Documents, if the Revolving Credit Collateral Agent or any Revolving Credit Claimholders shall, at any time, receive any Proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such Proceeds over to the Controlling Fixed Asset Collateral Agent in accordance with the terms of Section 4.2.

iii) To effectuate the foregoing, the Collateral Agents shall each receive separate lender’s loss payable endorsements naming themselves as loss payee and additional insured, as their interests may appear, with respect to policies which insure Collateral hereunder. To the extent any Proceeds are received for business interruption or for any liability or indemnification and those Proceeds are not compensation for a casualty loss with respect to the Fixed Asset Collateral, such Proceeds shall first be applied to repay the Revolving Credit Obligations (to the extent required pursuant to the Revolving Credit Agreement) and then be applied, to the extent required by the Fixed Asset Documents, to the Fixed Asset Obligations.

c) Amendments to Revolving Credit Documents and Fixed Asset Documents; Refinancing.

i) The Fixed Asset Documents may be amended, amended and restated, replaced, supplemented or otherwise modified in accordance with their terms and the Fixed Asset Obligations may be Refinanced, in each case, without notice to, or the consent of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders, all without affecting the lien priorities or other provisions of this Agreement; provided, however, that any such Refinancing shall comply with Section 5.5 and shall not contravene any provision of this Agreement.

ii) The Revolving Credit Documents may be amended, amended and restated, replaced, supplemented or otherwise modified in accordance with their terms and the Revolving Credit Agreement may be Refinanced, in each case, without notice to, or the consent of any Fixed Asset Collateral Agent or the Fixed Asset Claimholders, all without affecting the lien priorities or other provisions of this Agreement; provided, however, that any such Refinancing shall comply with Section 5.5 and shall not contravene any provision of this Agreement.

iii) On or after any Refinancing, and the receipt of notice thereof, which notice shall include the identity of an new or replacement Collateral Agent or other agent serving the same or similar function, each existing Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Intercreditor Agreement) as any Grantor or such new or replacement Collateral Agent may reasonably request in order to provide to such new or replacement Collateral Agent the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Intercreditor Agreement.

iv) The Revolving Credit Collateral Agent and each Fixed Asset Collateral Agent shall each use good faith efforts to notify the other parties hereto of any written amendment or modification to any Revolving Credit Document or any Fixed Asset Document, as applicable, but the failure to do so shall not create a cause of action against the party failing to give such notice or create any claim or right on behalf of any third party.

d) Bailees for Perfection.

i) Except as provided in Section 2.5 and subject to Section 2.6, each Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as collateral agent for the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, and as bailee for the other Collateral Agents (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the Revolving Credit Documents and the Fixed Asset Documents, respectively, subject to the terms and conditions of this Section 5.4.

ii) No Collateral Agent shall have any obligation whatsoever to the other Collateral Agents, to any Revolving Credit Claimholder, or to any Fixed Asset Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4. The duties or responsibilities of the respective Collateral Agents under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of Revolving Credit Obligations or Discharge of Fixed Asset Obligations, as the case may be, as provided in paragraph (d) below.

iii) No Collateral Agent acting pursuant to this Section 5.4 shall have by reason of the Revolving Credit Documents, the Fixed Asset Documents, this Agreement or any other document a fiduciary relationship in respect of the other Collateral Agent, or any Revolving Credit Claimholders or any Fixed Asset Claimholders. Each of the Fixed Asset Collateral Agents, for itself and on behalf of the applicable Fixed Asset Claimholders, hereby waives and releases the Revolving Credit Collateral Agent from all claims and liabilities arising pursuant to the Revolving Credit Collateral Agent’s role under this Section 5.4 as gratuitous bailee with respect to the ABL Collateral. The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby waives and releases each Fixed Asset Collateral Agent from all claims and liabilities arising pursuant to the Fixed Asset Collateral Agents’ roles under this Section 5.4 as gratuitous bailees with respect to the Fixed Asset Collateral.

iv) Subject to Section 2.6, upon the Discharge of Revolving Credit Obligations or the Discharge of Fixed Asset Obligations, as the case may be, the Collateral Agent under the debt facility which has been discharged shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements and without recourse or warranty, first, to the other Collateral Agent (for the avoidance of doubt, in the case of the Discharge of Revolving Credit Obligations, to the Controlling Fixed Asset Collateral Agent) to the extent the other Obligations (other than Contingent Obligations) remain outstanding, and second, to the applicable Grantor to the extent no Revolving Credit Obligations or Fixed Asset Obligations, as the case may be, remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral). Each Collateral Agent further agrees, to the extent that any other Obligations (other than applicable Contingent Obligations) remain outstanding, to take all other commercially reasonable action as shall be reasonably requested by the other Collateral Agent, at the sole cost and expense of the Credit Parties, to permit such other Collateral Agent to obtain, for the benefit of the Revolving Credit Claimholders or Fixed Asset Claimholders, as applicable, a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

v) Subject to the terms of this Agreement, (i) so long as the Discharge of Revolving Credit Obligations has not occurred, the Revolving Credit Collateral Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Revolving Credit Documents, but only to the extent that such Collateral constitutes ABL Collateral, as if the Liens of the Fixed Asset Collateral Agents and Fixed Asset Claimholders did not exist and (ii) so long as the Discharge of Fixed Asset Obligations has not occurred, the Controlling Fixed Asset Collateral Agent shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other Fixed Asset Documents, but only to the extent that such Collateral constitutes Fixed Asset Collateral, as if the Liens of the Revolving Credit Collateral Agent and Revolving Credit Claimholders did not exist. In furtherance of the foregoing, promptly following the Discharge of Revolving Credit Obligations, unless a New Debt Notice in respect of new Revolving Credit Documents shall have been delivered as provided in Section 5.5 below, the Revolving Credit Collateral Agent hereby agrees to deliver, at the cost and expense of the Credit Parties, to each bank and securities intermediary, if any, that is counterparty to a deposit account control agreement or securities account control agreement (other than with respect to any Foreign Collateral), as applicable, written notice as contemplated in such deposit account control agreement or securities account control agreement, as applicable, directing such bank or securities intermediary, as applicable, to comply with the instructions of the Controlling Fixed Asset Collateral Agent (to the extent a party thereto), unless the Discharge of Fixed Asset Obligations has occurred (as certified to the Revolving Credit Collateral Agent by the Borrower), in which case, such deposit account control agreement or securities account control agreement, as the case may be, shall be terminated.

vi) Notwithstanding anything in this Agreement to the contrary:

(1) each of the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, agrees that any requirement under any Revolving Credit Collateral Document that any Grantor deliver any Collateral that constitutes Fixed Asset Collateral to the Revolving Credit Collateral Agent, or that requires any Grantor to vest the Revolving Credit Collateral Agent with possession or “control” (as defined in the UCC) of any Collateral that constitutes Fixed Asset Collateral, in each case, shall be deemed satisfied to the extent that, prior to the Discharge of Fixed Asset Obligations (other than Contingent Obligations), such Collateral is delivered to the Controlling Fixed Asset Collateral Agents, or the Controlling Fixed Asset Collateral Agents shall have been vested with such possession or (unless, pursuant to the UCC, control may be given concurrently to the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent) “control,” in each case, subject to the provisions of Section 5.4; and

(2) each of the Fixed Asset Collateral Agents, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that any requirement under any Fixed Asset Collateral Document that any Grantor deliver any Collateral that constitutes ABL Collateral to such Fixed Asset Collateral Agent, or that requires any Grantor to vest such Fixed Asset Collateral Agent with possession or “control” (as defined in the UCC) of any Collateral that constitutes ABL Collateral, in each case, shall be deemed satisfied to the extent that, prior to the Discharge of Revolving Credit Obligations (other than Contingent Obligations), such Collateral is delivered to the Revolving Credit Collateral Agent, or the Revolving Credit Collateral Agent shall have been vested with such possession or (unless, pursuant to the UCC, control may be given concurrently to the Fixed Asset Collateral Agent and the Revolving Credit Collateral Agent) “control,” in each case, subject to the provisions of Section 5.4.

e) When Discharge of Revolving Credit Obligations and Discharge of Fixed Asset Obligations Deemed to Not Have Occurred. If in connection with the Discharge of Revolving Credit Obligations or the Discharge of Fixed Asset Obligations, any Borrower substantially concurrently or subsequently enters into any Refinancing of any Revolving Credit Obligation or Fixed Asset Obligation as the case may be, which Refinancing is permitted by both the Fixed Asset Documents and the Revolving Credit Documents, in each case, to the extent such documents will remain in effect following such Refinancing, then such Discharge of Revolving Credit Obligations or the Discharge of Fixed Asset Obligations, shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken pursuant to this Agreement as a result of the occurrence of such Discharge of Revolving Credit Obligations or Discharge of Fixed Asset Obligations, as applicable) and, from and after the date on which the New Debt Notice is delivered to the appropriate Collateral Agents in accordance with the next sentence, the obligations under such Refinancing shall automatically be treated as Revolving Credit Obligations or Fixed Asset Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the Revolving Credit Collateral Agent or Fixed Asset Collateral Agent, as the case may be, under such new Revolving Credit Documents or new Fixed Asset Documents shall be the Revolving Credit Collateral Agent or a Fixed Asset Collateral Agent for all purposes of this Agreement. Upon receipt of a notice (the “New Debt Notice”) stating that a Borrower has entered into new Revolving Credit Documents or new Fixed Asset Documents (which notice shall include a complete copy of the relevant new documents and provide the identity of the new collateral agent, such agent, the “New Agent”), the other Collateral Agents shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as such Borrower or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral (that is Fixed Asset Collateral, in the case of a New Agent that is the agent under any new Fixed Asset Documents or that is ABL Collateral, in the case of a New Agent that is the agent under any new Revolving Credit Documents) held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral). The New Agent shall agree in a writing addressed to the other Collateral Agents for the benefit of the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, to be bound by the terms of this Agreement. If the new Revolving Credit Obligations under the new Revolving Credit Documents or the new Fixed Asset Obligations under the new Fixed Asset Documents are secured by assets of the Grantors constituting Collateral that do not also secure the other Obligations, then the other Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Revolving Credit Documents, Fixed Asset Collateral Documents and this Agreement.

f) [Reserved.]

g) Additional Fixed Asset Debt. The Term Loan Borrower and the other applicable Grantors will be permitted to designate as an additional holder of Fixed Asset Obligations hereunder each Person who is, or who becomes or who is to become, the registered holder of any Additional Fixed Asset Debt incurred by the Term Loan Borrower or such Grantor after the date of this Agreement in accordance with the terms of all then-existing Secured Revolver/Fixed Asset Documents. Upon the issuance or incurrence of any such Additional Fixed Asset Debt:

the Term Loan Borrower shall deliver to the Fixed Asset Collateral Agents and the Revolving Credit Collateral Agent an Officers’ Certificate stating that the Term Loan Borrower or such Grantor intends to enter into an Additional Fixed Asset Instrument and certifying that the issuance or incurrence of Additional Fixed Asset Debt under such Additional Fixed Asset Instrument is permitted by each then-existing Secured Revolver/Fixed Asset Documents;

the administrative agent or trustee and collateral agent for such Additional Fixed Asset Debt shall execute and deliver to the Collateral Agents a Joinder Agreement;

i) the Fixed Asset Collateral Documents in respect of such Additional Fixed Asset Debt shall be subject to, and shall comply with, Sections 2.3 and 2.4 of this Agreement; and

ii) each existing Collateral Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Intercreditor Agreement) as the Borrower or the administrative agent or trustee and collateral agent for such Additional Fixed Asset Debt may reasonably request in order to provide to them the rights, remedies and powers and authorities contemplated hereby, in each consistent in all respects with the terms of this Intercreditor Agreement.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow Holdings or any other Grantor to incur additional indebtedness unless otherwise permitted by the terms of each applicable Credit Document.

6) Insolvency or Liquidation Proceedings.

a) Finance Issues.

i) Until the Discharge of Revolving Credit Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Revolving Credit Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting ABL Collateral on which the Revolving Credit Collateral Agent or any other creditor has a Lien or to permit any Grantor to obtain financing to be secured at least in part by the ABL Collateral, whether from the Revolving Credit Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”) then each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that it will raise no objection to such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing meets the following requirements: (i) the Fixed Asset Collateral Agents and the Fixed Asset Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests in the Fixed Asset Collateral, and (ii) the terms of the DIP Financing (A) do not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order and (B) do not require that any Lien of the Fixed Asset Collateral Agents on the Fixed Asset Collateral be subordinated to or pari passu with any Lien on the Fixed Asset Collateral securing such DIP Financing. To the extent the Liens securing the Revolving Credit Obligations are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (ii) above, each Fixed Asset Collateral Agent will subordinate its Liens in the ABL Collateral to (1) the Liens thereon securing such DIP Financing (and all Obligations relating thereto), (2) all adequate protection Liens thereon granted to the Revolving Credit Claimholders, and (3) to any “carve out” therefrom for professional and United States Trustee fees that has been agreed to by the Revolving Credit Collateral Agent, and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Revolving Credit Collateral Agent or to the extent permitted by Section 6.3).

ii) Until the Discharge of Fixed Asset Obligations has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the Controlling Fixed Asset Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) constituting Fixed Asset Collateral on which the Fixed Asset Collateral Agents or any other creditor has a Lien or to permit any Grantor to obtain financing to be secured at least in part by the Fixed Asset Collateral, whether from the Fixed Asset Claimholders or any other Person under Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“Fixed Asset DIP Financing”) then the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that it will raise no objection to such Cash Collateral use or Fixed Asset DIP Financing so long as such Cash Collateral use or Fixed Asset DIP Financing meets the following requirements: (i) the Revolving Credit Collateral Agent and the Revolving Credit Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the Fixed Asset DIP Financing that are materially prejudicial to their interests in the Revolving Credit Collateral, and (ii) the terms of the Fixed Asset DIP Financing (A) do not expressly require the liquidation of the Collateral prior to a default under the Fixed Asset DIP Financing documentation or Cash Collateral order and (B) do not require that any Lien of the Revolving Credit Collateral Agent on the ABL Collateral be subordinated to or pari passu with any Lien on the ABL Collateral securing such Fixed Asset DIP Financing. To the extent the Liens securing the Fixed Asset Obligations are subordinated to or pari passu with such Fixed Asset DIP Financing which meets the requirements of clauses (i) through (ii) above, the Revolving Credit Collateral Agent will subordinate its Liens in the Fixed Asset Collateral to (1) the Liens thereon securing such Fixed Asset DIP Financing (and all Obligations relating thereto), (2) all adequate protection Liens thereon granted to the Fixed Asset Claimholders, and (3) to any “carve out” therefrom for professional and United States Trustee fees that has been agreed to by the Controlling Fixed Asset Collateral Agent, and will not request adequate protection or any other relief in connection therewith (except, as expressly agreed by the Controlling Fixed Asset Collateral Agent or to the extent permitted by Section 6.3).

b) Relief from the Automatic Stay.

i) Until the Discharge of Revolving Credit Obligations has occurred, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the ABL Collateral, without the prior written consent of the Revolving Credit Collateral Agent, and, for the avoidance of doubt, shall not seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Foreign Collateral.

ii) Until the Discharge of Fixed Asset Obligations has occurred, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Fixed Asset Collateral (other than to the extent such relief is required to exercise its rights under Section 3.3), without the prior written consent of the Controlling Fixed Asset Collateral Agent.

c) Adequate Protection.

i) Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1) any request by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders for adequate protection with respect to the ABL Collateral; provided that (A) such adequate protection claim shall not seek the creation of any Lien over additional assets or property of any Grantor other than with respect to assets or property that constitute Revolving Credit Collateral and (B) if such additional assets or property shall also constitute Fixed Asset Collateral, (i) a Lien shall have been created in favor of the Fixed Asset Claimholders in respect of such Collateral and (ii) the Lien in favor of the Revolving Credit Claimholders on such Fixed Asset Collateral shall be subordinated to the extent set forth in this Agreement; or

(2) any objection by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders to any motion, relief, action or proceeding based on the Revolving Credit Collateral Agent or the Revolving Credit Claimholders claiming a lack of adequate protection with respect to the ABL Collateral; provided that if the Revolving Credit Collateral Agent is granted adequate protection in the form of additional or replacement collateral, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders may seek or request adequate protection in the form of Lien on such additional or replacement collateral (other than on any Foreign Collateral); it being understood and agreed that (1) if such additional or replacement collateral shall also constitute Fixed Asset Collateral, the Lien on such additional or replacement collateral that constitutes Fixed Asset Collateral in favor of or providing adequate protection for the Revolving Credit Collateral Agent shall be subordinate to the Lien on such Fixed Asset Collateral in favor of or providing adequate protection for the Fixed Asset Collateral Agents and (2) if such additional or replacement collateral shall also constitute ABL Collateral, the Lien on such additional or replacement collateral that constitutes ABL Collateral in favor of or providing adequate protection for the Revolving Credit Collateral Agent shall be senior to the Lien on such ABL Collateral in favor of or providing adequate protection for the Fixed Asset Collateral Agents, in each case with respect to the foregoing clauses (1) and (2), to the extent required by this Agreement.

ii) The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(1) any request by the Controlling Fixed Asset Collateral Agent for adequate protection with respect to the Fixed Asset Collateral; provided that (A) such adequate protection claim shall not seek the creation of any Lien on any Foreign Collateral or over additional assets or property of any Grantor other than with respect to assets or property that constitute Fixed Asset Facility Collateral and (B) if such additional assets or property shall also constitute ABL Collateral, (i) a Lien shall have been created in favor of the Revolving Credit Claimholders in respect of such Collateral and (ii) the Lien in favor of the Fixed Asset Claimholders on such ABL Collateral shall be subordinated to the extent set forth in this Agreement; or

(2) any objection by the Controlling Fixed Asset Collateral Agent to any motion, relief, action or proceeding based on the Controlling Fixed Asset Collateral Agent claiming a lack of adequate protection with respect to the Fixed Asset Collateral; provided that if the Fixed Asset Collateral Agents are granted adequate protection in the form of additional or replacement collateral (it being understood that the Controlling Fixed Asset Collateral Agent shall not seek a Lien on any Foreign Collateral as adequate protection with respect to the Fixed Asset Collateral), the Revolving Credit Collateral Agent and the Revolving Credit Claimholders may seek or request adequate protection in the form of Lien on such additional or replacement collateral; it being understood and agreed that (1) if such additional or replacement collateral shall also constitute ABL Collateral, the Lien on such additional or replacement collateral that constitutes ABL Collateral in favor of or providing adequate protection for the Fixed Asset Collateral Agents shall be subordinate to the Lien on such ABL Collateral in favor of and providing adequate protection for the Revolving Credit Collateral Agent and (2) if such additional or replacement collateral shall also constitute Fixed Asset Collateral, the Lien on such additional or replacement collateral that constitutes Fixed Asset Collateral in favor of or providing adequate protection for the Fixed Asset Collateral Agents shall be senior to the Lien on such Fixed Asset collateral in favor of or providing adequate protection for the Revolving Credit Collateral Agent, in each case with respect to the foregoing clauses (1) and (2), to the extent required by this Agreement.

iii) Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding:

(1) if the Revolving Credit Claimholders (or any subset thereof) are granted adequate protection with respect to the ABL Collateral in the form of additional or replacement collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted ABL Collateral) in connection with any Cash Collateral use or DIP Financing or Fixed Asset DIP Financing, then the Controlling Fixed Asset Collateral Agent, on behalf of itself or any of the Fixed Asset Claimholders, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional or replacement collateral (other than on any Foreign Collateral), which Lien on any assets that constitute ABL Collateral will be subordinated to the Liens securing or providing adequate protection for the Revolving Credit Obligations on the same basis as the other Liens of the Fixed Asset Collateral Agents on ABL Collateral;

(2) if the Fixed Asset Claimholders (or any subset thereof) are granted adequate protection with respect to the Fixed Asset Collateral in the form of additional or replacement collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted Fixed Asset Collateral) in connection with any Cash Collateral use or DIP Financing or Fixed Asset DIP Financing, then the Revolving Credit Collateral Agent, on behalf of itself or any of the Revolving Credit Claimholders, may seek or request adequate protection with respect to its interests in such Collateral in the form of a Lien on the same additional or replacement collateral, which Lien on any assets that constitute Fixed Asset Collateral will be subordinated to the Liens securing or providing adequate protection for the Fixed Asset Obligations on the same basis as the other Liens of the Revolving Credit Collateral Agent on Fixed Asset Collateral;

(3) in the event the Revolving Credit Collateral Agent, on behalf of itself or any of the Revolving Credit Claimholders, seeks or requests adequate protection in respect of ABL Collateral and such adequate protection is granted in the form of additional or replacement collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted ABL Collateral), then the Revolving Credit Collateral Agent, on behalf of itself and any of the Revolving Credit Claimholders, agrees that the Fixed Asset Collateral Agents may also be granted a Lien on the same additional or replacement collateral (other than on any Foreign Collateral) as adequate protection for the Fixed Asset Obligations and for any Cash Collateral use or DIP Financing or Fixed Asset DIP Financing provided by the Fixed Asset Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and any of the applicable Fixed Asset Claimholders, agrees that any Lien on such additional or replacement collateral that constitutes ABL Collateral securing or providing adequate protection for the Fixed Asset Obligations shall be subordinated to the Liens on such collateral securing or providing adequate protection for the Revolving Credit Obligations in connection with any such use of Cash Collateral or any such DIP Financing or Fixed Asset DIP Financing provided by the Fixed Asset Claimholders (and all Obligations relating thereto), all on the same basis as the other Liens of the Fixed Asset Collateral Agents on ABL Collateral; and

(4) in the event any Fixed Asset Collateral Agent, on behalf of itself or any of the Fixed Asset Claimholders, seeks or requests adequate protection in respect of Fixed Asset Collateral and such adequate protection is granted in the form of additional or replacement collateral of the Credit Parties (even if such collateral is not of a type which would otherwise have constituted Fixed Asset Collateral), then each Fixed Asset Collateral Agent, on behalf of itself and any of the Fixed Asset Claimholders, agrees that the Revolving Credit Collateral Agent may also be granted a Lien on the same additional or replacement collateral as adequate protection for the Revolving Credit Obligations and for any Cash Collateral use or DIP Financing or Fixed Asset DIP Financing provided by the Revolving Credit Claimholders, and the Revolving Credit Collateral Agent, on behalf of itself and any of the Revolving Credit Claimholders, agrees that any Lien on such additional or replacement collateral that constitutes Fixed Asset Collateral securing or providing adequate protection for the Revolving Credit Obligations shall be subordinated to the Liens on such collateral securing or providing adequate protection for the Fixed Asset Obligations in connection with any such use of cash Collateral or any such DIP Financing or Fixed Asset DIP Financing provided by the Revolving Credit Claimholders (and all Obligations relating thereto), all on the same basis as the other Liens of the Revolving Credit Collateral Agent on Fixed Asset Collateral.

iv) Except as otherwise expressly set forth in this Section 6 or in connection with the exercise of remedies with respect to (i) the ABL Collateral, nothing herein shall limit the rights of the Fixed Asset Collateral Agents or the Fixed Asset Claimholders from seeking adequate protection with respect to their rights in the Fixed Asset Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments, administrative claims or otherwise (other than from the proceeds of ABL Collateral)), other than in the form of a Lien on any Foreign Collateral (it being understood that the Fixed Asset Claimholders may not seek or receive any Lien on any Foreign Collateral as adequate protection or otherwise) or (ii) the Fixed Asset Collateral, nothing herein shall limit the rights of the Revolving Credit Collateral Agent or the Revolving Credit Claimholders from seeking adequate protection with respect to their rights in the ABL Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments, administrative claims or otherwise (other than from the proceeds of Fixed Asset Collateral)).

d) Avoidance Issues. If any Revolving Credit Claimholder or Fixed Asset Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the applicable Grantor any amount paid in respect of Revolving Credit Obligations or the Fixed Asset Obligations, as the case may be (a “Recovery”), then such Revolving Credit Claimholders or Fixed Asset Claimholders shall be entitled to a reinstatement of Revolving Credit Obligations or the Fixed Asset Obligations, as the case may be, with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

e) Post-Petition Interest.

i) No Fixed Asset Collateral Agent nor any Fixed Asset Claimholder shall oppose or seek to challenge any claim by the Revolving Credit Collateral Agent or any Revolving Credit Claimholder for allowance in any Insolvency or Liquidation Proceeding of Revolving Credit Obligations consisting of Post-Petition Interest, to the extent of the value of the Lien securing any Revolving Credit Claimholder’s claim, without regard to the existence of the Lien of the Fixed Asset Collateral Agent on behalf of the Fixed Asset Claimholders on the Collateral.

ii) Neither the Revolving Credit Collateral Agent nor any other Revolving Credit Claimholder shall oppose or seek to challenge any claim by any Fixed Asset Collateral Agent or any Fixed Asset Claimholder for allowance in any Insolvency or Liquidation Proceeding of Fixed Asset Obligations consisting of Post-Petition Interest, to the extent of the value of the Lien securing any Fixed Asset Claimholder’s claim, without regard to the existence of the Lien of the Revolving Credit Collateral Agent on behalf of the Revolving Credit Claimholders on the Collateral.

f) Waivers – 506(c) and 1111(b)(2) Issues.

i) Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, waives any claim it may hereafter have against any Revolving Credit Claimholder arising out of the election of any Revolving Credit Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or out of any grant of a security interest in connection with the ABL Collateral in any Insolvency or Liquidation Proceeding.

ii) The Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, waives any claim it may hereafter have against any Fixed Asset Claimholder arising out of the election of any Fixed Asset Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or out of any grant of a security interest in connection with the Fixed Asset Collateral in any Insolvency or Liquidation Proceeding.

iii) Until the Discharge of the Revolving Credit Obligations has occurred, each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens on ABL Collateral securing the Revolving Credit Obligations for costs or expenses of preserving or disposing of any Collateral. Until the Discharge of the Fixed Asset Obligations has occurred, the Revolving Credit Collateral Agent, for itself and on behalf of the other Revolving Credit Claimholders, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens on Fixed Asset Collateral securing the Fixed Asset Obligations for costs or expenses of preserving or disposing of any Collateral.

g) Separate Grants of Security and Separate Classification.

i) Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, acknowledges and agrees that the grants of Liens pursuant to the Revolving Credit Collateral Documents and the Fixed Asset Collateral Documents constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the Fixed Asset Obligations are fundamentally different from the Revolving Credit Obligations and must be separately classified in any plan of reorganization or other dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. In furtherance of the foregoing, the Fixed Asset Collateral Agent, each for itself and on behalf of the applicable Fixed Asset Claimholders, and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, each agrees that the Fixed Asset Claimholders and the Revolving Credit Claimholders will vote as separate classes in connection with any plan of reorganization or other dispositive restructuring plan in any Insolvency or Liquidation Proceeding and that no Collateral Agent nor any Claimholder will seek to vote with the other as a single class in connection with any plan of reorganization or other dispositive restructuring plan in any Insolvency or Liquidation Proceeding.

ii) To further effectuate the intent of the parties as provided in this Section 6.7, if it is held that the claims of the Fixed Asset Claimholders and the Revolving Credit Claimholders in respect of the Fixed Asset Facility Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims with respect to such Fixed Asset Facility Collateral), then each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Fixed Asset Facility Collateral (with the effect being that, to the extent that the aggregate value of the Fixed Asset Collateral is sufficient (for this purpose ignoring all claims held by the Revolving Credit Claimholders), the Fixed Asset Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, expenses and other claims, all amounts owing in respect of Post-Petition Interest, including any additional interest payable pursuant to the Fixed Asset Documents, arising from or related to a default, whether or not a claim therefor is allowed or allowable in any Insolvency or Liquidation Proceeding) before any distribution is made from the Fixed Asset Collateral in respect of the claims held by the Revolving Credit Claimholders, with the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby acknowledging and agreeing to turn over to the Controlling Fixed Asset Collateral Agent, for itself and on behalf of the Non-Controlling Fixed Asset Collateral Agent and the Fixed Asset Claimholders, amounts otherwise received or receivable by them from the Fixed Asset Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Revolving Credit Claimholders).

iii) To further effectuate the intent of the parties as provided in this Section 6.7, if it is held that the claims of the Fixed Asset Claimholders and the Revolving Credit Claimholders in respect of the Revolving Credit Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims with respect to such Revolving Credit Collateral (it being understood that, in accordance with Section 2.6, the Fixed Asset Collateral Claimholders do not have any secured claim with respect to the Foreign Collateral)), then each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Revolving Credit Collateral (with the effect being that, to the extent that the aggregate value of the Revolving Credit Collateral is sufficient (for this purpose ignoring all claims held by the Fixed Asset Claimholders), the Revolving Credit Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, expenses and other claims, all amounts owing in respect of Post-Petition Interest, including any additional interest payable pursuant to the Revolving Credit Agreement, arising from or related to a default, whether or not a claim therefor is allowed or allowable in any Insolvency or Liquidation Proceeding) before any distribution is made from the Revolving Credit Collateral in respect of the claims held by the Fixed Asset Claimholders, with each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, hereby acknowledging and agreeing to turn over to the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, amounts otherwise received or receivable by them from the Revolving Credit Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Fixed Asset Claimholders).

iv) Each Fixed Asset Collateral Agent, for itself and on behalf of the applicable Fixed Asset Claimholders, and the Revolving Credit Collateral Agent, for itself and on behalf of the Revolving Credit Claimholders, acknowledges and agrees that no Revolving Credit Claimholder nor any Fixed Asset Claimholder (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote for, or otherwise support directly or indirectly any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement.

v) If, in any Insolvency or Liquidation Proceeding involving a Grantor, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed or reinstated (in whole or in part) pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the Revolving Credit Obligations and on account of the Fixed Asset Obligations, then, to the extent the debt obligations distributed on account of the Revolving Credit Obligations and on account of the Fixed Asset Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

h) Enforceability and Continuing Priority. This Agreement shall be applicable both before and after the commencement of any Insolvency or Liquidation Proceeding and all converted or succeeding cases in respect thereof. The relative rights of Claimholders in or to any distributions from or in respect of any Collateral or Proceeds of Collateral shall continue after the commencement of any Insolvency or Liquidation Proceeding. Accordingly, the provisions of this Agreement (including, without limitation, Section 2.1 hereof) are intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510(a) of the Bankruptcy Code.

i) Sales. Subject to Sections 3.1(c)(5) and 3.2(c)(5) and 3.3, each Collateral Agent agrees that it will consent, and will not object or oppose, or support any party in opposing, a motion to dispose of any Priority Collateral of the other party free and clear of any Liens or other claims under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law if the requisite Revolving Credit Claimholders under the Revolving Credit Agreement or Fixed Asset Claimholders under the applicable Fixed Asset Documents, as the case may be, have consented to such disposition of their respective Priority Collateral, such motion does not impair, subject to the priorities set forth in this Agreement, the rights of such party under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (so long as the right of any Fixed Asset Claimholder to offset its claim against the purchase price for any ABL Collateral exists only after the Revolving Credit Obligations have been paid in full in cash, and so long as the right of any Revolving Credit Claimholder to offset its claim against the purchase price for any Fixed Asset Collateral exists only after the Fixed Asset Obligations have been paid in full in cash), and the terms of any proposed order approving such transaction provide for the respective Liens to attach to the proceeds of the Priority Collateral that is the subject of such disposition, subject to the Lien priorities in Section 2.1 and the other terms and conditions of this Agreement. Each Fixed Asset Collateral Agent and the Revolving Credit Collateral Agent further agrees that it will not oppose, or support any party in opposing, the right of the other party to credit bid under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to its respective Priority Collateral, subject to the provision of the immediately preceding sentence with respect to the Priority Collateral or the other party.

7) Reliance; Waivers, Etc.

a) Reliance. Other than any reliance on the terms of this Agreement, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under its Revolving Credit Documents, acknowledges that it and such Revolving Credit Claimholders have, independently and without reliance on any Fixed Asset Collateral Agent or any Fixed Asset Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such Revolving Credit Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Revolving Credit Agreement or this Agreement. Other than any reliance on the terms of this Agreement, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, acknowledges that it and the Fixed Asset Claimholders have, independently and without reliance on the Revolving Credit Collateral Agent or any Revolving Credit Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Fixed Asset Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Fixed Asset Documents or this Agreement.

b) No Warranties or Liability. The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under the Revolving Credit Documents, acknowledges and agrees that no Fixed Asset Collateral Agent nor any Fixed Asset Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Fixed Asset Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided in this Agreement, the Fixed Asset Collateral Agents and the Fixed Asset Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the Fixed Asset Documents in accordance with law and the Fixed Asset Documents, as they may, in their sole discretion, deem appropriate. Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, acknowledges and agrees that neither the Revolving Credit Collateral Agent nor any Revolving Credit Claimholder has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Revolving Credit Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. Except as otherwise provided in this Agreement, the Revolving Credit Collateral Agent and the Revolving Credit Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under their respective Revolving Credit Documents in accordance with law and the Revolving Credit Documents, as they may, in their sole discretion, deem appropriate. No Fixed Asset Collateral Agent nor any Fixed Asset Claimholders shall have any duty to the Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders, and the Revolving Credit Collateral Agent and the Revolving Credit Claimholders shall have no duty to any Fixed Asset Collateral Agent or any of the Fixed Asset Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Revolving Credit Documents and the Fixed Asset Documents), regardless of any knowledge thereof which they may have or be charged with.

c) No Waiver of Lien Priorities.

i) No right of the Collateral Agents, the Revolving Credit Claimholders or the Fixed Asset Claimholders to enforce any provision of this Agreement or any Revolving Credit Document or Fixed Asset Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by such Collateral Agents, Revolving Credit Claimholders or Fixed Asset Claimholders or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Revolving Credit Documents or any of the Fixed Asset Documents, regardless of any knowledge thereof which the Collateral Agents or the Revolving Credit Claimholders or Fixed Asset Claimholders, or any of them, may have or be otherwise charged with.

ii) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the Revolving Credit Documents and Fixed Asset Documents and subject to the provisions of Sections 2.3, 2.4 and 5.3), the Collateral Agents, the Revolving Credit Claimholders and the Fixed Asset Claimholders may, at any time and from time to time in accordance with the Revolving Credit Documents and Fixed Asset Documents and/or applicable law, without the consent of, or notice to, the other Collateral Agent or the Revolving Credit Claimholders or the Fixed Asset Claimholders (as the case may be), without incurring any liabilities to such Persons and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy is affected, impaired or extinguished thereby) do any one or more of the following:

(1) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the Obligations or any Lien or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the Collateral Agents or any rights or remedies under any of the Revolving Credit Documents or the Fixed Asset Documents;

(2) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral (except to the extent provided in this Agreement) or any liability of any Grantor or any liability incurred directly or indirectly in respect thereof;

(3) settle or compromise any Obligation or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability in any manner or order that is not inconsistent with the terms of this Agreement; and

(4) exercise or delay in or refrain from exercising any right or remedy against any security or any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor.

iii) Except as otherwise provided herein, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, also agrees that the Fixed Asset Claimholders and the Fixed Asset Collateral Agents shall have no liability to the Revolving Credit Collateral Agent or any Revolving Credit Claimholders, and the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, hereby waives any claim against any Fixed Asset Claimholder or any Fixed Asset Collateral Agent, arising out of any and all actions which the Fixed Asset Claimholders or any Fixed Asset Collateral Agent may take or permit or omit to take with respect to:

(1) the Fixed Asset Documents;

(2) the collection of the Fixed Asset Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any Fixed Asset Collateral.

The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees that the Fixed Asset Claimholders and the Fixed Asset Collateral Agents have no duty to them in respect of the maintenance or preservation of the Fixed Asset Collateral, the Fixed Asset Obligations or otherwise.

iv) Except as otherwise provided herein, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, also agrees that the Revolving Credit Claimholders and the Revolving Credit Collateral Agent shall have no liability to the Fixed Asset Collateral Agents or any Fixed Asset Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, hereby waives any claim against any Revolving Credit Claimholder or the Revolving Credit Collateral Agent, arising out of any and all actions which the Revolving Credit Claimholders or the Revolving Credit Collateral Agent may take or permit or omit to take with respect to:

(1) the Revolving Credit Documents;

(2) the collection of the Revolving Credit Obligations; or

(3) the foreclosure upon, or sale, liquidation or other disposition of, any ABL Collateral.

Each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees that the Revolving Credit Claimholders and the Revolving Credit Collateral Agent have no duty to them in respect of the maintenance or preservation of the ABL Collateral, the Revolving Credit Obligations or otherwise.

v) Until the Discharge of Fixed Asset Obligations, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Fixed Asset Collateral or any other similar rights a junior secured creditor may have under applicable law.

vi) Until the Discharge of Revolving Credit Obligations, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Collateral or any other similar rights a junior secured creditor may have under applicable law.

d) Obligations Unconditional. All rights, interests, agreements and obligations of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

any lack of validity or enforceability of any Revolving Credit Documents or any Fixed Asset Documents;

except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of, or in any other terms of, all or any of the Revolving Credit Obligations or Fixed Asset Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any Revolving Credit Document or any Fixed Asset Document;

except as otherwise expressly set forth in this Agreement, any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Revolving Credit Obligations or Fixed Asset Obligations or any guaranty thereof;

the commencement of any Insolvency or Liquidation Proceeding in respect of the any Grantor; or

any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the Revolving Credit Collateral Agent, the Revolving Credit Obligations, any Revolving Credit Claimholder, the Fixed Asset Collateral Agent, the Fixed Asset Obligations or any Fixed Asset Claimholder in respect of this Agreement.

8) Miscellaneous.

a) Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Revolving Credit Document or any Fixed Asset Document, the provisions of this Agreement shall govern and control.

b) Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of lien subordination and the Revolving Credit Claimholders and Fixed Asset Claimholders may continue, at any time and without notice to any Collateral Agent, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor in reliance hereon. Each of the Collateral Agents, on behalf of itself and the Revolving Credit Claimholders or the Fixed Asset Claimholders, as the case may be, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Consistent with, but not in limitation of, the preceding sentence, each Collateral Agent, on behalf of the applicable Claimholders, irrevocably acknowledges that this Agreement constitutes a “subordination agreement” within the meaning of both New York law and Section 510(a) of the Bankruptcy Code. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Grantor shall include such Grantor as debtor and debtor-in-possession and any receiver or trustee for any Grantor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

with respect to the Revolving Credit Collateral Agent, the Revolving Credit Claimholders and the Revolving Credit Obligations, on the date of the Discharge of Revolving Credit Obligations, subject to the rights of the Revolving Credit Claimholders under Section 6.4; and

with respect to the Fixed Asset Collateral Agents, the Fixed Asset Claimholders and the Fixed Asset Obligations, on the date of the Discharge of Fixed Asset Obligations, subject to the rights of the Fixed Asset Claimholders under Section 6.4.

c) Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by any Fixed Asset Collateral Agent or the Revolving Credit Collateral Agent shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Notwithstanding the foregoing, (a) no Grantor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent that such amendment, modification or waiver (i) adversely affects or impairs its rights hereunder, under the Fixed Asset Documents or under the Revolving Credit Documents, (ii) imposes any additional obligation or liability upon it or (iii) amends, modifies or waives any provision of Section 6.1 of this Agreement and (b) without the consent of the Collateral Agents, any additional Grantors other than Foreign Grantors shall sign an acknowledgement to this Agreement whereupon each such Person will be bound by the terms hereof to the same extent as if it had acknowledged this Agreement as of the date hereof.

d) Information Concerning Financial Condition of the Grantors and their Subsidiaries. The Revolving Credit Collateral Agent and the Revolving Credit Claimholders, on the one hand, and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Grantors and their Subsidiaries and all endorsers and/or guarantors of the Revolving Credit Obligations or the Fixed Asset Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Revolving Credit Obligations or the Fixed Asset Obligations. Neither the Revolving Credit Collateral Agent and the Revolving Credit Claimholders, on the one hand, nor the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, on the other hand, shall have any duty to advise the other of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that either the Revolving Credit Collateral Agent or any of the Revolving Credit Claimholders, on the one hand, or any Fixed Asset Collateral Agent and the Fixed Asset Claimholders, on the other hand, undertakes at any time or from time to time to provide any such information to any of the others, it or they shall be under no obligation:

to make, and shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

to provide any additional information or to provide any such information on any subsequent occasion;

to undertake any investigation; or

to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

e) Subrogation.

i) With respect to the value of any payments or distributions in cash, property or other assets that any of the Fixed Asset Claimholders or any Fixed Asset Collateral Agent pays over to the Revolving Credit Collateral Agent or the Revolving Credit Claimholders under the terms of this Agreement, the Fixed Asset Claimholders and Fixed Asset Collateral Agents shall be subrogated to the rights of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders; provided, however, that, each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Revolving Credit Obligations has occurred. The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by any Fixed Asset Collateral Agent or the Fixed Asset Claimholders that are paid over to the Revolving Credit Collateral Agent or the Revolving Credit Claimholders pursuant to this Agreement shall not reduce any of the Fixed Asset Obligations.

ii) With respect to the value of any payments or distributions in cash, property or other assets that any of the Revolving Credit Claimholders or the Revolving Credit Collateral Agent pays over to any Fixed Asset Collateral Agent or the Fixed Asset Claimholders under the terms of this Agreement, the Revolving Credit Claimholders and the Revolving Credit Collateral Agent shall be subrogated to the rights of the Fixed Asset Collateral Agents and the Fixed Asset Claimholders; provided, however, that, the Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Fixed Asset Obligations has occurred. The Grantors acknowledge and agree that, to the extent permitted by applicable law, the value of any payments or distributions in cash, property or other assets received by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders that are paid over to the Fixed Asset Collateral Agents or the Fixed Asset Claimholders pursuant to this Agreement shall not reduce any of the Revolving Credit Obligations.

f) SUBMISSION TO JURISDICTION, WAIVERS.

i) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

(1) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.7; AND

(4) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

ii) EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND

THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE; MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.6(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

iii) EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER REVOLVING CREDIT DOCUMENT OR FIXED ASSET DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

g) Notices. All notices to the Fixed Asset Claimholders and the Revolving Credit Claimholders permitted or required under this Agreement shall also be sent to the Fixed Asset Collateral Agents and the Revolving Credit Collateral Agent, respectively. Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on Exhibit B hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

h) Further Assurances. The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders under the Revolving Credit Documents, and each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders under the Fixed Asset Documents, and the Grantors, agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Borrower, Revolving Credit Collateral Agent or any Fixed Asset Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

i) APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

j) Binding on Successors and Assigns. This Agreement shall be binding upon the Revolving Credit Collateral Agent, the Revolving Credit Claimholders, the Fixed Asset Collateral Agents, the Fixed Asset Claimholders and their respective successors and assigns.

k) Specific Performance. Each of the Revolving Credit Collateral Agent and each Fixed Asset Collateral Agent may demand specific performance of this Agreement. The Revolving Credit Collateral Agent, on behalf of itself and the Revolving Credit Claimholders, and each Fixed Asset Collateral Agent, on behalf of itself and the applicable Fixed Asset Claimholders, hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Revolving Credit Collateral Agent or the Revolving Credit Claimholders or any Fixed Asset Collateral Agent or the Fixed Asset Claimholders, as the case may be.

l) Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

m) Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

n) Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

o) No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Collateral Agents, the Revolving Credit Claimholders and the Fixed Asset Claimholders and, with respect to Sections 5.1, 5.2, 5.3, 5.4, 5.7, and 8.3, the Borrowers and the other Grantors. Nothing in this Agreement shall impair, as between the Grantors and the Revolving Credit Collateral Agent and the Revolving Credit Claimholders, or as between the Grantors and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders, the obligations of the Grantors to pay principal, interest, fees and other amounts as provided in the Revolving Credit Documents and the Fixed Asset Documents, respectively.

p) Provisions to Define Relative Rights. The provisions of this Agreement are and are intended for the purpose of defining the relative rights of the Revolving Credit Collateral Agent and the Revolving Credit Claimholders on the one hand and the Fixed Asset Collateral Agents and the Fixed Asset Claimholders on the other hand. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the Revolving Credit Obligations and the Fixed Asset Obligations as and when the same shall become due and payable in accordance with their terms.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

Initial Fixed Asset Collateral Agent

JPMORGAN CHASE BANK, N.A.,
as Initial Fixed Asset Collateral Agent

By:
Name:
Title: Authorized Signatory

Revolving Credit Administrative Agent

JPMORGAN CHASE BANK, N.A., as Revolving Credit Administrative Agent

By:
Name:
Title:

Revolving Credit Collateral Agent

JPMORGAN CHASE BANK, N.A., as Revolving Credit Collateral Agent

By:
Name:
Title:

Acknowledged and Agreed to by: Holdings

CORTES NP INTERMEDIATE HOLDING II CORPORATION

By:

Name:
Title:

Borrowers

CORTES NP ACQUISITION CORPORATION
By:
Name:
Title:

Guarantors

CORTES NP INTERMEDIATE HOLDING II CORPORATION

CORTES NP ACQUISITION CORPORATION

ALBER CORP.

ASCO POWER GP, LLC

ASCO POWER TECHNOLOGIES, L.P.

ASCO SERVICES, INC.

AVOCENT CORPORATION

AVOCENT FREMONT, LLC

AVOCENT HUNTSVILLE, LLC

AVOCENT REDMOND CORP.

AVOCENT TEXAS CORP.

ELECTRICAL RELIABILITY SERVICES, INC.

EMERSON NETWORK POWER SOLUTIONS, INC.

EMERSON NETWORK POWER, ENERGY SYSTEMS, NORTH AMERICA, INC.

EMERSON NETWORK POWER, LIEBERT SERVICES, INC.

GREAT RIVER HOLDING LLC

HIGH VOLTAGE MAINTENANCE CORPORATION

LIEBERT CORPORATION

LIEBERT FIELD SERVICES, INC.

LIEBERT NORTH AMERICA, INC.

LIEBERT PROPERTY HOLDINGS, L.L.C.

NORTHERN TECHNOLOGIES, INC.

U P SYSTEMS, INCORPORATED

VERTIV CO.

By:
Name:
Title:

Exhibit A

[FORM OF] JOINDER AGREEMENT NO. [ ] dated as of [     ], 20[ ] to the INTERCREDITOR AGREEMENT dated as of November 30, 2016 (the “Intercreditor Agreement”), among Cortes NP Acquisition Corporation, a Delaware corporation (the “Borrower”), Cortes NP Intermediate Holding II Corporation, a Delaware corporation (“Holdings”), certain subsidiaries and affiliates of Holdings (each a “Grantor”), JPMorgan Chase Bank, N.A., as Revolving Credit Administrative Agent and as Revolving Credit Collateral Agent, under the Revolving Credit Agreement, and JPMorgan Chase Bank, N.A., as Initial Fixed Asset Administrative Agent and as Initial Fixed Asset Collateral Agent, under the Initial Fixed Asset Facility Agreement and Controlling Fixed Asset Collateral Agent the Additional Fixed Asset Collateral Agents from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. As a condition to the ability of the Borrower or any other Grantor to incur Additional Fixed Asset Debt after the date of the Intercreditor Agreement and to secure such Additional Fixed Asset Debt with the Lien and to have such Additional Fixed Asset Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Fixed Asset Collateral Documents, the collateral agent in respect of such Additional Fixed Asset Debt is required to become an Additional Fixed Asset Collateral Agent under, and such Additional Fixed Asset Debt and the Additional Fixed Asset Claimholders in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 5.7(b) of the Intercreditor Agreement provides that such collateral agent may become a Fixed Asset Collateral Agent under, and such Additional Fixed Asset Debt and such Additional Fixed Asset Claimholders may become subject to and bound by, Intercreditor Agreement, pursuant to the execution and delivery by the New Additional Fixed Asset Collateral Agent (as defined below) of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.7 of the Intercreditor Agreement. The undersigned collateral agent (the “New Additional Fixed Asset Collateral Agent”) is executing this Joinder Agreement in accordance with the requirements of the applicable Secured Revolver/Fixed Asset Documents.

Accordingly, the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and the New Additional Fixed Asset Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.7(b) of the Intercreditor Agreement, the New Additional Fixed Asset Collateral Agent by its signature below becomes a Fixed Asset Collateral Agent under, and the related Additional Fixed Asset Debt and Additional Fixed Asset Claimholders become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Additional Fixed Asset Collateral Agent had originally been named therein as a Fixed Asset Collateral Agent, and the New Additional Fixed Asset Collateral Agent, on behalf of itself and such Additional Fixed Asset Claimholders, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Fixed Asset Collateral Agent and to the Additional Fixed Asset Claimholders that it represents as Additional Fixed Asset Claimholders. Each reference to a “Fixed Asset Collateral Agent” or “Additional Fixed Asset Collateral Agent” in the Intercreditor Agreement shall be deemed to include the New Additional Fixed Asset Collateral Agent. The Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Additional Fixed Asset Collateral Agent represents and warrants to the Revolving Credit Collateral Agent, the Controlling Fixed Asset Collateral Agent and the other Claimholders that (i) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee] under [describe new Fixed Asset Facility], (ii) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, (iii) the Fixed Asset Documents relating to such Additional Fixed Asset Debt provide that, upon the New Additional Fixed Asset Collateral Agent’s entry into this Joinder Agreement, the Additional Fixed Asset Claimholders in respect of such Additional Fixed Asset Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Fixed Asset Claimholders and (iv) the applicable Additional Fixed Asset Claimholders and the Collateral with respect to such Additional Fixed Asset Debt have agreed to be bound by the terms and conditions of the Intercreditor Agreement.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the New Additional Fixed Asset Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.7 of the Intercreditor Agreement. All communications and notices hereunder to the New Additional Fixed Asset Collateral Agent shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Borrower agrees to reimburse the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent for their respective reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent.

IN WITNESS WHEREOF, the New Additional Fixed Asset Collateral Agent , the Revolving Credit Collateral Agent and the Controlling Fixed Asset Collateral Agent have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW ADDITIONAL FIXED ASSET COLLATERAL AGENT
as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

JPMORGAN CHASE BANK, N.A., as Revolving Credit Collateral Agent

By:
Name:
Title:

[ ], as Controlling Fixed Asset Collateral Agent

By:
Name:
Title:

Acknowledged by:

CORTES NP ACQUISITION CORPORATION

By:
Name:
Title:

THE GRANTORS

LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the

Joinder Agreement to the

Intercreditor Agreement

Grantors

1. [        ]

Exhibit B

Notice Addresses

Initial Fixed Asset Collateral Agent:

JPMorgan Chase Bank, N.A.

CIB DMO WLO

Mail Code NY1-C413

4 CMC, Brooklyn, NY 11245-0001

Revolving Credit Administrative Agent:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road NCC5, Floor 1

Newark, DE 19713

Attention: Dina Scarfo, Account Manager

Telephone No.: (302) 634-1903

Telecopier No.: (302) 634-4250

Email: Dina.E.Scarfo@chase.com

Revolving Credit Collateral Agent:

JPMorgan Chase Bank, N.A.

CIB DMO WLO

Mail Code NY1-C413

4 CMC, Brooklyn, NY 11245-0001

Grantors:

c/o Cortes NP Acquisition Corporation,

c/o Platinum Equity, LLC

360 North Crescent Drive

Beverly Hills, CA 90210

Attention: Legal Department

Telecopier No.: (310) 712-1863)

B-1